Exhibit 2.1

The representations and warranties included in this Business Combination Agreement (the “Agreement”) were made by the parties to the Agreement for their respective contractual benefit. These representations and warranties are made as of specific dates, only for purposes of the Agreement and for the benefit of the parties thereto. These representations and warranties are subject to important exceptions and limitations agreed upon by the parties, including being qualified by confidential disclosures, made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and were made subject to a contractual standard of materiality that may differ from the standard generally applicable under federal securities laws. The Agreement is filed with this report only to provide investors with information regarding its terms and conditions, and not to provide any other factual information regarding the Company or its business. Information concerning the subject matter of the representations and warranties may have changed, and may continue to change, since the date of the Agreement, and such subsequent information may or may not be fully reflected in the Company’s public reports. Investors should not rely on the representations and warranties contained in the Agreement or any description thereof as characterizations of the actual state of facts or condition of the Company, its subsidiaries or affiliates. The information in the Agreement should be considered together with the Company’s public reports filed with the Securities and Exchange Commission.

Execution Version

BUSINESS COMBINATION AGREEMENT

among

GLOBE SPECIALTY METALS, INC.,

GRUPO FERROATLÁNTICA, S.A.U.,

GRUPO VILLAR MIR, S.A.U.,

VELONEWCO LIMITED

and

GORDON MERGER SUB, INC.

Dated as of February 23, 2015

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3.17	Material Contracts	34
3.18	Intellectual Property	36
3.19	Insurance	37
3.20	Customers and Suppliers	38
3.21	Related Party Transactions	38
3.22	Opinion of Financial Advisor	38
3.23	Broker’s Fees	38
3.24	Ownership of Equity Interests in FA and Grupo VM	38

Article 4 Representations and Warranties of FA		38

4.1	Corporate Organization	38
4.2	FA Capitalization	39
4.3	Authority; Execution and Delivery; Enforceability	40
4.4	No Conflicts	40
4.5	Securities Laws; Financial Statements; Undisclosed Liabilities	41
4.6	Absence of Certain Changes or Events	42
4.7	Information Supplied	42
4.8	Legal Proceedings	42
4.9	Compliance with Laws	43
4.10	Permits	44
4.11	Employee Benefit Plans	45
4.12	Employee and Labor Matters	46
4.13	Environmental Matters	47
4.14	Title to and Sufficiency of Assets	47
4.15	Real Property	48
4.16	Tax Matters	49
4.17	Material Contracts	52
4.18	Intellectual Property	54
4.19	No Leakage	56
4.20	Insurance	56
4.21	Customers and Suppliers	57
4.22	Related Party Transactions	57
4.23	Broker’s Fees	57

Article 5 Representations and Warranties of GRUPO VM		57

5.1	Corporate Organization	57
5.2	Authority; Execution and Delivery; Enforceability	58
5.3	No Conflicts	58
5.4	Title to Shares	59
5.5	Legal Proceedings	59
5.6	Broker’s Fees	59
5.7	Intended Tax Treatment	59
5.8	Holdco Tax Residence and Status	59
5.9	Purchase for Own Account	60
5.10	Ownership of Equity Interests in GSM	60

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Article 6 Representations and Warranties of HOLDCO AND MERGER SUB		61

6.1	Corporate Organization	61
6.2	Capitalization	61
6.3	Authority; Execution and Delivery; Enforceability	61
6.4	No Conflicts	62
6.5	Legal Proceedings	62
6.6	Intended Tax Treatment	62
6.7	Holdco Tax Residence and Status	63
6.8	Broker’s Fees	63

Article 7 Covenants		63

7.1	Conduct of Business by GSM Pending the Effective Time	63
7.2	Conduct of Business by FA Pending the Effective Time	66
7.3	Preparation of the Form F-4 and the Proxy Statement / Prospectus; NASDAQ Listing Application; Shareholders Meeting	69
7.4	No Solicitation of Transactions	71
7.5	Access to Information; Confidentiality	74
7.6	Regulatory Approvals; Other Appropriate Action	74
7.7	Certain Notices	76
7.8	Public Announcements	76
7.9	Indemnification; Directors’ and Officers’ Insurance	77
7.10	Financing Matters	78
7.11	Section 16 Matters	78
7.12	Leakage	79
7.13	Conduct of Holdco and Merger Sub Business	79
7.14	Treatment of Related Party Transactions	79
7.15	Tax Matters	79
7.16	R&W Insurance Policy	80
7.17	Transition Services	80
7.18	Insurance Matters	81

Article 8 Conditions to Consummation of the TRANSACTIONS		82

8.1	Conditions to Obligations of Each Party Under This Agreement	82
8.2	Conditions to Obligations of GSM Under This Agreement	82
8.3	Conditions to Obligations of FA and Grupo VM Under This Agreement	84

Article 9 Termination, Amendment and Waiver		85

9.1	Termination	85
9.2	Effect of Termination	86
9.3	Termination Fee; Expenses	86
9.4	Amendment or Supplement	88
9.5	Extension of Time; Waiver	89

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Article 10 Indemnification by Grupo VM		89

10.1	Indemnification	89
10.2	Third Party Claim Procedures	90
10.3	Direct Claim Procedures	91
10.4	Exclusive Remedy; Other Limitations	91
10.5	Survival	91
10.6	Independent Board Committee	92

Article 11 General Provisions		93

11.1	Notices	93
11.2	Certain Definitions	93
11.3	Terms Defined Elsewhere	104
11.4	Headings	109
11.5	Severability	109
11.6	Entire Agreement	109
11.7	Assignment	110
11.8	Parties in Interest	110
11.9	Mutual Drafting; Interpretation	110
11.10	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	110
11.11	Counterparts	112
11.12	Delivery by Facsimile or Email	112
11.13	Specific Performance	112
11.14	Disclosure Schedules	113

EXHIBITS

Exhibit A	Form of Grupo VM Shareholders’ Agreement
Exhibit B	Form of AK Shareholders’ Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Amended and Restated Certificate of Incorporation of Surviving Corporation
Exhibit E	Sample Closing Statement
Exhibit F	Form of Holdco Articles
Exhibit G	Form of Tax Opinion
Exhibit H	Form of Officer’s Certificates

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BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is dated as of February 23, 2015, by and among Globe Specialty Metals, Inc., a Delaware corporation (“GSM”), Grupo Villar Mir, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima (“Grupo VM”), Grupo FerroAtlántica, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima and wholly-owned subsidiary of Grupo VM (“FA”), Velonewco Limited, a private limited company incorporated under the laws of England and a wholly-owned subsidiary of Grupo VM (“Holdco”), and Gordon Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holdco (“Merger Sub”).

RECITALS

WHEREAS, each of GSM and FA desire, following the satisfaction or waiver of the conditions set forth in Article 8, to effect a strategic combination of their respective businesses under Holdco pursuant to which, upon the terms and subject to the conditions set forth in this Agreement: (a) Holdco shall acquire from Grupo VM all of the issued and outstanding ordinary shares (acciones), par value €1,000 per share (the “FA Shares”), of FA (the “Stock Exchange”); and (b) following the consummation and implementation of the Stock Exchange, Merger Sub shall merge with and into GSM, with GSM surviving the merger as a wholly-owned subsidiary of Holdco (the “Merger” and, together with the Stock Exchange and the other transactions contemplated by this Agreement, the “Transactions”);

WHEREAS, each of GSM and FA have determined that Holdco shall act as the parent company for their combined global businesses after consummation of the Transactions, formed under the laws of England and domiciled and a resident for tax purposes in the United Kingdom with its place of effective management in London, United Kingdom, due to, among other things, the strong business, financial and market environment in the United Kingdom, the modern, flexible and consistent body of corporate law in the United Kingdom, London’s position as a major hub in the global financial and banking system, London’s central location relative to the United States and Spain and ease of accessibility for certain of Holdco’s and its Subsidiaries’ directors, executive officers and managers, and the parties’ view that London offers an appropriate, neutral location from which the parties can best realize the anticipated strategic benefits, economies of scale and synergies of the proposed business combination;

WHEREAS, the Board of Directors of GSM (the “GSM Board”) has determined that the Stock Exchange, the Merger and the other Transactions are consistent with, and will further, the business strategies and goals of GSM and are in the best interests of the GSM shareholders, and (a) has approved and declared advisable this Agreement and the Transactions, including the Merger and (b) has determined, subject to its duties under applicable Law, to recommend that the GSM shareholders adopt this Agreement;

WHEREAS, the sole shareholder of Grupo VM, the Board of Directors of Grupo VM and the Board of Directors of FA (the “FA Board”) have determined that the Stock Exchange, the Merger and the other Transactions are consistent with, and will further, the business strategies and goals of Grupo VM and FA and are in the best interests of Grupo VM and FA, and have approved this Agreement and the Transactions, including the Stock Exchange;

WHEREAS, each of the sole shareholder of Holdco and the Board of Directors of Holdco (the “Holdco Board”) has determined that the Stock Exchange, the Merger and the other Transactions are consistent with, and will further, the business strategies and goals of Holdco and are most likely to promote the success of Holdco, and has approved this Agreement and the Transactions, including the Stock Exchange and the Merger;

WHEREAS, the Board of Directors of Merger Sub has determined that the Merger and the other Transactions are consistent with, and will further, the business strategies and goals of Merger Sub and are in the best interests of Merger Sub and its shareholder and has approved this Agreement and the Transactions, including the Merger, and has determined to recommend that the sole shareholder of Merger Sub adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement and condition to the willingness of FA and Grupo VM to enter into this Agreement, AK and certain other Persons are entering into a voting and support agreement with Grupo VM pursuant to which AK and the Persons who are signatories to such voting and support agreement have agreed, among other things, to vote, the GSM Common Stock held by AK and such Persons in favor of the Transactions;

WHEREAS, concurrently with, and as a condition to, the consummation of the Transactions, Grupo VM shall enter into a Shareholders’ Agreement with Holdco substantially in the form attached hereto as Exhibit A with respect to certain rights and obligations with respect to its Holdco Class A Shares (the “Grupo VM Shareholders’ Agreement”);

WHEREAS, concurrently with, and as a condition to, the consummation of the Transactions, AK and certain of his affiliates shall enter into a Shareholders’ Agreement with Holdco substantially in the form attached hereto as Exhibit B with respect to certain rights and obligations with respect to their Holdco Ordinary Shares (the “AK Shareholders’ Agreement” and, together with the Grupo VM Shareholders’ Agreement, the “Shareholders’ Agreements”);

WHEREAS, concurrently with, and as a condition to, the consummation of the Transactions, each of Grupo VM and AK and certain of his affiliates shall enter into a registration rights agreement with Holdco substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”);

WHEREAS, for U.S. federal income Tax purposes, it is intended that (i) the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and/or as a transaction described in Section 351(a) of the Code, (ii) the Merger should not result in gain being recognized because of the application of Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdco following the Merger that does not enter into a five-year gain recognition agreement in the form provided in U.S. Treasury Regulations Section 1.367(a)-8(c)), (the “Intended U.S. Tax Treatment”), (iii) if applicable, Grupo VM and the GSM shareholders will be in “control” of Holdco within the meaning of Section 351(a) of the Code immediately following the Transactions, (iv) if applicable, this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (v) if applicable, Holdco, GSM and Merger Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

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WHEREAS, for Spanish tax purposes, it is intended that (i) the Stock Exchange either (x) qualifies as a “share-for-share exchange” (canje de valores) under the Spanish corporate income tax (“Spanish CIT”) neutrality framework, as set out in Chapter VII, Title VII, of the Spanish CIT Law and benefits from the tax neutrality regime or (y) does not generate taxable income for Grupo VM pursuant to the Spanish participation exemption as currently set out in article 21 of the Spanish CIT Law, to be decided by Grupo VM at its own discretion, and (ii) the Merger does not result in a Spanish Non-Resident Income Tax liability for GSM and/or the GSM shareholders who (y) are not resident in Spain and do not act through a permanent establishment located in the Spanish territory and (z) are resident for tax purposes in the U.S. (the “Intended Spanish Tax Treatment” and, together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”); and

WHEREAS, each of the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article 1

The Stock exchange and The Merger

1.1         The Stock Exchange.

(a)          At the Closing and prior to the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Grupo VM shall (i) pay to FA as a capital contribution an amount in cash equal to the Estimated Grupo VM Adjustment, if any, and (ii) convey, assign, transfer and deliver to Holdco, and Holdco shall acquire and accept from Grupo VM, all of Grupo VM’s right, title and interest in and to the FA Shares, free and clear of all Liens; provided, however, that if the Adjustment Threshold is less than the Estimated Grupo VM Adjustment, then Grupo VM may elect, at its sole discretion, to instead contribute to FA an amount equal to the Adjustment Threshold (the election to contribute such lesser amount, the “Adjustment Threshold Election”); provided, further, that if, in such circumstance, Grupo VM does not make the Adjustment Threshold Election and elects to contribute an amount equal to the Estimated Grupo VM Adjustment, it shall waive the condition precedent described in Section 8.3(d)(i) if such condition cannot be satisfied solely as a consequence of Grupo VM’s election to contribute an amount equal to the Estimated Grupo VM Adjustment. Such capital contribution, if any, shall be made by wire transfer of immediately available funds an amount in cash equal to the Estimated Grupo VM Adjustment (or Adjustment Threshold, as applicable) to the account or accounts as may be designated in writing by FA.

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(b)          At the Closing and prior to the Effective Time, in consideration for the Stock Exchange, Holdco shall allot, and issue and deliver, or cause to be issued and delivered, to Grupo VM an aggregate of 98,078,161 newly issued Holdco Class A Shares.

(c)          The Stock Exchange shall be effective at 4:49 p.m., New York time, on the Closing Date, or at such other time as GSM and FA shall agree.

1.2         The Merger.

(a)          The Merger shall be conditioned upon the consummation and implementation of the Stock Exchange. At the Effective Time, Merger Sub shall be merged with and into GSM in accordance with the DGCL, and upon the terms and conditions set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and GSM shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, GSM shall become a wholly-owned subsidiary of Holdco.

(b)          The Merger shall have the effects specified in the DGCL. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of GSM and Merger Sub, all as provided under the DGCL.

(c)          At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated pursuant to the Merger in its entirety as set forth on Exhibit D, until thereafter changed or amended as provided therein or by applicable Law. The name of the Surviving Corporation immediately after the Effective Time shall be “Globe Specialty Metals, Inc.”. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of Merger Sub.

(d)          Immediately following the execution and delivery of this Agreement by the parties hereto, Holdco, in its capacity as the sole stockholder of Merger Sub, shall adopt this Agreement, in accordance with the DGCL, by written consent, and shall deliver a copy of such written consent to each of the parties hereto.

1.3         Grupo VM Adjustment.

(a)          At least ten Business Days prior to the expected Closing Date (and in any event not more than fifteen Business Days prior to the actual Closing Date), FA shall prepare and deliver to GSM a statement (the “Estimated Closing Statement”), based upon the estimated consolidated balance sheet of FA, consisting of a statement of FA and its Subsidiaries as of the close of business on the Business Day prior to the expected Closing Date, setting forth in reasonable detail calculations of the FA Estimated Closing Net Debt and the Estimated Grupo VM Adjustment, if any. The Estimated Closing Statement shall be prepared in good faith and in accordance with the Accounting Principles and shall be substantially in the form of, and use the line items set forth on, the Sample Closing Statement attached hereto as Exhibit E. FA shall provide to GSM and its Representatives such access to the books and records of FA and its Subsidiaries and to any other information, including such access to FA’s and its Subsidiaries’ employees and work papers of their accountants (subject to GSM entering into, and such accountants agreeing to, a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants), as GSM shall reasonably request, in connection with GSM’s review of the Estimated Closing Statement. GSM shall have the right to object to the amounts contained in the Estimated Closing Statement within three Business Days after the delivery of the Estimated Closing Statement to GSM. FA shall in good faith consider the objections, if any, of GSM to the Estimated Closing Statement and, if GSM has made any objections, will reissue an Estimated Closing Statement containing the Estimated Grupo VM Adjustment no later than two Business Days prior to the Closing Date with any such revisions that FA has determined in good faith are appropriate.

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(b)          As promptly as practicable following the Closing Date (but in any event within 90 days thereafter), Holdco shall prepare, or cause to be prepared, and deliver to Grupo VM a statement (the “Closing Statement”), based upon the consolidated balance sheet of FA and its Subsidiaries as of the close of business on the Business Day immediately preceding the Closing Date, setting forth in reasonable detail calculations of the FA Closing Net Debt and the Final Grupo VM Adjustment, if any, delivered pursuant to Section 1.3(f). The Closing Statement shall be prepared in good faith and in accordance with the Accounting Principles and shall be substantially in the form of, and use the line items set forth on, the Sample Closing Statement. Holdco shall provide to Grupo VM and its Representatives such access to the books and records of Holdco and its Subsidiaries and to any other information, including such access to Holdco’s and its Subsidiaries’ employees and work papers of the accountants who compiled or reviewed the Closing Statement or the underlying accounting data (subject to Grupo VM entering into, and such accountants agreeing to, a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants), as Grupo VM shall reasonably request, in connection with Grupo VM's review of the Closing Statement.

(c)          The Closing Statement shall become final, binding and conclusive upon Grupo VM and Holdco on the 30th day following Grupo VM’s receipt of the Closing Statement unless, on or prior to such 30th day, Grupo VM delivers to Holdco a written notice (a “Closing Statement Dispute Notice”) stating that Grupo VM in good faith disputes one or more items contained in the Closing Statement (it being acknowledged that such dispute shall only be lodged on the basis that an item was not prepared in accordance with this Agreement or that there was a mathematical error) (each, a “Disputed Item”) and specifying in reasonable detail each Disputed Item. If Grupo VM delivers a Closing Statement Dispute Notice in a timely manner, all items in the Closing Statement that are not Disputed Items shall be final, binding and conclusive as to Grupo VM and Holdco for all purposes hereunder, except for any such items that must be changed or adjusted as a direct consequence of a change or adjustment to a Disputed Item.

(d)          If Grupo VM delivers a Closing Statement Dispute Notice in a timely manner, then Grupo VM and Holdco shall seek in good faith to resolve the Disputed Items during the 30 day period beginning on the date Holdco receives the Closing Statement Dispute Notice (the “Resolution Period”). If Grupo VM and Holdco reach agreement with respect to any Disputed Items, Holdco shall revise the Closing Statement to reflect such agreement.

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(e)        Expert Determination.

(i)          If Grupo VM and Holdco are unable to resolve all Disputed Items during the Resolution Period, then, at the request of either party, Grupo VM and Holdco shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accountant for resolution. Grupo VM and Holdco shall enter into reasonable and customary arrangements for the services to be rendered by the Independent Accountant, including a customary confidentiality and nondisclosure agreement.

(ii)         In resolving matters submitted to it pursuant to this Section 1.3(e), the Independent Accountant: (A) shall make its final determination on all matters within 30 days after the Unresolved Items are submitted to it for resolution; (B) shall limit its review to the Unresolved Items; (C) shall not assign a value to any Unresolved Item that is greater than the greatest value or less than the smallest value for such Unresolved Item claimed by Grupo VM or Holdco; and (D) shall make a determination with respect to the Unresolved Items only in a manner consistent with this Section 1.3 and the Accounting Principles. The Independent Accountant is not authorized to, and shall not, make any other determination. Each of Grupo VM and Holdco shall use its reasonable best efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may reasonably request.

(iii)        Any disputes not within the scope of disputes to be resolved by the Independent Accountant pursuant to this Section 1.3(e)as well as any disputes about the scope of disputes to be resolved by the Independent Accountant pursuant to this Section 1.3(e) shall be resolved in accordance with Section 11.10. Any determination by the Independent Accountant, and any work or analyses performed by the Independent Accountant, may not be offered as evidence in any suit, action or proceeding as evidence of a breach of any representation or warranty in this Agreement or a breach of any covenant in this Agreement (other than a breach of this Section 1.3).

(iv)        The final determination by the Independent Accountant of the Unresolved Items shall: (i) be in writing; (ii) include the Independent Accountant’s determination of each Unresolved Item; and (iii) include a brief summary of the Independent Accountant’s reasons for its determination of each issue.

(v)         The dispute resolution by the Independent Accountant under this Section 1.3(e) shall constitute an expert determination and shall not constitute an arbitration. The determinations of the Independent Accountant shall be final, binding, and conclusive on Grupo VM and Holdco, absent fraud or manifest error. The fees, expenses and costs of the Independent Accountant shall be borne by Holdco.

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(f)          If the Final Grupo VM Adjustment, (x) as set forth on the Closing Statement delivered by Holdco to Grupo VM, if Grupo VM does not deliver a Closing Statement Dispute Notice in a timely manner pursuant to Section 1.3(c), (y) as agreed by Holdco and Grupo VM pursuant to Section 1.3(d) or (z) as set forth on the Closing Statement as adjusted for the Independent Accountant’s determination of the Unresolved Items in accordance with Section 1.3(e), as applicable, (i) exceeds the Estimated Grupo VM Adjustment (or Adjustment Threshold, if Grupo VM made the Adjustment Threshold Election) then, within five Business Days, Grupo VM shall pay, or cause to be paid, to Holdco, as additional consideration for the Holdco Class A Shares newly issued and delivered pursuant to Section 1.1(b), an amount in cash equal to such excess or (ii) is less than the Estimated Grupo VM Adjustment, (or Adjustment Threshold, if Grupo VM made the Adjustment Threshold Election), then, within five Business Days, Holdco shall pay or cause to be paid to Grupo VM, as additional consideration for the FA Shares transferred and delivered to Holdco pursuant to Section 1.1(b), an amount in cash equal to such deficiency. Any payment made pursuant to this Section 1.3(f) shall be made by wire transfer of immediately available funds to such account or accounts as may be designated in writing by Holdco or Grupo VM, as applicable.

1.4       Closing. The closing of the Stock Exchange and the Merger shall take place at the offices of Latham & Watkins LLP, 99 Bishopsgate, London EC2M 3XF, United Kingdom at 3:00 p.m. local time, as soon as practicable (and, in any event, within three Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article 8 (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or at such other time and place as GSM and FA shall agree. The date and time on which the Closing occurs is referred to herein as the “Closing Date.” For purposes of this Agreement, the “Closing” shall mean, with respect to each of the Stock Exchange and the Merger, the execution and delivery of all relevant legal and contractual documentation required hereunder and under (a) the laws of Spain and England with respect to the Stock Exchange and (b) the DGCL and the laws of England with respect to the Merger, in each case, to properly consummate the Stock Exchange and the Merger, respectively.

1.5         Closing Deliverables by Holdco and Merger Sub. At or prior to the Closing, Holdco and Merger Sub, as applicable, shall deliver, and the parties shall cause Holdco and Merger Sub to deliver, to GSM, Grupo VM and FA, as applicable:

(a)          Duly executed irrevocable instructions to the Exchange Agent by means of which the Holdco Shares will be issued in accordance with the provisions herein;

(b)          Duly executed counterparts of each Shareholders’ Agreement;

(c)          Duly executed counterparts of the Registration Rights Agreement;

(d)          Duly executed resolution of the Holdco Board approving (i) the re-registration of Holdco as a public limited company; (ii) the redesignation of the existing ordinary share of $1.00 nominal value in the share capital of Holdco into one Holdco Class A Share; (iii) the variation of the rights of the one Holdco Class A Share to reflect the rights of the Holdco Class A Shares as set out in the Holdco Articles; and (iv) the allotment and issuance of all of the Holdco Shares pursuant to the Stock Exchange and the Merger (including approval of irrevocable instructions to the Exchange Agent to issue all such Holdco Shares);

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(e)          The certificates, documents and other items required to be delivered by Section 8.1(f); and

(f)          The certificate of incorporation evidencing the re-registration of Holdco as a public limited company.

1.6         Closing Deliverables by Grupo VM and FA. At or prior to the Closing, Grupo VM and FA shall deliver, as applicable, or cause to be delivered, to Holdco and GSM, as applicable:

(a)          The title or titles representing the FA Shares (título o títulos nominativos de acciones) duly endorsed (endoso en propiedad) as required in order to validly transfer title to the FA Shares to Holdco;

(b)          The original share registry book of FA (libro registro de acciones nominativas) once the transfer of ownership over the FA Shares pursuant to the Stock Exchange has been duly recorded by the Secretary of the FA Board;

(c)          Duly executed counterparts of the Grupo VM Shareholders’ Agreement;

(d)          Duly executed counterparts of the Registration Rights Agreement;

(e)          The certificates, documents and other items required to be delivered by Section 8.1(f); and

(f)          Duly executed resolution by Grupo VM as sole shareholder of Holdco approving (i) the re-registration of Holdco as a public limited company; (ii) the redesignation of the existing ordinary share of $1.00 nominal value in the share capital of Holdco into one Holdco Class A Share; (iii) the variation of the rights of the one Holdco Class A Share to reflect the rights of the Holdco Class A Shares as set out in the Holdco Articles; (iv) the allotment and issuance of all of the Holdco Shares pursuant to the Stock Exchange and the Merger; (v) the Holdco Board giving irrevocable instructions to the Exchange Agent to issue all such Holdco Shares; and (vi) the adoption of the Holdco Articles.

1.7         Closing Deliverables by GSM. At or prior to the Closing, GSM shall deliver, or cause to be delivered, to Holdco, Grupo VM and FA, as applicable:

(a)          Duly executed counterparts of the AK Shareholders’ Agreement;

(b)          Duly executed counterparts of the Registration Rights Agreement; and

(c)          The certificates, documents and other items required to be delivered by Section 8.3.

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1.8         Effective Time of the Merger.

(a)          Subject to the terms and conditions set forth in this Agreement, on the Closing Date and prior to consummation of the Stock Exchange, GSM and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.

(b)          The Merger shall become effective at 5:00 p.m., New York time, on the Closing Date or at such later time as GSM and FA shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

1.9         Articles of Association. Prior to the Effective Time, the sole shareholder of Holdco shall adopt the Amended and Restated Articles of Association of Holdco, substantially in the form attached hereto as Exhibit F (the “Holdco Articles”), to be in effect as of the Effective Time, or prior to the Effective Time if mutually agreed by GSM and FA.

1.10       Additional Matters Concerning Holdco. Holdco and its Subsidiaries (the “Holdco Group”) shall have the following characteristics as of and (subject to the legal power of the Holdco Board or the shareholders of Holdco to determine otherwise) after the Effective Time:

(a)          Domicile and Structure of Holdco. Holdco, having its legal domicile in the United Kingdom, shall, following the consummation of the Stock Exchange and the Merger, serve as a parent company for the combined businesses of GSM and FA. Since its organization, Holdco has been and, it is the intention of Holdco, GSM, Grupo VM and FA that, following the completion of the transactions contemplated by this Agreement, Holdco will continue to be, and will take all actions necessary to remain, tax resident in the United Kingdom and fully entitled to all the benefits under the convention for the avoidance of double taxation on income taxes ratified by the United Kingdom with the U.S. and with Spain, as the case may be. The Holdco Group shall have executive offices in London, England, Miami, Florida and Madrid, Spain, and other appropriate offices in various locations consistent with the business needs of the Holdco Group, provided that Holdco’s tax residence and place of effective management shall at all times be situated in the United Kingdom.

(b)          Exchange Listing and Ticker Symbol. Prior to the Effective Time, the parties shall use their respective commercially reasonable efforts to cause the Holdco Shares to be issued in connection with the Stock Exchange and the Merger, and the other Holdco Shares to be reserved for issuance upon exercise of the Holdco Stock Options pursuant to this Agreement, to be approved for listing on the NASDAQ under the current GSM ticker symbol.

(c)          Corporate Name. Prior to the Effective Time, the parties shall cause the name of Holdco to be amended to a name mutually agreed by the parties.

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1.11       Board of Directors and Board Committees of Holdco.

(a)          Effective at the Effective Time, unless otherwise agreed by GSM and FA in writing, the parties shall take all necessary action to cause the size of the Holdco Board to be increased to nine members, five of which shall be designated by Grupo VM (the “Grupo VM Designees”) and four of which shall be designated by the GSM Board (the “GSM Designees”).  AK shall be appointed as a member of the Holdco Board as one of the GSM Designees and executive chairman of the Holdco Board if he is willing and able to serve as such. Grupo VM shall be entitled to designate one of the Grupo VM Designees as executive vice-chairman of the Holdco Board. At least one of the Grupo VM Designees and at least three of the GSM Designees shall qualify as “independent directors”, as such term is defined in NASDAQ Stock Market Rule 5605(a)(2), and shall otherwise meet the minimum requirements to serve on Holdco’s audit committee under the NASDAQ Stock Market Rules and applicable Law. The independent Grupo VM Designee or Designees shall be designated by Grupo VM after consultation with GSM. At least one of the Grupo VM Designees shall not be resident in Spain. The independent GSM Designees shall be designated by GSM from the current members of the GSM Board after consultation with Grupo VM. Grupo VM agrees that each of the Grupo VM Designees shall, and GSM agrees that each of the GSM Designees shall, at all times be qualified to serve as a director under applicable rules and policies of Holdco, NASDAQ, applicable Law and shall have demonstrated good judgment, character and integrity in his or her personal and professional dealings and have relevant financial, management and/or global business experience.. Each of the Grupo VM Designees and the GSM Designees shall serve from and after the Effective Time until their successors are duly elected or appointed and qualified or until his or her earlier death, resignation or removal, in each case, in accordance with applicable Law, the Holdco Articles and the Shareholders’ Agreements.

(b)          At the Effective Time, the Holdco Board shall constitute the following committees of the Holdco Board, each of which shall consist of three members of the Holdco Board: (i) the Audit Committee, (ii) the Nominating and Corporate Governance Committee and (iii) the Compensation Committee. At the Effective Time, each of the Audit Committee and Compensation Committee shall contain two Grupo VM Designees (selected by Grupo VM) and one GSM Designee (selected by GSM), in each case subject to NASDAQ Stock Market Rules, applicable Law, the Holdco Articles and the Shareholders’ Agreements. At the Effective Time, the two independent GSM Designees (selected by GSM) shall constitute a majority of Holdco’s Nominating and Corporate Governance Committee, subject to the NASDAQ Stock Market Rules, applicable Law, the Holdco Articles and the Shareholders’ Agreements.

1.12       Management of the Holdco Group. Prior to the Effective Time, the Holdco Board shall adopt a resolution providing for (a) the foregoing appointments to the Holdco Board and the Holdco Board committees, (b) the appointments of certain members of management of the Holdco Group and (c) the establishment of the responsibilities of the executive chairman of the Holdco Board and the executive vice chairman of the Holdco Board.

1.13       Share Capital. Each Holdco Share in issue immediately following the Stock Exchange and the Merger shall have a nominal value of $7.50. The parties agree to use all reasonable endeavors to cause the nominal share capital of each Holdco Share to be reduced, as soon as practicable, after the payment in respect of the Final Grupo VM Adjustment pursuant to Section 1.3(f) to an amount to be agreed between the parties, including taking all steps practicable prior to Closing to effect such reduction promptly following the Closing.

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Article 2

Conversion of Securities IN THE MERGER

2.1         Effect on Capital Stock of GSM. At the Effective Time, by virtue of the Merger and without any action on the part of GSM, Holdco, Merger Sub or any holder of any shares of common stock, par value $0.0001 per share (the “GSM Common Stock”), of GSM:

(a)          All shares of GSM Common Stock that are owned by GSM, Holdco or Merger Sub immediately prior to the Effective Time (such shares of GSM Common Stock, “Excluded GSM Shares”) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)          Subject to Section 2.3, each share of GSM Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded GSM Shares) shall be converted into and thereafter represent the right to receive one newly and validly issued, fully paid up Holdco Ordinary Share (the “Exchange Ratio”). The Holdco Ordinary Shares to be newly issued upon the conversion of shares of GSM Common Stock pursuant to this Section 2.1 are referred to collectively as the “Merger Consideration.”

(c)          All of the shares of GSM Common Stock (other than the Excluded GSM Shares) shall be converted into the right to receive Holdco Ordinary Shares pursuant to this Section 2.1 and shall cease to be outstanding and shall cease to exist and, as of the Effective Time, each holder of a certificate representing any such shares of GSM Common Stock (a “GSM Certificate”) or shares of GSM Common Stock held in book entry form (“GSM Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.1(b), the Merger Consideration, upon surrender of such GSM Certificate or GSM Book-Entry Share.

2.2         Effect on Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation, and shall be canceled and retired immediately after the Effective Time.

2.3         Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of the GSM Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and the Exchange Ratio, and any other similarly dependent items, including the matters subject to Section 2.6, as the case may be, shall be equitably adjusted to provide the holders of GSM Common Stock the same economic effect as contemplated by this Agreement prior to such event.

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2.4         Withholding Rights. Each of Holdco, GSM and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any other applicable state, local or foreign Tax Law. GSM and its Subsidiaries shall cooperate with Holdco and Grupo VM in coordinating the deduction and withholding of any Taxes required to be deducted and withheld by GSM or any Subsidiary under applicable tax Law. To the extent that amounts are so withheld by Holdco, GSM or the Exchange Agent, as the case may be, such withheld amounts (i) shall be remitted by Holdco, GSM or the Exchange Agent, as applicable, to the applicable Governmental Entity; and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of FA Shares or GSM Common Stock in respect of which such deduction and withholding was made by Holdco, GSM or the Exchange Agent, as the case may be.

2.5         Exchange of Certificates and Book-Entry Shares.

(a)          At or prior to the Effective Time, Holdco shall appoint an internationally recognized financial institution reasonably acceptable to GSM (the “Exchange Agent”) to act, among other things, as exchange agent for the Merger, and shall deposit with the Exchange Agent, for the benefit of the holders of GSM Common Stock (other than the Excluded GSM Shares), for exchange in accordance with this Article 2, a number of Holdco Ordinary Shares equal to the total number of Holdco Ordinary Shares issuable pursuant to Section 2.1 (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Holdco Ordinary Shares contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund.

(b)          Exchange Procedures.

(i)          Certificates. As soon as practicable after the Effective Time (and in no event later than five days after the Effective Time), Holdco shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of GSM Common Stock (other than the Excluded GSM Shares) represented by GSM Certificates: (i) an appropriate and customary letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the GSM Certificates shall pass, only upon delivery of the GSM Certificates to the Exchange Agent, and shall otherwise be in such form as Holdco, GSM and the Exchange Agent shall reasonably agree; and (ii) instructions for use in effecting the surrender of the GSM Certificates (or affidavits of loss in lieu of the GSM Certificates as provided in Section 2.5(e)) in exchange for the Merger Consideration. Upon surrender of a GSM Certificate (or affidavit of loss in lieu of the GSM Certificate as provided in Section 2.5(e)) to the Exchange Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such GSM Certificate shall be entitled to receive in exchange therefor the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.7), and the GSM Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the GSM Certificates. In the event of a transfer of ownership of GSM Common Stock that is not registered in the transfer records of GSM, the Merger Consideration upon due surrender of the GSM Certificate may be issued to such transferee if the GSM Certificate formerly representing such GSM Common Stock is presented to the Exchange Agent, accompanied by all documents reasonably required by Holdco to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated hereby, each GSM Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement.

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(ii)         Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of GSM Book-Entry Shares shall be required to deliver a GSM Certificate or, in the case of holders of GSM Book-Entry Shares held through The Depositary Trust Company, an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article 2. In lieu thereof, each holder of record of one or more GSM Book-Entry Shares held through The Depositary Trust Company whose GSM Common Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Holdco shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each such GSM Book-Entry Share the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.4), and such GSM Book-Entry Shares of such holder shall forthwith be cancelled. As soon as practicable after the Effective Time (and in no event later than five days after the Effective Time), Holdco shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of GSM Book-Entry Shares not held through The Depositary Trust Company: (i) an appropriate and customary letter of transmittal, which shall be in such form as Holdco, Grupo VM and the Exchange Agent shall reasonably agree; and (ii) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such GSM Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.4), and such GSM Book-Entry Shares so surrendered shall forthwith be cancelled. The Merger Consideration with respect to GSM Book-Entry Shares shall only be made to the Person in whose name such GSM Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of GSM Book-Entry Shares. Until paid or surrendered as contemplated hereby, each GSM Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement.

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(c)          Transfer Books. At the Effective Time, the stock transfer books of GSM shall be closed and thereafter there shall be no further registration of transfers of shares of GSM Common Stock on the records of GSM. From and after the Effective Time, the holders of GSM Certificates and GSM Book-Entry Shares representing shares of GSM Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by GSM on such shares of GSM Common Stock not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. If, after the Effective Time, GSM Certificates representing shares of GSM Common Stock are presented to Holdco for any reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Agreement.

(d)          Termination of Fund; Abandoned Property. At any time following one year after the Closing Date, Holdco shall be entitled to require the Exchange Agent to deliver to it, or its nominee, any Holdco Ordinary Shares or cash remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of GSM Certificates or GSM Book-Entry Shares, and thereafter such holders shall be entitled to look only to Holdco (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their GSM Certificates or GSM Book-Entry Shares and compliance with the procedures in Section 2.4. If, prior to six years after the Closing Date (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of GSM Certificates or GSM Book-Entry Shares has not complied with the procedures in Section 2.4 to receive the Merger Consideration to which such holder would otherwise be entitled, the Merger Consideration to which such holder would otherwise be entitled in respect of such GSM Certificates or GSM Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of Holdco, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither Holdco nor the Exchange Agent shall be liable to any holder of a GSM Certificate or GSM Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)          Lost, Stolen or Destroyed Certificates. In the event that any GSM Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed GSM Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(b) hereof; provided, however, that Holdco or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of the Merger Consideration, require the owners of such lost, stolen or destroyed GSM Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdco or the Exchange Agent with respect to the GSM Certificates alleged to have been lost, stolen or destroyed.

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(f)          Distributions with Respect to Unexchanged Holdco Ordinary Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Holdco Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered GSM Certificate or GSM Book-Entry Share with respect to the Holdco Ordinary Shares represented thereby, unless and until the holder of such GSM Certificate or GSM Book-Entry Share shall surrender such GSM Certificate or GSM Book-Entry Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such GSM Certificate, there shall be paid by Holdco to the holder of the certificates representing Holdco Ordinary Shares issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Holdco Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such Holdco Ordinary Shares.

2.6         GSM Stock Options and Stock-Based Awards.

(a)          Treatment of GSM Stock Options. As of the Effective Time, each option to acquire shares of GSM Common Stock (a “GSM Stock Option”) granted under (i) the 2006 Employee, Director and Consultant Stock Plan, (ii) the 2010 Annual Executive Bonus Plan, (iii) the 2011 Annual Executive Long-Term Incentive Plan, (iv) the 2012 Long-Term Incentive Plan or (v) the Amended and Restated Director Compensation Plan (collectively, the “GSM Equity Plans”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be converted into an option (a “Holdco Stock Option”) to acquire Holdco Ordinary Shares in accordance with this Section 2.6(a). Each such Holdco Stock Option as so converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the GSM Stock Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable GSM Equity Plan, in any award agreement or in such GSM Stock Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Holdco Stock Option as so converted shall be an option to acquire that number of Holdco Ordinary Shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of GSM Common Stock subject to such GSM Stock Option and (ii) the Exchange Ratio, at an exercise price per Holdco Ordinary Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of GSM Common Stock of such GSM Stock Option by (y) the Exchange Ratio; provided, that the exercise price and the number of Holdco Ordinary Shares subject to the Holdco Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of GSM Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b)          Treatment of GSM Restricted Stock Units. As of the Effective Time, each restricted stock unit award granted under the applicable GSM Equity Plan (a “GSM RSU”) that is outstanding immediately prior to the Effective Time, whether or not it is vested, shall be assumed by Holdco and shall be converted into a restricted stock unit award (a “Holdco RSU”) with respect to Holdco Ordinary Shares in accordance with this Section 2.6(b). Each such Holdco RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the GSM RSU immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable GSM Equity Plan, in any award agreement or in such GSM RSU by reason of this Agreement or the Transactions). As of the Effective Time, each such Holdco RSU as so assumed and converted shall be a restricted stock unit award for that number of Holdco Ordinary Shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of GSM Common Stock underlying such GSM RSU multiplied by (ii) the Exchange Ratio.

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(c)          Treatment of GSM Stock Appreciation Rights. As of the Effective Time, each stock appreciation right award granted under the applicable GSM Equity Plan (a “GSM SAR”) that is outstanding immediately prior to the Effective Time whether or not it is vested shall be assumed by Holdco and shall be converted into a stock appreciation right award (a “Holdco SAR”) with respect to Holdco Ordinary Shares in accordance with this Section 2.6(c). Each such Holdco SAR as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the GSM SAR immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable GSM Equity Plan, in any award agreement or in such GSM SAR by reason of this Agreement or the Transactions). As of the Effective Time, each such Holdco SAR as so assumed and converted shall be a stock appreciation right award for that number of Holdco Ordinary Shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of GSM Common Stock underlying such GSM SAR multiplied by (ii) the Exchange Ratio, at an exercise price per Holdco Ordinary Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of GSM Common Stock of such GSM SAR by (y) the Exchange Ratio; provided, that the exercise price and the number of Holdco Ordinary Shares subject to the Holdco SAR shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(d)          Treatment of GSM Restricted Shares. As of the Effective Time, each share of restricted stock granted under the applicable GSM Equity Plan (a “GSM Restricted Share”) that is outstanding immediately prior to the Effective Time, whether or not it is vested, shall be assumed by Holdco and shall be converted into a restricted Holdco Ordinary Share (a “Holdco Restricted Share”) in accordance with this Section 2.6(d). Each such Holdco Restricted Share as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the GSM Restricted Share immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable GSM Equity Plan, in any award agreement or in such GSM Restricted Share by reason of this Agreement or the Transactions). As of the Effective Time, each award of Holdco Restricted Shares as so assumed and converted shall be an award of restricted shares for that number of Holdco Ordinary Shares (rounded down to the nearest whole share) equal to the product of (i) the number of GSM Restricted Shares multiplied by (ii) the Exchange Ratio.

(e)          Not later than the Closing Date, Holdco shall deliver to the holders of GSM Restricted Shares, GSM Stock Options, GSM RSUs and GSM SARs any required notices setting forth such holders’ rights pursuant to the relevant GSM Equity Plan and award documents and stating that such GSM Restricted Shares, GSM Stock Options, GSM RSUs or GSM SARs have been assumed by Holdco (or, in the case of GSM Stock Options, converted into an option to acquire Holdco Ordinary Shares) and shall continue in effect on the same terms and conditions subject, in each case, to the adjustments required by this Section 2.6 after giving effect to the Merger and the terms of the relevant GSM Equity Plan.

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(f)          Prior to the Effective Time, GSM shall take all necessary action for the adjustment of GSM Restricted Shares, GSM Stock Options, and GSM RSUs under this Section 2.6. Holdco shall reserve for future issuance a number of Holdco Shares at least equal to the number of Holdco Ordinary Shares that will be subject to Holdco Restricted Shares, Holdco Stock Options and Holdco RSUs as a result of the actions contemplated by this Section 2.6. Not later than the Closing Date, Holdco shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Holdco Ordinary Shares subject to such Holdco Restricted Shares, Holdco Stock Options and Holdco RSUs and shall distribute a prospectus relating to such Form S-8, and Holdco shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Holdco Restricted Shares, Holdco Stock Options and Holdco RSUs remain outstanding.

(g)          Immediately after the Effective Time, GSM shall take all necessary actions necessary to terminate the GSM Equity Plans, and no additional equity-based awards shall be issued thereunder.

Article 3

Representations and Warranties OF GSM

Except (a) as set forth in the GSM Disclosure Schedule and (b) as otherwise disclosed or identified in the GSM SEC Documents filed prior to the date hereof, GSM hereby represents and warrants to the other parties as follows:

3.1         Corporate Organization. Each of GSM and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of GSM and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect. The copies of the Amended and Restated Certificate of Incorporation, as amended (the “GSM Charter”), and Amended and Restated By-Laws of GSM (the “GSM Bylaws”) as most recently filed with the GSM SEC Documents are true, complete and correct copies of such documents as in effect as of the date of this Agreement. GSM is not in violation of any of the provisions of the GSM Charter or the GSM Bylaws. Each of GSM and its Subsidiaries is not a party to and has not taken any corporate action or other action (including in respect of breaches of statutory obligations or otherwise), nor have any steps been taken or Proceedings been commenced against GSM and its Subsidiaries, for their liquidation, winding-up, dissolution, reorganization or administration (including receivership, bankruptcy, insolvency, examinership, moratorium or intervention Proceedings) or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer with respect to all or any of their respective assets, and each of GSM and its Subsidiaries is not insolvent under the laws of their respective jurisdiction of incorporation or unable to pay its debts. Each of GSM and its Subsidiaries has not been dissolved and is not required to be dissolved under the laws of their respective jurisdiction of incorporation

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3.2         GSM Capitalization.

(a)          The authorized capital stock of GSM consists of one hundred fifty million (150,000,000) shares of GSM Common Stock and one million (1,000,000) shares of preferred stock, par value $0.0001 per share (“GSM Preferred Stock”). As of February 20, 2015, (i) 73,749,990 shares of GSM Common Stock were issued and outstanding (which number includes 108,578 GSM Restricted Shares), all of which were validly issued without breach of any existing pre-emptive rights and fully paid, nonassessable and free of preemptive rights, (ii) 1,887,069 shares of GSM Common Stock were held in the treasury of GSM or by its Subsidiaries, (iii) 4,668,535 shares of GSM Common Stock were issuable (and such number was reserved for issuance) upon exercise of GSM Stock Options and upon settlement of equity-settled GSM RSUs granted under the GSM Equity Plans and (iv) no shares of GSM Preferred Stock were issued and outstanding. Except for GSM Stock Options and equity settled GSM RSUs to purchase or receive not more than 1,520,600 shares of GSM Common Stock, cash-settled GSM SARs and cash-settled GSM RSUs, there are no options, warrants or other rights, agreements, arrangements, voting trusts, proxies, shareholder agreements, or commitments of any character to which GSM or any of its Subsidiaries is a party or by which GSM or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of GSM or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating GSM or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, GSM or any of its Subsidiaries. Since February 20, 2015, GSM has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a). Section 3.2(a) of the GSM Disclosure Schedule sets forth a true and complete list, as of February 20, 2015 of the prices at which each outstanding GSM Stock Option and GSM SARs may be exercised under the GSM Equity Plans, the number of GSM Restricted Shares, GSM Stock Options, GSM RSUs and GSM SARs outstanding at each such price (if applicable), the vesting schedule of the GSM Restricted Shares, GSM Stock Options, GSM RSUs and GSM SARs and whether each GSM Stock Option or GSM RSU is settleable in cash or shares of GSM Common Stock. None of the GSM Stock Options are “incentive stock options” within the meaning of Section 422 of the Code. All shares of GSM Common Stock subject to issuance under the GSM Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b)          There are no outstanding contractual obligations of GSM or any of its Subsidiaries nor any provisions in the GSM Charter and GSM Bylaws or the respective charter, bylaws or equivalent organizational documents of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of GSM Common Stock or any capital stock of, or other Equity Interests in, GSM or any of its Subsidiaries.

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(c)        Section 3.2(c) of the GSM Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of GSM and the authorized, issued and outstanding Equity Interests of each such Subsidiary. Except as set forth in Section 3.2(c) of the GSM Disclosure Schedule, none of GSM or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock or other Equity Interest in each Subsidiary of GSM is duly authorized, validly issued, without breach of any existing pre-emptive rights, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by GSM or one or more of its wholly-owned Subsidiaries free and clear of all Liens, other than Permitted Liens. There are no outstanding contractual obligations of GSM or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of GSM or any other Person, other than guarantees by GSM of any indebtedness or other obligations of any wholly-owned Subsidiary of GSM.

3.3         Authority; Execution and Delivery; Enforceability.

(a)          GSM has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the GSM Shareholder Approval, to consummate the Transactions applicable to it. The execution and delivery by GSM of this Agreement, the performance and compliance by GSM with each of its obligations herein and the consummation by GSM of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of GSM, subject to receipt of the GSM Shareholder Approval, and no other corporate proceedings on the part of GSM and no shareholder votes are necessary to authorize this Agreement or the consummation by GSM of the Transactions to which it is a party. GSM has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the other parties of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b)          The GSM Board, at a meeting duly called and held, adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, GSM and its shareholders, (iii) declaring that this Agreement is advisable, (iv) directing that this Agreement be submitted to the shareholders of GSM for adoption and (v) recommending that its shareholders adopt this Agreement (the “GSM Recommendation”).

(c)          To the Knowledge of GSM, no takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Merger or the other Transactions. The only vote of holders of any class or series of GSM Common Stock or other Equity Interests of GSM necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the shares of GSM Common Stock outstanding and entitled to vote thereon at the GSM Shareholders Meeting (the “GSM Shareholder Approval”). No other vote of the holders of GSM Common Stock or any other Equity Interests of GSM is necessary to consummate the Transactions.

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3.4         No Conflicts.

(a)          The execution and delivery of this Agreement by GSM does not, and the performance of this Agreement by GSM will not, (i) assuming the GSM Shareholder Approval is obtained, conflict with or violate any provision of the GSM Charter or the GSM Bylaws or any equivalent organizational documents of any Subsidiary of GSM, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to GSM or any of its Subsidiaries, or by which any property or asset of GSM or any of its Subsidiaries, is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of GSM or any of its Subsidiaries, pursuant to, any Contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (A) prevent or delay beyond the Outside Date consummation of the Transactions or (B) otherwise have a GSM Material Adverse Effect.

(b)          The execution and delivery of this Agreement by GSM does not, and the consummation by GSM of the Transactions to which it is a party and compliance by GSM with any of the terms or provisions hereof or thereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law and the rules and regulations of the NASDAQ, (ii) the Required Competition Filings, (iii) the filing of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (A) prevent or delay beyond the Outside Date consummation of the Transactions or (B) otherwise have a GSM Material Adverse Effect.

3.5         SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)          GSM has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by GSM with the SEC under the Securities Act or the Exchange Act since July 1, 2014 (the “GSM SEC Documents”). None of the Subsidiaries of GSM is required to make any filings with the SEC.

(b)          As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each GSM SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such GSM SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(c)          The consolidated financial statements of GSM included in the GSM SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by GSM’s accountants with respect thereto (the “GSM Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The GSM Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in shareholders’ equity of GSM (on a consolidated basis) as of the respective dates of and for the periods referred to in the GSM Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim GSM Financial Statements, to normal year-end adjustments and the absence of notes. The books and records of GSM and its Subsidiaries are accurate and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the GSM Financial Statements have been prepared, in all material respects, in accordance with such books and records. No financial statements of any Person other than GSM and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of GSM. Except as required by GAAP, GSM has not, between October 1, 2014 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on October 1, 2014.

(d)          GSM is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e)          GSM has made available to FA true and complete copies of all written comment letters from the staff of the SEC received since July 1, 2014 relating to the GSM SEC Documents and all written responses of GSM thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC’s EDGAR system. To the Knowledge of GSM, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any GSM SEC Documents and none of the GSM SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of GSM, pending or threatened, in each case regarding any accounting practices of GSM.

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(f)          GSM has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. GSM’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by GSM in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to GSM’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. GSM’s management has completed an assessment of the effectiveness of GSM’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable GSM SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. As of the date hereof, based on GSM management’s most recently completed evaluation of GSM’s internal control over financial reporting, (i) GSM had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect GSM’s ability to record, process, summarize and report financial information and (ii) GSM does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in GSM’s internal control over financial reporting.

(g)          GSM and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the GSM Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the GSM Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a GSM Material Adverse Effect.

3.6         Absence of Certain Changes or Events. Since September 30, 2014 and through the date of this Agreement, (a) GSM and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, delevopment, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a GSM Material Adverse Effect. Since September 30, 2014 and through the date of this Agreement, neither GSM nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required FA’s consent pursuant to, clauses (e), (m), (o), (q), (s) or (t) of Section 7.1 hereof had the covenants therein applied since September 30, 2014.

3.7         Information Supplied. None of the information supplied or to be supplied by GSM for inclusion or incorporation by reference in (i) the Form F-4 will, at the time the Form F-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement / Prospectus will, at the date it or any amendment or supplement is mailed to the holders of GSM Common Stock and at the time of the GSM Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by GSM to such portions thereof that relate expressly to Holdco, Grupo VM, FA or any of their respective Subsidiaries or to statements made therein based on information supplied by or on behalf of Holdco, Grupo VM or FA for inclusion or incorporation by reference therein). The Form F-4 and Proxy Statement / Prospectus will comply as to form in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and other applicable Law.

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3.8         Legal Proceedings. As of the date hereof, there are no Proceedings pending, or to the Knowledge of GSM, threatened against GSM or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of GSM, that would, in each case, individually or in the aggregate, reasonably be expected to prevent or delay beyond the Outside Date consummation of the Transactions. There are no Proceedings pending, or to the Knowledge of GSM, threatened against GSM or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of GSM, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a GSM Material Adverse Effect. Neither GSM nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a GSM Material Adverse Effect.

3.9         Compliance with Laws.

(a)          (i) GSM and its Subsidiaries are in compliance and since January 1, 2012, have been in compliance with all Laws and Orders applicable to GSM or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on GSM or its Subsidiaries), and (ii) neither GSM nor any of its Subsidiaries has received any written communication since January 1, 2012, from a Governmental Entity that alleges that GSM or any of its Subsidiaries is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a GSM Material Adverse Effect.

(b)          GSM and each of its Subsidiaries (i) are in compliance and since January 1, 2010, have been in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) and any other applicable United States and foreign Anti-corruption Laws; (ii) since January 1, 2010, have not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by GSM or any of its Subsidiaries of the FCPA or any other applicable United States or foreign Anti-corruption Laws and (iii) since July 1, 2013, GSM has had an operational and effective FCPA and anti-corruption compliance program that includes policies and procedures and training intended to enhance awareness of and compliance by GSM and its Subsidiaries with the FCPA and any other applicable United States or foreign Anti-corruption Laws.

(c)          To the Knowledge of GSM, none of GSM or its Subsidiaries has, directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given, money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way.

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(d)          GSM and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. There have been no false or fictitious entries made in the books and records of GSM or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and GSM and its Subsidiaries have not established or maintained a secret or unrecorded fund.

(e)          To the Knowledge of GSM, since January 1, 2010, none of GSM or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, or Syria (including any Governmental Entity within such country) or (ii) that is the subject of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

3.10       Permits. GSM and each of its Subsidiaries have all required governmental permits, licenses, franchises, certificates, registrations, approvals, exemptions, clearances, billings and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit individually or in the aggregate, has not had and would not reasonably be expected to have, a GSM Material Adverse Effect. The operation of the business of GSM and its Subsidiaries as currently conducted is not, and has not been since January 1, 2012, in violation of, nor is GSM or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on GSM or its Subsidiaries), and, to the Knowledge of GSM, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a GSM Material Adverse Effect. There are no actions pending or, to the Knowledge of GSM, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a GSM Material Adverse Effect. Since January 1, 2012, neither GSM nor its Subsidiaries have received or been subject to any written notice, charge, claim or assertion, or to the Knowledge of GSM, any other notice, charge, claim or assertion, in each case, alleging any violations of or noncompliance with any Permit, nor to the Knowledge of GSM, has any such notice, charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a GSM Material Adverse Effect.

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3.11       Employee Benefit Plans.

(a)        Section 3.11(a) of the GSM Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and each other material employment, incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, fringe benefit, medical, disability, retention, severance, termination, change in control, equity-based compensation and other compensation or benefit plan, policy, program, agreement or arrangements (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of GSM, maintained, sponsored or contributed to by GSM or any of its Subsidiaries, or under which GSM or any of its Subsidiaries has any obligation or liability, whether actual or contingent (each a “GSM Benefit Plan”). For purposes of this Section 3.11(a), all employment agreements with any director or any “executive officer” of GSM (within the meaning of Rule 405 under the Securities Act), shall be deemed “material”.

(b)          With respect to each material GSM Benefit Plan, GSM has made available to FA complete and accurate copies of (i) such GSM Benefit Plan, including any amendment thereto (or, in the case of any unwritten GSM Benefit Plan, a written description thereof), (ii) each trust, insurance, annuity or other funding contract related thereto, (iii) the most recent summary plan description and any summary of material modifications (if any) prepared for each GSM Benefit Plan, (iv) the two most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recent determination or opinion letter from the IRS and (vi) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto (if any).

(c)          Each GSM Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and payments and contributions required to be made under the terms of any of the GSM Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the GSM SEC Documents prior to the date of this Agreement. With respect to the GSM Benefit Plans, no event has occurred and, to the Knowledge of GSM, there exists no condition or set of circumstances which could reasonably be expected to result in a GSM Material Adverse Effect.

(d)          Each GSM Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any GSM Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to GSM’s Knowledge no fact or event has occurred that could adversely affect the qualified status of any such GSM Benefit Plan or the exempt status of any such trust.

(e)          Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect, all GSM Benefit Plans subject to the Laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

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(f)          Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect: (i) to GSM’s Knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) other than a transaction that is exempt under a statutory or administrative exemption with respect to any GSM Benefit Plan, and (ii) no Proceeding has been brought, or to the Knowledge of GSM is threatened, against or with respect to any GSM Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

(g)          No GSM Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code and none of GSM or any ERISA Affiliate has maintained, sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. Except for such instances which are not reasonably expected to result in a GSM Material Adverse Effect, none of GSM or any of its Subsidiaries has received any notification that any such plan is in reorganization (within the meaning of Section 4241 of ERISA), has been terminated, is insolvent (within the meaning of Section 4245 of ERISA) or is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA). No material liability under Title IV of ERISA has been incurred by GSM or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to GSM or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.  None of GSM or any of its Subsidiaries has incurred any material withdrawal liability under §4201 of ERISA.

(h)          No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment), by any employee, officer or director of GSM or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulations Section 1.280G-1) under any GSM Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). GSM has delivered to FA, with respect to each disqualified individual with respect to GSM or any of its Subsidiaries that could reasonably be expected to receive any excess parachute payment, (i) such person’s name, title and a reasonable estimate of such person’s “base amount” (as defined in Section 280G(b)(3) of the Code) and (ii) a reasonable estimate of the aggregate present value of the “parachute payments” (as defined in Section 280G(b)(2) of the Code) such person could receive.

(i)          Except as required by Law, no GSM Benefit Plan provides health, medical, life insurance or other welfare benefits with respect to current or former employees (or any of their beneficiaries) of GSM or any of its Subsidiaries after retirement or other termination of employment (other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or Section 4980B(f) of the Code, or any other applicable Law, or (ii) the full cost of which is borne by the current or former employee (or any of their beneficiaries)).

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(j)          The consummation of the Transactions will not (i) entitle any employee to a bonus, severance or change in control payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or trigger any other material obligation pursuant to any of the GSM Benefit Plans or (iii) result in any breach or violation of, or default under, or limit GSM’s right to amend, modify or terminate, any GSM Benefit Plan.

(k)          Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect, each GSM Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such GSM Benefit Plan. There is no agreement, plan, Contract or other arrangement to which GSM is a party or by which it is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

3.12       Employee and Labor Matters.

(a)        Section 3.12(a) of the GSM Disclosure Schedule sets forth a complete and accurate list of all collective bargaining, works council or other labor union Contracts applicable to any employees of GSM or any of its Subsidiaries (the “Collective Bargaining Agreements”). GSM has made available to FA copies of such Collective Bargaining Agreements, including with respect to employees based outside the United States.

(b)          No labor union, labor organization, works council, or group of employees of GSM or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect, neither GSM nor any Subsidiary has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for GSM or any of its Subsidiaries (the “GSM Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of GSM, threatened in writing against GSM or any of its Subsidiaries by any Governmental Entity with respect to the GSM Business Personnel. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect, there is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of GSM, threatened against or affecting GSM or any Subsidiary which is reasonably likely to interfere with the respective business activities of GSM or any Subsidiary.

(c)          Neither GSM nor any of its Subsidiaries are required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the Transactions.

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(d)          GSM and its Subsidiaries are and have been in compliance with all Collective Bargaining Agreements to or by which GSM or any of its Subsidiaries is a party or bound and with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, a GSM Material Adverse Effect.

3.13       Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a GSM Material Adverse Effect:

(a)          GSM and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to noncompliance with any, Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is in compliance with the terms and conditions of their respective Environmental Permits.

(b)          There are no Environmental Claims pending, nor to the Knowledge of GSM, threatened against GSM or any of its Subsidiaries, and none of GSM or any of its Subsidiaries has received any notification of any actual or potential responsibility for any Release or threatened Release of any Hazardous Materials.

(c)          None of GSM or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any Order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending, or to the Knowledge of GSM is threatened, with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

3.14       Title to and Sufficiency of Assets. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect, (a) GSM and each of its Subsidiaries has good and valid title to, or a valid leasehold interest in or license to, all of its personal property and other tangible assets and properties, in each case free and clear of all Liens other than Permitted Liens; (b) such properties and assets constitute all of the properties and assets that are used in the operations of GSM and its Subsidiaries as presently conducted and are adequate to conduct the business of GSM and its Subsidiaries as presently conducted; and (c) such properties and assets, taken as a whole, are in good operating condition and repair, normal wear and tear excepted.

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3.15       Real Property; Mining Interests.

(a)        Section 3.15(a) of the GSM Disclosure Schedule sets forth a true and complete list of all real property and interests in real property owned or purported to be owned by GSM or any of its Subsidiaries that has a value individually of at least $10 million (collectively, the “GSM Owned Real Property”) and the address for each GSM Owned Real Property. GSM or its Subsidiaries, as the case may be, holds good and marketable fee title to the GSM Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(b)        Section 3.15(b) of the GSM Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied but not owned by GSM or any of its Subsidiaries with, as applicable, (x) annual rental payments expected to be paid by GSM or such Subsidiary for calendar year 2015 in excess of $1 million per lease, sublease or otherwise, (y) annual royalty payments expected to be paid by GSM or such Subsidiary for calendar year 2015 in excess of $1 million per lease, sublease or otherwise, or (z) proven reserves of at least $1 million (collectively, the “GSM Leased Real Property”), (ii) the address for each parcel of GSM Leased Real Property, (iii) a description of the applicable lease, sublease, occupancy agreement or other agreement therefor and any and all material amendments, modifications and side letters relating thereto (true and correct copies of each of which GSM has delivered to FA) and (iv) the current rent amounts payable by GSM or any of its Subsidiaries related to each GSM Leased Real Property. GSM or its Subsidiaries, as the case may be, has a valid and subsisting leasehold or subleasehold interest in the GSM Leased Real Property free and clear of all Liens, except for Permitted Liens.

(c)          The GSM Owned Real Property and the GSM Leased Real Property are referred to collectively herein as the “GSM Real Property.” The GSM Real Property constitutes all real property necessary for the conduct of the business of GSM and its Subsidiaries, taken as a whole, as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect, (i) each parcel of GSM Real Property is in compliance with all existing Laws applicable to such GSM Real Property, and (ii) neither GSM nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to GSM’s Knowledge there are no such Proceedings threatened, affecting any portion of the GSM Real Property and neither GSM nor any of its Subsidiaries has received written notice of the existence of any outstanding Order or of any pending Proceeding, and to the Knowledge of GSM there is no such Order, or Proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the GSM Real Property. Other than the GSM Lease Agreements, there are no leases, subleases, licenses or other agreements granting any Person the right to use or occupy any of the GSM Real Property or any portion thereof; and no other Person is in possession of any GSM Real Property or portion thereof. Neither GSM nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the GSM Real Property or portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect, each GSM Real Property and all buildings, structures, improvements and fixtures located on, under, over or within the GSM Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear.

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(d)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect:

(i)          GSM or its Subsidiaries has adequate rights of ingress and egress with respect to the GSM Leased Real Property that is being actively mined by GSM or its Subsidiaries, or that GSM or any of its Subsidiaries currently plans to mine within 6 months of the date hereof (each, a “GSM Producing Lease”), and to all fixtures and improvements used by GSM or such Subsidiary in its operations on such GSM Producing Leases, as applicable;

(ii)         all such GSM Producing Leases and related fixtures and improvements are sufficient to operate the business of GSM and its Subsidiaries as it is currently conducted;

(iii)        to the Knowledge of GSM, the GSM Producing Leases will afford GSM or its Subsidiaries the right to extract and sell minerals from the GSM Producing Leases in a manner consistent with the business of GSM and its Subsidiaries as it is currently conducted;

(iv)        the GSM Producing Leases include all real estate leasehold rights necessary to conduct mining and reclamation activities necessary to operate the business of GSM and its Subsidiaries as it is currently conducted; and

(v)         all royalties, rents, overriding royalties or other similar payment obligations related to the GSM Producing Leases or the extraction of minerals by GSM or its Subsidiaries from the GSM Real Property that were due and payable have been or will be paid in full without setoff or claims unless otherwise accurately and fully reserved for or recorded and accrued as a payable in the GSM Financial Statements.

(e)          Except as has not and would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect:

(i)          GSM or its Subsidiaries has adequate rights of ingress and egress with respect to the GSM Concession Properties, and to all fixtures and improvements used by GSM or such Subsidiary in its operations on such GSM Concession Properties, as applicable;

(ii)         all GSM Concession Contracts are sufficient to operate the business of GSM and its Subsidiaries as it is currently conducted;

(iii)        to the Knowledge of GSM, the GSM Concession Contracts will afford GSM or its Subsidiaries the right to extract and sell minerals from the GSM Concession Properties in a manner consistent with the business of GSM and its Subsidiaries as it is currently conducted;

(iv)        the GSM Concession Contracts include all real estate leasehold rights necessary to conduct mining and reclamation activities necessary to operate the business of GSM and its Subsidiaries as it is currently conducted; and

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(v)         all location fees, mining claim rental fees, maintenance fees or similar payment obligations required to hold each such GSM Concession Property and maintain it in good standing have been paid or other similar payment obligations related to the GSM Concession Contracts or the extraction of minerals by GSM or its Subsidiaries from the GSM Concession Properties that were due and payable have been or will be paid in full without setoff or claims unless otherwise accurately and fully reserved for or recorded and accrued as a payable in the GSM Financial Statements.

3.16       Tax Matters.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a GSM Material Adverse Effect, (i) all Tax Returns that are required to be filed by or with respect to GSM or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), (ii) all such Tax Returns are true, complete and accurate and have been prepared in compliance with applicable Tax Laws, and (iii) GSM and its Subsidiaries have prepared and retained all records and information required by applicable Tax Laws.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a GSM Material Adverse Effect, GSM and its Subsidiaries have timely paid all Taxes due and owing by any of them, including any Taxes required to be withheld (or as the case may be, paid on account of income derived from remunerations in kind) from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP on the financial statements of GSM and its Subsidiaries.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a GSM Material Adverse Effect, no deficiency for any Tax has been asserted or assessed by a Tax authority against GSM or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of GSM and its Subsidiaries.

(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a GSM Material Adverse Effect, there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of GSM or any of its Subsidiaries, nor is there any other procedure, proceeding or contest of any refund or deficiency in respect of Taxes that is pending in or on appeal from any Tax authority.

(e)          Neither GSM nor any of its Subsidiaries has waived, or requested the waiver of, any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

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(f)          Neither GSM nor any of its Subsidiaries has (i) been the “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, or (ii) ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(g)          None of the Subsidiaries of GSM organized or formed under the laws of a jurisdiction outside the United States has (i) ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Section 269B or Section 7874(b) of the Code, or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of U.S. Treasury Regulations Section 301.7701-5(a).

(h)          No entity classification election pursuant to U.S. Treasury Regulations Section 301.7701-3 or Section 897(i) of the Code has ever been filed with respect to GSM or any of its Subsidiaries.

(i)          Except as would not, individually or in the aggregate, reasonably be expected to have a GSM Material Adverse Effect, none of GSM or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreement, arrangements that are not primarily related to Taxes or other agreements or arrangements solely among any of GSM and its Subsidiaries).

(j)          Neither GSM nor any of its Subsidiaries has ever been a member of any consolidated, combined, affiliated, aggregate or unitary group of persons for any Tax purpose (other than a group the common parent of which is GSM or a Subsidiary). None of GSM or any of its Subsidiaries has any liability for Taxes of any Person (other than GSM or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) as transferee or successor.

(k)          Except as would not, individually or in the aggregate, reasonably be expected to have a GSM Material Adverse Effect, neither GSM nor any of its Subsidiaries has entered into any transactions or arrangements with any of their affiliates which were not on an arm’s length basis, and GSM and each of its Subsidiaries have complied with all material and formal transfer pricing obligations imposed on them, having retained all supporting documentation required under the applicable Tax Law.

(l)          Except as would not, individually or in the aggregate, reasonably be expected to have a GSM Material Adverse Effect, there are no Liens for Taxes upon any property or assets of GSM or any of its Subsidiaries, except for Taxes not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of GSM and its Subsidiaries.

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(m)          Except as would not, individually or in the aggregate, reasonably be expected to have a GSM Material Adverse Effect, neither GSM nor any of its Subsidiaries has entered into a transaction in respect of which any consent, ruling, confirmation or clearance from the relevant Tax authorities (each, a “Ruling”) was required or sought, without such Ruling having first been properly obtained. Any applicable transaction was carried out in accordance with the terms of such Ruling, and no facts or circumstances have arisen since any such Ruling was obtained which would cause it to become invalid or ineffective.

(n)          Except as would not, individually or in the aggregate, reasonably be expected to have a GSM Material Adverse Effect, neither GSM nor any of its Subsidiaries has received a written claim from a Tax authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

(o)          Except as would not, individually or in the aggregate, reasonably be expected to have a GSM Material Adverse Effect, GSM and all of its Subsidiaries have been resident for Tax purposes in their jurisdiction of incorporation at all times since their incorporation and neither of them has been resident or has acted through a Spanish Tax Haven or is subject to Tax on income, profits or gains outside their jurisdiction of incorporation by means of a permanent establishment or other place of business in any such jurisdiction.

(p)          Except as would not, individually or in the aggregate, reasonably be expected to have a GSM Material Adverse Effect, neither GSM nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) (or any similar provision of state, local or non-U.S. Law).

(q)          Neither GSM nor any of its Subsidiaries has Knowledge of any facts or of any reason that would reasonably be expected to cause Holdco to be treated, as a result of the Transactions, as (i) a resident of the United States for U.S. federal Tax purposes, or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(r)          Neither GSM nor any of its Subsidiaries has Knowledge of any facts or has taken, failed to take, or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(s)          The majority of GSM’s assets, whether held directly or indirectly, do not consist of real estate assets or rights in real estate located in Spain, and neither GSM nor any of its Subsidiaries holds an interest or shareholding in any entity the majority of which’s assets, whether held directly or indirectly, consist of real estate assets or rights in real estate located in Spain.

(t)          QSI Partners Ltd. does not have any material assets or retained earnings or other reserves.

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3.17       Material Contracts.

(a)          All Contracts required to be filed as exhibits to the GSM SEC Documents have been so filed in a timely manner. Section 3.17(a) of the GSM Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which GSM or any of its Subsidiaries is a party or by which GSM or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i)          any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)         any Contract that materially limits the ability of GSM or any of its affiliates to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements);

(iii)        any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(iv)        any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $20 million or (B) that becomes due and payable as a result of the Transactions;

(v)         any license, sublicense, option, development or collaboration agreement or other Contract relating to GSM Material Intellectual Property (excluding “shrink-wrap,” “click-wrap” or other uncustomized commercially available off-the-shelf software licenses that are not the subject of a negotiated agreement and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property) for which the aggregate annual amounts paid or payable to or by GSM or any of its Subsidiaries related to such agreement are greater than $250,000;

(vi)        any Contract (excluding purchase orders issued in the ordinary course of business, a form or example of which has been previously provided to FA) with any of GSM’s top 10 suppliers (including purchasing agreements and group purchasing agreements) (measured by dollar volume of purchases of GSM during the 12 months ended December 31, 2014);

(vii)       any Contract (excluding purchase orders issued in the ordinary course of business, a form or example of which has been previously provided to FA) with any of GSM’s top 10 customers (measured by dollar volume of spending by the customer during the 12 months ended December 31, 2014);

(viii)      any purchase, sale or supply Contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements in excess of $10 million;

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(ix)         any material lease, sublease, occupancy agreement or other Contract with respect to the GSM Leased Real Property (“GSM Lease Agreements”),

(x)          any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of GSM or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(xi)         any material acquisition or divestiture agreement that contains “earn-out” provisions or other contingent payment obligations that have not been satisfied in full;

(xii)        any agreement that by its terms limits the payment of dividends or other distributions by GSM or any of its Subsidiaries;

(xiii)       any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by GSM or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by GSM and any of its Subsidiaries in excess of $5 million annually;

(xiv)      any other agreement which would prohibit or delay beyond the Outside Date the consummation of Merger or any other Transaction contemplated by this Agreement; or

(xv)       any GSM Significant Concession Contract.

(b)          GSM has heretofore made available to FA true, correct and complete copies of the Contracts set forth in Section 3.17(a).

(c)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.17(a) of the GSM Disclosure Schedule or filed or required to be filed as exhibits to the GSM SEC Documents (the “GSM Material Contracts”) are valid, binding and in full force and effect and are enforceable by GSM or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) GSM, or its applicable Subsidiary, has performed all material obligations required to be performed by it under the GSM Material Contracts, and it is not (with or without notice or lapse of time, or both) in material breach or material default thereunder and, to the Knowledge of GSM, no other party to any GSM Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2014, neither GSM nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential material violation of, or material failure to comply with, any term or requirement of any GSM Material Contract, and (iv) neither GSM nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, change the scope of rights under or fail to renew any GSM Material Contract.

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3.18       Intellectual Property.

(a)        Section 3.18(a) of the GSM Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations, and (iv) internet domain name registrations, in each case that are owned by GSM or any of its Subsidiaries (collectively, the “GSM Registered Intellectual Property”). With respect to each item required to be listed in Section 3.18(a) of the GSM Disclosure Schedule, (A) either GSM or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) no Proceeding is pending or, to Knowledge of GSM, threatened, that challenges the validity, enforceability, registration, use or ownership of the item (except for office actions by the applicable Governmental Entities in the normal course of prosecution efforts in connection with applications for the registration or issuance of Intellectual Property). Each item of GSM Registered Intellectual Property that is shown as registered, filed, issued, or applied for in Section 3.18(a) of the GSM Disclosure Schedule has been duly registered in, filed in or issued by the official governmental registers and/or issuers (or officially recognized registers or issuers) for such Intellectual Property and each such registration, filing, issuance and/or application (x) has not been abandoned, cancelled or otherwise compromised, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect.

(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect, each of GSM and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of GSM and its Subsidiaries in substantially the same manner as presently conducted and currently proposed to be conducted. Neither the execution and delivery of this Agreement by GSM, nor the performance of this Agreement by GSM, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of GSM or any of its Subsidiaries in any Intellectual Property.

(c)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect, neither GSM nor any of its Subsidiaries nor the conduct of their businesses is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. Neither GSM nor any of its Subsidiaries has received any charge, complaint, claim, demand, or notice since January 1, 2012 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that GSM or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person). To the Knowledge of GSM, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by GSM or any of its Subsidiaries. Neither GSM nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since January 1, 2012 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.

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(d)          GSM and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Intellectual Property that is material to their business (“GSM Material Intellectual Property”). All GSM Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To the Knowledge of GSM, there has been no unauthorized use or disclosure of any such GSM Material Intellectual Property. To the Knowledge of GSM, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of GSM and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with GSM or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in GSM or one of its Subsidiaries. No such Person has asserted, and to the Knowledge of GSM, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any such Intellectual Property.

(e)          The IT Assets of GSM and its Subsidiaries operate in all material respects in accordance with their documentation and functional specifications and as required by GSM and its Subsidiaries and have not, in the last three (3) years, materially malfunctioned or failed. GSM and its Subsidiaries have implemented commercially reasonable measures, to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. GSM and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to their IT Assets.

3.19       Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect, (a) GSM and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law and in accordance with standard industry practices, (b) all insurance policies of GSM and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, and all premiums required to be paid thereon have been paid in accordance with the payment terms of such insurance policy so as not to result in a termination or lapse in coverage and (c) neither GSM nor any of its Subsidiaries is in breach of, or default under, any such insurance policy or has taken any action or failed to take any action which, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Since January 1, 2014, neither GSM nor any of its Subsidiaries has received any written notice of cancellation, invalidation or termination or, as of the date of this Agreement, denial of coverage, rejection of a material claim or material adjustment in the amount of the premiums payable under any material insurance policy maintained by GSM or any of its Subsidiaries.

3.20       Customers and Suppliers. Section 3.20 of the GSM Disclosure Schedule sets forth a list showing the ten largest customers and ten largest suppliers (each, a “Significant GSM Customer/Supplier”) of GSM and its Subsidiaries, taken together, in each case, determined by total revenue during the twelve month period ending on December 31, 2014. Since January 1, 2014, no Significant GSM Customer/Supplier has notified GSM in writing, or to the Knowledge of GSM, orally and other than in the ordinary course of negotiations that it (a) has terminated, or intends to terminate, its customer or supplier relationship with GSM or any of its Subsidiaries or (b) has otherwise changed, or intends to otherwise change, materially and adversely, the overall terms and conditions on which GSM or any of its Subsidiaries sells goods to or purchases goods from such Significant GSM Customer/Supplier.

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3.21       Related Party Transactions. None of GSM or any of its Subsidiaries is party to any Contract or other transaction with any director, manager, officer or employee of GSM or any of its Subsidiaries, or any familial relative of any of the foregoing, or any Person affiliated with any of the foregoing, except, in each case, for employment or compensation Contracts (including any award pursuant to any GSM Benefit Plan) with directors, managers, officers and employees made in the ordinary course of business consistent with past practice.

3.22       Opinion of Financial Advisor. GSM’s financial advisor has delivered to the GSM Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of the shares of GSM Common Stock.

3.23       Broker’s Fees. Except for the financial advisors’ fees set forth in Section 3.23 of the GSM Disclosure Schedule, neither GSM nor any of its Subsidiaries nor any of their respective officers or directors on behalf of GSM or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.24       Ownership of Equity Interests in FA and Grupo VM. Neither GSM nor any of its affiliates own, nor at any time have they owned, directly or indirectly, any Equity Interest in FA or Grupo VM or any of their respective affiliates.

Article 4

Representations and Warranties of FA

Except (a) as set forth in the FA Disclosure Schedule and (b) as otherwise disclosed or identified in the 2013 Annual Report of FA, FA hereby represents and warrants to the other parties as follows:

4.1         Corporate Organization. Each of FA and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of FA and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a FA Material Adverse Effect. The copy of the by-laws of FA (estatutos sociales) (the “FA Bylaws”), as provided to GSM, is true, complete and correct as in effect as of the date of this Agreement. FA is not in violation of any of the provisions of the FA Bylaws. Each of FA and its Subsidiaries is not a party to and has not taken any corporate action or other action (including in respect of breaches of statutory obligations or otherwise), nor have any steps been taken or Proceedings been commenced against FA and its Subsidiaries, for their liquidation, winding-up, dissolution, reorganization or administration (including receivership, bankruptcy, insolvency, examinership, moratorium or intervention Proceedings) or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer with respect to all or any of their respective assets, and each of FA and its Subsidiaries is not insolvent under the laws of their respective jurisdiction of incorporation or unable to pay its debts. Each of FA and its Subsidiaries has not been dissolved and is not required to be dissolved under the laws of its jurisdiction of incorporation.

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4.2         FA Capitalization.

(a)          As of February 20, 2015, (i) two hundred thousand (200,000) FA Shares were issued and outstanding, all of which were validly issued without breach of any existing pre-emptive rights, fully paid, nonassessable and free of preemptive rights, and (ii) no FA Shares were held in the treasury of FA or by its Subsidiaries. There are no options, warrants or other rights, agreements, arrangements, voting trusts, proxies, shareholder agreements, or commitments of any character to which FA is a party or by which FA is bound relating to the issued or unissued capital stock or other Equity Interests of FA, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating FA to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, FA. Since February 20, 2015, FA has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests.

(b)          There are no outstanding contractual obligations of FA or any of its Subsidiaries nor any provisions in the FA Bylaws or the respective bylaws of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any FA Shares or any capital stock of, or other Equity Interests in, FA or any of its Subsidiaries.

(c)        Section 4.2(c) of the FA Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of FA and the authorized, issued and outstanding Equity Interests of each such Subsidiary. Except as set forth in Section 4.2(c) of the FA Disclosure Schedule, none of FA or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of FA is duly authorized (where applicable), validly issued, without breach of any existing pre-emptive rights, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by FA or one or more of its wholly-owned Subsidiaries free and clear of all Liens, other than Permitted Liens. There are no outstanding contractual obligations of FA or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of FA or any other Person, other than guarantees by FA of any indebtedness or other obligations of any wholly-owned Subsidiary of FA. There are no options, warrants or other rights, agreements, arrangements, voting trusts, proxies, shareholder agreements, or commitments of any character to which any Subsidiary is a party or by which any Subsidiary of FA is bound relating to the issued or unissued capital stock or other Equity Interests of FA or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of FA to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, FA or any of its Subsidiaries.

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4.3         Authority; Execution and Delivery; Enforceability.

(a)          FA has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to FA. The execution and delivery by FA of this Agreement, the performance and compliance by FA with each of its obligations herein and the consummation by FA of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of FA, and no other corporate proceedings on the part of FA are necessary to authorize this Agreement or the consummation by FA of the Transactions to which it is a party. FA has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the other parties of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b)          To the Knowledge of FA, no takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Stock Exchange or the other Transactions.

4.4         No Conflicts.

(a)          The execution and delivery of this Agreement by FA does not, and the performance of this Agreement by FA will not, (i) conflict with or violate any provision of the FA Bylaws or any equivalent organizational documents of any Subsidiary of FA, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained and all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to any of FA or any of its Subsidiaries or by which any property or asset of FA or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of FA or any of its Subsidiaries pursuant to, any Contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (A) prevent or delay beyond the Outside Date consummation of the Transactions or (B) otherwise have a FA Material Adverse Effect.

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(b)          The execution and delivery of this Agreement by FA does not and will not, and the consummation by FA of the Transactions to which it is a party and compliance by FA with any of the terms or provisions hereof or thereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) the Required Competition Filings and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (A) prevent or delay beyond the Outside Date consummation of the Transactions or (B) otherwise have a FA Material Adverse Effect.

4.5         Securities Laws; Financial Statements; Undisclosed Liabilities.

(a)          Neither FA nor its Subsidiaries is required to file or furnish any reports, schedules, forms, statements, registration statements, prospectuses or other documents with the SEC, any securities exchange or quotation service or any other comparable Governmental Authority performing similar functions. FA and its Subsidiaries have, at all times in connection with the sale or offer to sell, or the grant of any option to acquire, any Equity Interest of FA or its Subsidiaries, complied with all applicable securities Laws, including any registration requirements thereunder.

(b)          FA has made available to GSM the (i) audited consolidated financial statements (cuentas anuales) and consolidated directors’ report (informe de gestión) of FA for the fiscal years ended December 31, 2012, and December 31, 2013 (including, in each case, any notes or schedules thereto) and (ii) unaudited consolidated financial statements and consolidated internal management report for the period ended September 30, 2014 (together, the “FA Financial Statements”). The FA Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in shareholders’ equity of FA (on a consolidated basis) as of the respective dates of and for the periods referred to in the FA Financial Statements, and were prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim FA Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of FA and its Subsidiaries are accurate and complete, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the FA Financial Statements have been prepared, in all material respects, in accordance with such books and records. No financial statements of any Person other than FA and its Subsidiaries are required by IFRS to be included in the consolidated financial statements of FA. Except as required by IFRS, FA has not, between September 30, 2014 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on September 30, 2014.

(c)          FA has established and maintains a system of internal control over financial reporting effective to provide reasonable assurances regarding the reliability of the consolidated financial reporting and the preparation of the consolidated financial statements of GSM and its Subsidiaries in accordance in all material respects with IFRS. As of the date hereof, based on the most recently completed evaluation of FA’s internal control over financial reporting, (i) FA had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect FA’s ability to record, process, summarize and report financial information and (ii) FA does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in FA’s internal control over financial reporting.

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(d)          FA and its Subsidiaries do not have any material liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the FA Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the FA Financial Statements and (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Stock Exchange or the other Transactions.

4.6         Absence of Certain Changes or Events. Since September 30, 2014 and through the date of this Agreement, (a) FA and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a FA Material Adverse Effect. Since September 30, 2014 through the date of this Agreement, neither FA nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required GSM’s consent pursuant to, clauses (e), (n), (p), (r), (t) and (u) of Section 7.2 had the covenants therein applied since September 30, 2014.

4.7         Information Supplied. None of the information supplied or to be supplied by FA for inclusion or incorporation by reference in (i) the Form F-4 will, at the time the Form F-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement / Prospectus will, at the date it or any amendment or supplement is mailed to holders of the shares of GSM Common Stock and at the time of the GSM Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by FA to such portions thereof that relate expressly to GSM and its Subsidiaries or to statements made therein based on information supplied by or on behalf of GSM for inclusion or incorporation by reference therein).

4.8         Legal Proceedings. As of the date hereof, there are no Proceedings pending, or to the Knowledge of FA, threatened against FA or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of FA that would, in each case, individually or in the aggregate, reasonably be expected to prevent or delay beyond the Outside Date consummation of the Transactions. There are no Proceedings pending, or to the Knowledge of FA, threatened against FA or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of FA, except, in each case, for those that, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted. Neither FA nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted.

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4.9         Compliance with Laws.

(a)          (i) FA and its Subsidiaries are in compliance and since January 1, 2012, have been in compliance with all Laws and Orders applicable to FA or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on FA or its Subsidiaries), and (ii) neither FA nor any of its Subsidiaries has received any written communication since January 1, 2012, from a Governmental Entity that alleges that FA or any of its Subsidiaries is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted.

(b)          FA and each of its Subsidiaries (i) are in compliance and since January 1, 2010, have been in compliance in all material respects with applicable United States and foreign Anti-corruption Laws; (ii) since January 1, 2010, have not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by FA or any of its Subsidiaries of any applicable United States or foreign Anti-corruption Laws and (iii) since April 1, 2014, FA has had an operational code of conduct that includes policies and procedures intended to enhance awareness of and compliance by FA and its Subsidiaries with anti-bribery and anti-corruption laws, rules and principles.

(c)          To the Knowledge of FA, none of FA or its Subsidiaries has directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way.

(d)          FA and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with IFRS, in all material respects. There have been no false or fictitious entries made in the books and records of FA or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and FA and its Subsidiaries have not established or maintained a secret or unrecorded fund.

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(e)          To the Knowledge of FA, since January 1, 2010, none of FA or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, or Syria (including any Governmental Entity within such country) or (ii) that is the subject of any international economic or trade sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

4.10       Permits. FA and each of its Subsidiaries have all Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted. The operation of the business of FA and its Subsidiaries as currently conducted is not, and has not been since January 1, 2012 in violation of, nor is FA or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on FA or its Subsidiaries), and, to the Knowledge of FA, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted. There are no actions pending or, to the Knowledge of FA, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted. Since January 1, 2012, neither FA nor its Subsidiaries have received or been subject to any written notice, charge, claim or assertion, or, to the Knowledge of FA, any other notice, charge, claim or assertion, in each case, alleging any violations of or noncompliance with any Permit, nor to the Knowledge of FA and its Subsidiaries, has any such notice, charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted.

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4.11       Employee Benefit Plans.

(a)        Section 4.11(a) of the FA Disclosure Schedule sets forth a true and complete list of each material employment, incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, fringe benefit, medical, disability, retention, severance, termination, change in control, equity-based compensation and other compensation or benefit plan, policy, program, agreement or arrangements (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of FA, maintained, sponsored or contributed to by FA or any of its Subsidiaries, or under which FA or any of its Subsidiaries has any obligation or liability, whether actual or contingent (each a “FA Benefit Plan”). For purposes of this Section 4.11(a), all employment agreements with members of FA Senior Management shall be deemed “material”.

(b)          With respect to each material FA Benefit Plan, FA has delivered or made available to GSM complete and accurate copies of (i) such FA Benefit Plan, including any amendment thereto (or, in the case of any unwritten FA Benefit Plan, a written description thereof), (ii) each trust, insurance, annuity or other funding contract related thereto, (iii) the most recent summary plan description and any summary of material modifications (if any) prepared for each FA Benefit Plan and (iv) the two most recent financial statements and actuarial or other valuation reports prepared with respect thereto. Except as specifically provided in the foregoing documents delivered or made available to GSM, there are no amendments to any material FA Benefit Plan that have been adopted or approved nor has FA or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new material FA Benefit Plan.

(c)          Each FA Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Law and all pension commitments have been duly externalized if required by applicable Law. Payments or contributions required to be made under the terms of any of the FA Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet prior to the date of this Agreement. With respect to the FA Benefit Plans, no event has occurred and, to the Knowledge of FA, there exists no condition or set of circumstances which could reasonably be expected to result in a FA Material Adverse Effect.

(d)          Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a FA Material Adverse Effect, all FA Benefit Plans subject to the Laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(e)          Except as required by Law, no FA Benefit Plan provides health, medical, life insurance or other welfare benefits with respect to current or former employees (or any of their beneficiaries) of FA or any of its Subsidiaries after retirement or other termination of employment (other than coverage or benefits the full cost of which is borne by the current or former employee (or any of their beneficiaries)), and no circumstances exist that could result in FA or any of its Subsidiaries becoming obligated to provide any such benefits.

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(f)          The consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will not (i) entitle any employee to a bonus, severance or change in control payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or trigger any other material obligation pursuant to any of the FA Benefit Plans or (iii) result in any breach or violation of, or default under, or limit FA’s right to amend, modify or terminate, any FA Benefit Plan.

4.12       Employee and Labor Matters.

(a)        Section 4.12(a) of the FA Disclosure Schedule sets forth a complete and accurate list of all Collective Bargaining Agreements (including any agreement executed with the works councils, labor unions, etc. in any type of negotiation or procedure (collective layoff, etc.)) applicable to any employees of FA or any of its Subsidiaries. FA has made available to GSM copies of such Collective Bargaining Agreements, including with respect to employees based outside the United States.

(b)          No labor union, labor organization, works council, or group of employees of FA or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority. Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA or its Subsidiaries as currently conducted, neither FA nor any Subsidiary has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for FA or any of its Subsidiaries (the “FA Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of FA, threatened in writing against FA or any of its Subsidiaries by any Governmental Entity with respect to the FA Business Personnel which is reasonably likely to materially interfere with the respective business activities of FA or any Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA or its Subsidiaries as currently conducted, there is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of FA, threatened against or affecting FA or any Subsidiary which is reasonably likely to materially interfere with the respective business activities of FA or any Subsidiary.

(c)          Neither FA nor any of its Subsidiaries are required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the Transactions.

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(d)          FA and its Subsidiaries are and have been in compliance with all Collective Bargaining Agreements to or by which FA or any of its Subsidiaries is a party or bound and with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, social security, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees and as employees and independent contractors, and the collection and payment of withholding and/or social security contributions and any other Tax, except for noncompliance that would not, individually or in the aggregate, reasonably be expected to result in a material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA or its Subsidiaries as currently conducted.

4.13       Environmental Matters. Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in, material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted:

(a)          FA and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to noncompliance with any, Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is in compliance with the terms and conditions of their respective Environmental Permits.

(b)          There are no Environmental Claims pending, nor to the Knowledge of FA, threatened against FA or any of its Subsidiaries, and none of FA or any of its Subsidiaries has received any notification of any actual or potential responsibility for any Release or threatened Release of any Hazardous Materials.

(c)          None of FA or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any Order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending, or to the Knowledge of FA threatened, with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

4.14       Title to and Sufficiency of Assets. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted, (a) FA and each of its Subsidiaries has good and valid title to, or a valid leasehold interest in or license to, all of its personal property and other tangible assets and properties, in each case free and clear of all Liens other than Permitted Liens; (b) such properties and assets constitute all of the properties and assets that are used in the operations of FA and its Subsidiaries as presently conducted and are adequate to conduct the business of FA and its Subsidiaries as presently conducted; and (c) such properties and assets, taken as a whole, are in good operating condition and repair, normal wear and tear excepted.

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4.15       Real Property.

(a)        Section 4.15(a) of the FA Disclosure Schedule sets forth a true and complete list of all real property and interests in real property owned or purported to be owned by FA or any of its Subsidiaries that has a value individually of at least $10 million (collectively, the “FA Owned Real Property”) and the address for each FA Owned Real Property. FA or its Subsidiaries, as the case may be, holds good and marketable fee title to the FA Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(b)        Section 4.15(b)(i) of the FA Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied but not owned by FA or any of its Subsidiaries with, as applicable, annual rental payments expected to be paid by FA or such Subsidiary for calendar year 2015 in excess of $1 million per lease, sublease or otherwise (collectively, the “FA Leased Real Property”), (ii) the address for each parcel of FA Leased Real Property, (iii) a description of the applicable lease, sublease, occupancy agreement or other agreement therefor and any and all material amendments, modifications and side letters relating thereto (true and correct copies of each of which FA has delivered to GSM) and (iv) the current rent amounts payable by FA or any of its Subsidiaries related to each FA Leased Real Property. FA or its Subsidiaries, as the case may be, has a valid and subsisting leasehold or subleasehold interest in the FA Leased Real Property free and clear of all Liens, except for Permitted Liens.

(c)          The FA Owned Real Property and the FA Leased Real Property are referred to collectively herein as the “FA Real Property.” The FA Real Property constitutes all real property necessary for the conduct of the business of FA and its Subsidiaries, taken as a whole, as currently conducted. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted: (i) each parcel of FA Real Property is in compliance in all respects with all existing Laws applicable to such FA Real Property, and (ii) neither FA nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to FA’s Knowledge there are no such Proceedings threatened, affecting any portion of the FA Real Property and neither FA nor any of its Subsidiaries has received written notice of the existence of any outstanding Order or of any pending Proceeding and to the Knowledge of FA, there is no such Order, or Proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the FA Real Property. Other than the FA Lease Agreements, there are no leases, subleases, licenses or other agreements granting any Person the right to use or occupy any of the FA Real Property or any portion thereof; and no other Person is in possession of any FA Real Property or portion thereof. Neither FA nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the FA Real Property or portion thereof. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a material impact the conduct of the business of FA and its Subsidiaries as currently conducted, each FA Real Property and all buildings, structures, improvements and fixtures located on, under, over or within the FA Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear.

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(d)          Neither FA nor any of its Subsidiaries is a lessee under any lease or sub-lease of any mining property.

(e)          Except as has not and would not reasonably be expected to, individually or in the aggregate, materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted:

(i)          FA or its Subsidiaries has adequate rights of ingress and egress with respect to the FA Concession Properties, and to all fixtures and improvements used by FA or such Subsidiary in its operations on such FA Concession Properties, as applicable;

(ii)         all FA Concession Contracts are sufficient to operate the business of FA and its Subsidiaries as it is currently conducted;

(iii)        to the Knowledge of FA, the FA Concession Contracts will afford FA or its Subsidiaries the right to extract and sell minerals from the FA Concession Properties in a manner consistent with the business of FA and its Subsidiaries as it is currently conducted;

(iv)        the FA Concession Contracts include all real estate leasehold rights necessary to conduct mining and reclamation activities necessary to operate the business of FA and its Subsidiaries as it is currently conducted; and

(v)         all location fees, mining claim rental fees, maintenance fees or similar payment obligations required to hold each such FA Concession Property and maintain it in good standing have been paid or other similar payment obligations related to the FA Concession Contracts or the extraction of minerals by FA or its Subsidiaries from the FA Concession Properties that were due and payable have been or will be paid in full without setoff or claims unless otherwise accurately and fully reserved for or recorded and accrued as a payable in the FA Financial Statements.

4.16       Tax Matters.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of or a material impact on the business, financial condition or results of operations of FA or its Subsidiaries, (i) all Tax Returns that are required to be filed by or with respect to FA or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), (ii) all such Tax Returns are true, complete and accurate and have been prepared in compliance with applicable Tax Laws, and (iii) FA and its Subsidiaries have prepared and retained all records and information required by applicable Tax Laws.

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(b)          Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of or a material impact on the business, financial condition or results of operations of FA or its Subsidiaries, FA and its Subsidiaries have timely paid all Taxes due and owing by any of them, including any Taxes required to be withheld (or as the case may be, paid on account of income derived from remunerations in kind) from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings, in each case for which adequate reserves have been established in accordance with IFRS on the financial statements of FA and its Subsidiaries.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of or a material impact on the business, financial condition or results of operations of FA or its Subsidiaries, no deficiency for any Tax has been asserted or assessed by a Tax authority against FA or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with IFRS on the financial statements of FA and its Subsidiaries.

(d)          Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of or a material impact on the business, financial condition or results of operations of FA or its Subsidiaries, there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of FA or any of its Subsidiaries, nor is there any other procedure, proceeding or contest of any refund or deficiency in respect of Taxes that is pending in or on appeal from any Tax authority.

(e)          Neither FA nor any of its Subsidiaries has waived, or requested the waiver of, any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)          Neither FA nor any of its Subsidiaries has (i)been the “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, or (ii) ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(g)          Neither FA nor any of its Subsidiaries has (i) ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code as a result of a transaction that closed (A) within the six months prior to the Closing Date or (B) at any other time, (ii) is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Section 269B or Section 7874(b) of the Code, or (iii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of U.S. Treasury Regulations Section 301.7701-5(a).

(h)          No entity classification election pursuant to U.S. Treasury Regulations Section 301.7701-3 or Section 897(i) of the Code has ever been filed with respect to FA or any of its Subsidiaries. None of FA or any of its Subsidiaries is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

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(i)          Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of or a material impact on the business, financial condition or results of operations of FA or its Subsidiaries, none of FA or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements, arrangements that are not primarily related to Taxes or agreements or arrangements solely among any of FA and its Subsidiaries).

(j)          Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of or a material impact on the business, financial condition or results of operations of FA or its Subsidiaries neither FA nor any of its Subsidiaries has entered into any transactions or arrangements with any of their affiliates which were not on an arm’s length basis, and FA and each of its Subsidiaries have complied with all material and formal transfer pricing obligations imposed on them, having retained all supporting documentation required under the applicable Tax Law.

(k)          Neither FA nor any of its Subsidiaries has ever been a member of any consolidated, combined, affiliated, aggregate or unitary group of persons for any Tax purpose (other than a group the common parent of which is FA or a Subsidiary). None of FA or any of its Subsidiaries has any liability for Taxes of any Person (other than FA or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) as transferee or successor.

(l)          Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of or a material impact on the business, financial condition or results of operations of FA or its Subsidiaries, there are no Liens for Taxes upon any property or assets of FA or any of its Subsidiaries, except for Taxes not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of FA and its Subsidiaries.

(m)          Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of or a material impact on the business, financial condition or results of operations of FA or its Subsidiaries, neither FA nor any of its Subsidiaries has entered into a transaction in respect of which any Ruling was required or sought, without such Ruling having first been properly obtained. Any applicable transaction was carried out in accordance with the terms of such Ruling, and no facts or circumstances have arisen since any such Ruling was obtained which would cause it to become invalid or ineffective.

(n)          Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of or a material impact on the business, financial condition or results of operations of FA or its Subsidiaries, neither FA nor any of its Subsidiaries has received a written claim from a Tax authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

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(o)          Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of or a material impact on the business, financial condition or results of operations of FA or its Subsidiaries, FA and all of its Subsidiaries have been resident for Tax purposes in their jurisdiction of incorporation at all times since their incorporation and neither of them has been resident or has acted through a Spanish Tax Haven or is subject to Tax on income, profits or gains outside their jurisdiction of incorporation by means of a permanent establishment or other place of business in any such jurisdiction.

(p)          Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of or a material impact on the business, financial condition or results of operations of FA or its Subsidiaries, neither FA nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) (or any similar provision of state, local or non-U.S. Law).

(q)          Neither FA nor any of its Subsidiaries has Knowledge of any facts or of any reason that would reasonably be expected to cause Holdco to be treated, as a result of the Transactions, as (i) a resident of the United States for U.S. federal Tax purposes, or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(r)          Neither FA nor any of its Subsidiaries has Knowledge of any facts or has taken, failed to take, or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(s)          The majority of FA’s assets, whether held directly or indirectly, do not consist of real estate assets or rights in real estate located in Spain, and neither FA nor any of its Subsidiaries holds an interest or shareholding in any entity the majority of which’s assets, whether held directly or indirectly, consist of real estate assets or rights in real estate located in Spain.

4.17       Material Contracts.

(a)        Section 4.17(a) of the FA Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which FA or any of its Subsidiaries is a party or by which FA or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i)          any Contract or series of related Contracts not entered into in the ordinary course of business reasonably expected to require payments by or generate payments to FA or any of its Subsidiaries in any one year of more than $10 million, but excluding any Contract that would be a FA Benefit Plan, provided, that for the purposes of this Section 4.17, Contracts entered into “in the ordinary course of business” shall include Contracts for the sale of silicon metal not exceeding 5,000 metric tons individually and Contracts for the sale of silicon and manganese alloys not to exceed 10,000 metric tons individually;

(ii)         any Contract that materially limits the ability of FA or any of its affiliates to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements);

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(iii)        any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $20 million or (B) that becomes due and payable as a result of the Transactions;

(iv)        any license, sublicense, option, development or collaboration agreement or other Contract relating to FA Material Intellectual Property (excluding “shrink-wrap,” “click-wrap” or other uncustomized commercially available off-the-shelf software licenses that are not the subject of a negotiated agreement and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property) for which the aggregate annual amounts paid or payable by or to FA or any of its Subsidiaries related to such agreement are greater than $250,000;

(v)         Reserved.

(vi)        any FA Significant Concession Contract;

(vii)       any Contract (excluding purchase orders issued in the ordinary course of business, a form or example of which has been previously provided to GSM) with any of FA’s top 10 suppliers (including purchasing agreements and group purchasing agreements) (measured by dollar volume of purchases of FA during the 12 months ended December 31, 2014);

(viii)      any Contract (excluding purchase orders issued in the ordinary course of business, a form or example of which has been previously provided to GSM) with any of FA’s top 10 customers (measured by dollar volume of spending by the customer during the 12 months ended December 31, 2014);

(ix)         any purchase, sale or supply Contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements in excess of $10 million;

(x)          any material lease, sublease, occupancy agreement or other Contract with respect to the FA Leased Real Property (“FA Lease Agreements”);

(xi)         any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of FA or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(xii)        any material acquisition or divestiture agreement that contains “earn-out” provisions or other contingent payment obligations that have not been satisfied in full;

(xiii)       any agreement that by its terms limits the payment of dividends or other distributions by FA or any of its Subsidiaries;

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(xiv)      any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by FA or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by FA and any of its Subsidiaries in excess of $5 million annually;

(xv)       any Contract for a material Trade Intercompany Arrangement; or

(xvi)      any other agreement which would prohibit or delay beyond the Outside Date the consummation of Merger or any other Transaction contemplated by this Agreement.

(b)          FA has heretofore made available to GSM true, correct and complete copies of the Contracts set forth in Section 4.17(a) (the “FA Material Contracts”).

(c)          Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted, (i) all of the FA Material Contracts are valid, binding and in full force and effect and are enforceable by FA or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii FA, or its applicable Subsidiary, has performed all material obligations required to be performed by it under the FA Material Contracts, and it is not (with or without notice or lapse of time, or both) in material breach or material default thereunder and, to the Knowledge of FA, no other party to any FA Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2014, neither FA nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential material violation of, or material failure to comply with, any term or requirement of any FA Material Contract, and (iv) neither FA nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, change the scope of rights under or fail to renew any FA Material Contract.

4.18       Intellectual Property.

(a)        Section 4.18(a) of the FA Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations, and (iv) internet domain name registrations, in each case that are owned by FA or any of its Subsidiaries (collectively, the “FA Registered Intellectual Property”). With respect to each item required to be listed in Section 4.18(a) of the FA Disclosure Schedule, (A) either FA or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) no Proceeding is pending or, to Knowledge of FA, is threatened, that challenges the validity, enforceability, registration, use or ownership of the item (except for office actions by the applicable Governmental Entities in the normal course of prosecution efforts in connection with applications for the registration or issuance of Intellectual Property). Each item of FA Registered Intellectual Property that is shown as registered, filed, issued, or applied for in Section 4.18(a) of the FA Disclosure Schedule has been duly registered in, filed in or issued by the official governmental registers and/or issuers (or officially recognized registers or issuers) for such Intellectual Property and each such registration, filing, issuance and/or application (x) has not been abandoned, cancelled or otherwise compromised, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect.

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(b)          Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted, each of FA and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of FA and its Subsidiaries in substantially the same manner as presently conducted and currently proposed to be conducted. Neither the execution and delivery of this Agreement by FA, nor the performance of this Agreement by FA, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of FA or any of its Subsidiaries in any Intellectual Property.

(c)          Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted, neither FA nor any of its Subsidiaries nor the conduct of their businesses is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. Neither FA nor any of its Subsidiaries has received any charge, complaint, claim, demand, or notice since January 1, 2012 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that FA or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person). To the Knowledge of FA, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by FA or any of its Subsidiaries. Neither FA nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since January 1, 2012 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.

(d)          FA and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Intellectual Property that is material to their business (“FA Material Intellectual Property”). All FA Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To the Knowledge of FA, there has been no unauthorized use or disclosure of any such FA Material Intellectual Property. To the Knowledge of FA, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of FA and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with FA or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in FA or one of its Subsidiaries. No such Person has asserted, and to the Knowledge of FA, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any such Intellectual Property.

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(e)          The IT Assets of FA and its Subsidiaries operate in all material respects in accordance with their documentation and functional specifications and as required by FA and its Subsidiaries and have not, in the last three (3) years, materially malfunctioned or failed. FA and its Subsidiaries have implemented commercially reasonable measures, to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. FA and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to their IT Assets.

4.19       No Leakage. Since September 30, 2014 and through the date of this Agreement, there has not been any Leakage at any time, other than Permitted Leakage. Neither the entry into of this Agreement nor the consummation of the Transactions will directly result in any Leakage, other than Permitted Leakage.

4.20       Insurance. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material liability to FA or its Subsidiaries or otherwise materially impair the conduct of the business, financial condition or results of operations of FA and its Subsidiaries as currently conducted, (a) FA and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law and in accordance with standard industry practices, (b) all insurance policies of FA and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, and all premiums required to be paid thereon have been paid in accordance with the payment terms of such insurance policy so as not to result in a termination or lapse in coverage and (c) neither FA nor any of its Subsidiaries is in breach of, or default under, any such insurance policy or has taken any action or failed to take any action which, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Since January 1, 2014, neither FA nor any of its Subsidiaries has received any written notice of cancellation, invalidation or termination or, as of the date of this Agreement, denial of coverage, rejection of a material claim or material adjustment in the amount of the premiums payable under any material insurance policy maintained by FA or any of its Subsidiaries.

4.21       Customers and Suppliers. Section 4.21 of the FA Disclosure Schedule sets forth a list showing the ten largest customers and ten largest suppliers (each, a “Significant FA Customer/Supplier”) of FA and its Subsidiaries, taken together, in each case, determined by total revenue during the twelve month period ending on December 31, 2014. Since January 1, 2014, no Significant FA Customer/Supplier has notified FA in writing, or to the Knowledge of FA, orally and other than in the ordinary course of negotiations that it (a) has terminated, or intends to terminate, its customer or supplier relationship with FA or any of its Subsidiaries or (b) has otherwise changed, or intends to otherwise change, materially and adversely, the overall terms and conditions on which FA or any of its Subsidiaries sells goods to or purchases goods from such Significant FA Customer/Supplier.

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4.22       Related Party Transactions.

(a)          None of FA or any of its Subsidiaries is party to any Contract or other transaction with any director, manager, officer or employee of FA or any of its Subsidiaries, or any familial relative of any of the foregoing, or any Person affiliated with any of the foregoing, except, in each case, for employment or compensation Contracts (including any award pursuant to any FA Benefit Plan) with directors, managers, officers and employees made in the ordinary course of business consistent with past practice.

(b)          None of FA or any of its Subsidiaries is party to any Contract or other transaction with Grupo VM or any of its affiliates (other than FA or any of its Subsidiaries), or any director, manager, officer or employee of Grupo VM or such affiliates, or any familial relative of any of the foregoing, or any Person affiliated with any of the foregoing (“Grupo VM Related Party Transactions”), in each case, other than the Transactions.

(c)          There are no material Contracts to which Grupo VM or any of its affiliates (other than FA and its Subsidiaries) is a party with any non-affiliated third party that are used in, or held for use by, the operations of FA and its Subsidiaries as presently conducted. There are no material assets or properties held by or in the name of Grupo VM or any of its affiliates (other than FA and its Subsidiaries) that are used in, or held for use by, the operations of FA and its Subsidiaries as presently conducted. None of the employees of Grupo VM or any of its affiliates (other than FA and its Subsidiaries) provide material services to or for the benefit of the operations of FA and its Subsidiaries.

4.23       Broker’s Fees. Except for the financial advisors’ fees set forth in Section 4.23 of the FA Disclosure Schedule, neither FA nor any of its Subsidiaries nor any of their respective officers or directors on behalf of FA or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

Article 5

Representations and Warranties of GRUPO VM

Grupo VM hereby represents and warrants to the other parties as follows:

5.1         Corporate Organization. Grupo VM is a Spanish company in the form of a public limited company (sociedad anónima), duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Grupo VM is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, would not reasonably be expected to prevent or delay beyond the Outside Date consummation of the Transactions. Grupo VM is not a party to and has not taken any corporate action or other action (including in respect of breaches of statutory obligations or otherwise), nor have any steps been taken or Proceedings been commenced against Grupo VM for its liquidation, winding-up, dissolution, reorganization or administration (including receivership, bankruptcy, insolvency, examinership, moratorium or intervention Proceedings) or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer with respect to all or any of its assets, and Grupo VM is not insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts. Grupo VM has not been dissolved and is not required to be dissolved under the laws of its jurisdiction of incorporation.

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5.2         Authority; Execution and Delivery; Enforceability. Grupo VM has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to it. The execution and delivery by Grupo VM of this Agreement, the performance and compliance by Grupo VM with each of its obligations herein and the consummation by it of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Grupo VM, and no other corporate proceedings on the part of Grupo VM are necessary to authorize this Agreement or the consummation by Grupo VM of the Transactions to which it is a party. Grupo VM has duly and validly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

5.3         No Conflicts.

(a)          The execution and delivery of this Agreement by Grupo VM does not, and the performance of this Agreement by Grupo VM will not, (i) conflict with or violate any provision of Grupo VM’s bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained and all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to Grupo VM or by which any property or asset of Grupo VM is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Grupo VM pursuant to, any Contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent or delay beyond the Outside Date consummation of the Transactions.

(b)          The execution and delivery of this Agreement by Grupo VM does not, and the consummation by Grupo VM of the Transactions to which it is a party and compliance by Grupo VM with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) the Required Competition Filings and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to prevent or delay beyond the Outside Date consummation of the Transactions.

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5.4         Title to Shares. Grupo VM holds beneficially and of record all of the FA Shares, free and clear of all Liens, other than transfer restrictions imposed by applicable securities Laws, and the FA Shares have not been pledged or assigned to any Person, and there are no outstanding options, warrants, call or other rights or agreements to which Grupo VM is a party requiring Grupo VM to sell or transfer the FA Shares to any Person other than as provided in this Agreement. Upon the consummation of the Transactions, Holdco will acquire good and valid title to the FA Shares, free and clear of all Liens, warrants or agreements, preemptive, conversion, subscription or other rights, agreements to purchase and other restrictions and limitations of any kind, other than transfer restrictions imposed by applicable securities Laws. Grupo VM is not party to any voting trust, stockholder agreement, proxy or other agreement with respect to the voting, redemption, sale, pledge, transfer or other disposition of the FA Shares.

5.5         Legal Proceedings. As of the date hereof, there are no Proceedings pending, or to the Knowledge of Grupo VM, threatened against Grupo VM or any of its affiliates (other than FA and its Subsidiaries) or any of their respective assets, rights or properties or any of the officers or directors of Grupo VM that would, in each case, individually or in the aggregate, reasonably be expected to prevent or delay beyond the Outside Date consummation of the Transactions.

5.6         Broker’s Fees. Neither Grupo VM nor any of its affiliates (other than FA and its Subsidiaries) nor any of their respective officers or directors on behalf of Grupo VM or such affiliate has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

5.7         Intended Tax Treatment. Neither Grupo VM nor any of its affiliates has knowledge of any facts or has taken, failed to take, or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

5.8         Holdco Tax Residence and Status. Neither Grupo VM nor any of its affiliates has knowledge of any facts or of any reason that would reasonably be expected to cause Holdco to be treated, as a result of the Transactions, as (i) a resident of the United States for U.S. federal Tax purposes, or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

5.9         Purchase for Own Account.

(a)          Grupo VM is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(b)          Grupo VM is acquiring the Holdco Class A Shares to be issued in connection with the Stock Exchange for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Holdco Class A Shares. Grupo VM agrees that such Holdco Class A Shares may not be sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other applicable securities Laws, except pursuant to an exemption from such registration under such Laws.

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(c)          Grupo VM is able to bear the economic risk of holding the Holdco Class A Shares to be issued in connection with the Stock Exchange for an indefinite period, including a complete loss of its investment in such Holdco Class A Shares, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of an investment in such Holdco Class A Shares.

5.10       Ownership of Equity Interests in GSM.

(a) None of (i) Grupo VM (ii) Inmobiliaria Espacio, S.A., or (iii) any Person that is owned 50% or more (by vote and value), individually or collectively, by Grupo VM, Inmobiliaria Espacio, S.A. and any other Person described in this clause (iii): (A) owns directly any shares of GSM Common Stock; or (B) owns directly (or indirectly through one or more partnerships or disregarded entities) any entity classified as a partnership or disregarded entity for U.S. income Tax purposes that owns any shares of GSM Common Stock.

(b) None of the shareholders of Inmobiliaria Espacio, S.A. or any Person who owns any shares of any such shareholder either (i) owns directly any shares of GSM Common Stock; or (ii) owns directly (or indirectly through one or more partnerships or disregarded entities) any entity classified as a partnership or disregarded entity for U.S. income Tax purposes that owns any shares of GSM Common Stock.

(c) All of the shareholders of Inmobiliaria Espacio, S.A. are classified as corporations for U.S. income Tax purposes. No entity classified as a corporation for U.S. income Tax purposes owns, directly or indirectly, 50% or more (by vote and value) of Inmobiliaria Espacio, S.A.

Article 6

Representations and Warranties of HOLDCO AND MERGER SUB

Each of Holdco and Merger Sub hereby represents and warrants to GSM and FA as follows:

6.1         Corporate Organization. Holdco is a limited company duly incorporated and validly existing under the laws of England. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Neither Holdco nor Merger Sub has conducted any business other than activities incidental to its organization and the consummation of the Transactions.

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6.2         Capitalization. The issued share capital of Holdco consists of one ordinary share of $1.00 nominal value. The issued and outstanding ordinary share has been duly authorized and is validly issued and fully paid up and all of the Holdco Shares to be allotted and issued in connection with the Transactions will be, at the time of allotment and issuance, duly authorized, validly issued, and fully paid up. Except as contemplated by this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Holdco or any of its Subsidiaries is a party or by which Holdco or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Holdco or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Holdco or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Holdco or any of its Subsidiaries. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which 1,000 are outstanding as of the date hereof. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and are validly issued, fully paid and non-assessable.

6.3         Authority; Execution and Delivery; Enforceability. Each of Holdco and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to adoption of this Agreement by Holdco as sole shareholder of Merger Sub (which adoption will occur immediately following execution of this Agreement), to consummate the Transactions applicable to it. The execution and delivery by each of Holdco and Merger Sub of this Agreement, the performance and compliance by each of Holdco and Merger Sub with each of its obligations herein and the consummation by it of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of Holdco or Merger Sub, and no other corporate proceedings on the part of Holdco or Merger Sub are necessary to authorize this Agreement or the consummation by Holdco or Merger Sub of the Transactions to which it is a party, subject, in the case of consummating the Merger, to adoption of this Agreement by Holdco as the sole shareholder of Merger Sub (which adoption will occur immediately following execution of this Agreement). Each of Holdco and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the other parties of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

6.4         No Conflicts.

(a)          The execution and delivery of this Agreement by Holdco and Merger Sub does not, and the performance of this Agreement by Holdco and Merger Sub will not, (i) conflict with or violate any provision of Holdco’s or Merger Sub’s organizational documents, (ii) assuming that all consents, approvals, authorizations and permits described in Section 6.4(b) have been obtained and all filings and notifications described in Section 6.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Holdco or Merger Sub or by which any property or asset of Holdco or Merger Sub is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdco or Merger Sub pursuant to, any Contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent or delay beyond the Outside Date consummation of the Transactions.

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(b)          The execution and delivery of this Agreement by Holdco and Merger Sub does not and will not, and the consummation by Holdco and Merger Sub of the Transactions to which it is a party and compliance by Holdco and Merger Sub with any of the terms or provisions hereof or thereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law and the rules and regulations of the NASDAQ, (ii) the Required Competition Filings, (iii) the filing of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to prevent or delay beyond the Outside Date consummation of the Transactions.

6.5         Legal Proceedings. As of the date hereof, there are no Proceedings pending, or to the Knowledge of Holdco or Merger Sub, threatened against Holdco or Merger Sub or any of their respective Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Holdco or Merger Sub that would, in each case, individually or in the aggregate, reasonably be expected to prevent or delay beyond the Outside Date consummation of the Transactions.

6.6         Intended Tax Treatment. Neither Holdco nor Merger Sub nor any of their respective affiliates has knowledge of any facts or has taken, failed to take, or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

6.7         Holdco Tax Residence and Status. Neither Holdco nor Merger Sub nor any of their respective affiliates has knowledge of any facts or of any reason that would reasonably be expected to cause Holdco to be treated, as a result of the Transactions, as (i) a resident of the United States for U.S. federal Tax purposes, or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

6.8         Broker’s Fees. Neither Holdco nor Merger Sub nor any of their respective officers or directors on behalf of Holdco or Merger Sub has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

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Article 7

Covenants

7.1         Conduct of Business by GSM Pending the Effective Time. GSM agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 7.1 of the GSM Disclosure Schedule or as otherwise expressly contemplated by this Agreement, unless FA shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), GSM will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of GSM and each of its Subsidiaries and to preserve the goodwill and current relationships of GSM and each of its Subsidiaries with customers, suppliers and other Persons with which GSM or any of its Subsidiaries has meaningful business relations, and (iii) use its commercially reasonable efforts to preserve intact its business organization and comply with all applicable Law. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 7.1 of the GSM Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, GSM shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of FA (such consent not to be unreasonably withheld or delayed):

(a)          amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b)          issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, GSM or issue, sell, dispose of, grant or transfer shares of capital stock of, or other Equity Interests in, any of its Subsidiaries, in each case, of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of GSM or any of its Subsidiaries, other than (i) the issuance of GSM Common Stock upon the exercise or settlement of GSM Stock Options or GSM RSUs outstanding as of the date hereof in accordance with their present terms, (ii) the issuance of any GSM Stock Options, GSM RSUs or GSM SARs pursuant to the terms of any employment agreement or offer letter outstanding as of the date hereof in accordance with its present terms, which shall not exceed the amounts set forth in Section 7.1(b) of the GSM Disclosure Letter, (iii) the issuance of annual director grants made in the ordinary course of business consistent with past practice, and (iv) any Lien in existence on the date of this Agreement on the shares of capital stock or other Equity Interests of any Subsidiary of GSM may be replaced by a Lien securing the same liabilities secured by the Lien to be replaced on substantially similar terms;

(c)          sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material property or assets of GSM or any of its Subsidiaries, except pursuant to existing Contracts (including any renewal or extension of the term of such Contract on substantially similar terms) or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(d)          sell, assign, transfer, license, abandon, place in the public domain, permit to lapse or otherwise dispose of any GSM Material Intellectual Property, except pursuant to the terms of existing Contracts or the non-exclusive licensing of any such Intellectual Property in the ordinary course of business consistent with past practice;

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(e)          declare, set aside, make or pay any dividend or other distribution (whether payable in cash, shares, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than (i) regular quarterly cash dividends declared and paid by GSM in an amount not to exceed (x) $0.08 per share of GSM Common Stock in each quarter in calendar year 2015 and (y) $0.085 in each quarter in calendar year 2016 and (ii) dividends paid by a wholly-owned Subsidiary of GSM to GSM or another wholly-owned Subsidiary of GSM) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(f)          reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(g)          merge or consolidate GSM or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of GSM or any of its Subsidiaries, other than immaterial internal reorganizations made in the ordinary course of business consistent with past practice;

(h)          acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any Person or any material assets thereof, other than (i) in the ordinary course of business consistent with past practice, and (ii) acquisitions with a purchase price not to exceed $20 million individually;

(i)          incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of GSM) for borrowed money, except for (i) borrowings under GSM’s existing credit facilities in the ordinary course of business or issuances of commercial paper for working capital, (ii) indebtedness to fund acquisitions permitted by Section 7.1(h), and (iii) general corporate purposes in the ordinary course of business consistent with past practice;

(j)          make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of GSM) in excess of $20 million individually, except as required by existing Contracts;

(k)          terminate, cancel, or request or agree to any material change in or waiver under any GSM Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a GSM Material Contract, in each case other than in the ordinary course of business consistent with past practice;

(l)          make or authorize any capital expenditure in excess of GSM’s capital expenditure budget as disclosed to FA prior to the date hereof, other than (i) capital expenditures reasonably expected to be recovered under existing insurance policies and (ii) capital expenditures that are not, in the aggregate, in excess of $5 million;

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(m)          except (i) to the extent required by (A) applicable Law, (B) the existing terms of any GSM Benefit Plan or (C) contractual commitments with respect to severance or termination pay in existence on the date of this Agreement or (ii) only in the case of any employee who is not a director or an “executive officer” of GSM (within the meaning of Rule 405 under the Securities Act), in the ordinary course of business consistent with past practice: (w) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (x) grant any rights to severance, termination pay, bonus or other benefits or payments to, or enter into any employment, consulting, change in control, retention, severance or termination agreement with, any director, officer or employee of GSM or its Subsidiaries, or establish, adopt, enter into or amend any GSM Benefit Plan or Collective Bargaining Agreement or other Contract with any labor union or labor organization, except to the extent required by the terms of, or in replacement on not materially worse than existing terms and conditions of, a Collective Bargaining Agreement in existence on the date of this Agreement; (y) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any GSM Benefit Plan; or (z) terminate the employment of any officer other than for cause;

(n)          Reserved.

(o)          forgive any loans to directors, officers, employees or any of their respective affiliates;

(p)          pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in accordance with their terms or otherwise in the ordinary course of business consistent with past practice;

(q)          make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(r)          waive, release, assign, settle or compromise any material claims or rights held by GSM or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(s)          compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $5 million individually or $10 million in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, GSM or any of its Subsidiaries;

(t)          except to the extent otherwise required by Law or in the ordinary and usual course of business consistent with past practice, make, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) or advance pricing agreement with respect to any material Tax, or surrender any right to claim a material Tax refund;

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(u)          write up, write down or write off the book value of any assets, in the aggregate, in excess of $10 million, other than (i) regular depreciation, (ii) regular amortization or (iii) as determined by GSM’s auditors (in connection with an impairment test), in each of cases (i), (ii) and (iii), in accordance with GAAP consistently applied; or

(v)         authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

7.2         Conduct of Business by FA Pending the Effective Time. FA agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 7.2 of the FA Disclosure Schedule or as otherwise expressly contemplated by this Agreement, unless GSM shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), FA will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of FA and each of its Subsidiaries and to preserve the goodwill and current relationships of FA and each of its Subsidiaries with customers, suppliers and other Persons with which FA or any of its Subsidiaries has meaningful business relations, (iii) use its commercially reasonable efforts to preserve intact its business organization and comply with all applicable Laws. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 7.2 of the FA Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, FA shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of GSM (such consent not to be unreasonably withheld or delayed):

(a)          amend or otherwise change its bylaws or equivalent organizational documents;

(b)          issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, FA or issue, sell, dispose of, grant or transfer shares of capital stock of, or other Equity Interests in, any of its Subsidiaries, in each case of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of FA or any of its Subsidiaries, provided that any Lien in existence on the date of this Agreement on the shares of capital stock or other Equity Interests of any Subsidiary of FA may be replaced by a Lien securing the same liabilities secured by the Lien to be replaced on substantially similar terms;

(c)          sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material property or assets of FA or any of its Subsidiaries, except pursuant to existing Contracts (including any renewal or extension of the term of such Contract on substantially similar terms) or the sale or purchase of goods in the ordinary course of business consistent with past practice;

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(d)          sell, assign, transfer, license, abandon, place in the public domain, permit to lapse or otherwise dispose of any FA Material Intellectual Property, except pursuant to the terms of existing Contracts or the non-exclusive licensing of any such Intellectual Property in the ordinary course of business consistent with past practice;

(e)          declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends described in clause (iii) of the definition of “Permitted Leakage” and dividends paid by a wholly-owned Subsidiary of FA to FA or another wholly-owned Subsidiary of FA) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(f)          reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(g)          merge or consolidate FA or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of FA or any of its Subsidiaries, other than immaterial internal reorganizations made in the ordinary course of business consistent with past practice;

(h)          acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any material assets thereof, other than (i) in the ordinary course of business consistent with past practice, and (ii) acquisitions with a purchase price not to exceed $20 million individually;

(i)          acquire any Equity Interest in GSM or any of its affiliates;

(j)          incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of FA) for borrowed money, except for (i) borrowings under FA or Grupo VM’s existing credit facilities or issuances of commercial paper for working capital, (ii) indebtedness to fund acquisitions permitted by Section 7.2(b), and (iii) general corporate purposes in the ordinary course of business consistent with past practice;

(k)          make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of FA) in excess of $20 million individually, except as required by existing Contracts;

(l)          terminate, cancel, or request or agree to any material change in or waiver under any FA Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a FA Material Contract, in each case other than in the ordinary course of business consistent with past practice;

(m)          make or authorize any capital expenditure in excess of FA’s capital expenditure budget as disclosed to GSM prior to the date hereof, other than (i) capital expenditures reasonably expected to be recovered under existing insurance policies and (ii) capital expenditures that are not, in the aggregate, in excess of $5 million;

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(n)          except (i) to the extent required by (A) applicable Law, (B) the existing terms of any FA Benefit Plan or (C) contractual commitments with respect to severance or termination pay in existence on the date of this Agreement or (ii) only in the case of any employee who is not a director or “executive officer” of FA (within the meaning of Rule 405 under the Securities Act), in the ordinary course of business consistent with past practice: (w) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (x) grant any rights to severance, termination pay, bonus or other benefits or payments to, or enter into any employment, consulting, change in control, retention, severance or termination agreement with, any director, officer or employee of FA or its Subsidiaries, or establish, adopt, enter into or amend any FA Benefit Plan or Collective Bargaining Agreement or other Contract with any labor union or labor organization, except to the extent required by the terms of, or in replacement on not materially worse than existing terms and conditions of, a Collective Bargaining Agreement in existence on the date of this Agreement; (y) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any FA Benefit Plan; or (z) terminate the employment of any officer other than for cause;

(o)          Reserved;

(p)          forgive any loans to directors, officers, employees or any of their respective affiliates;

(q)          pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in accordance with their terms or otherwise in the ordinary course of business consistent with past practice;

(r)          make any change in accounting policies, practices, principles, methods or procedures, other than as required by IFRS or by a Governmental Entity;

(s)          waive, release, assign, settle or compromise any material claims or rights held by FA or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(t)          compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $5 million individually or $10 million in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, FA or any of its Subsidiaries;

(u)          except to the extent otherwise required by Law or in the ordinary and usual course of business consistent with past practice, make, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) or advance pricing agreement with respect to any material Tax, or surrender any right to claim a material Tax refund;

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(v)         write up, write down or write off the book value of any assets, in the aggregate, in excess of $10 million, other than (i) regular depreciation, (ii) regular amortization or (iii) as determined by FA’s auditors (in connection with an impairment test), in each of cases (i), (ii) and (iii), in accordance with IFRS consistently applied;

(w)          (i) take any action to accelerate the collection of, or materially modify the terms of, any accounts receivable, (ii) take any action to extend the payment terms or otherwise materially modify the terms of any accounts payable, (iii) materially alter any company policy or practice with respect to inventory management, (iv) liquidate its holdings of marketable securities, in each case, except in the ordinary course of business consistent with past practice or (v) otherwise depart from its ordinary course practices of managing its current accounts or other current assets with the intent to artificially affect the calculation of FA Net Debt; or

(x)          authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

7.3         Preparation of the Form F-4 and the Proxy Statement / Prospectus; NASDAQ Listing Application; Shareholders Meeting.

(a)          As promptly as practicable after the execution of this Agreement, FA, GSM and Holdco shall jointly prepare, and Holdco shall cause to be filed with the SEC, a registration statement on Form F-4 (together with any supplements or amendments thereto, the “Form F-4”) to register the offer and sale of Holdco Shares, as applicable, pursuant to the Merger. The Form F-4 shall include a proxy statement to be used for the GSM Shareholders Meeting to adopt this Agreement, as well as a prospectus with respect to the issuance of the Holdco Shares in the Merger (such disclosure document, the “Proxy Statement / Prospectus”). Each of FA, GSM and Holdco shall use its commercially reasonable efforts to have the Form F-4 declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and, prior to the effective date of the Form F-4, each of Holdco, FA and GSM shall take all action reasonably required to be taken under any applicable securities Laws in connection with the issuance of the Holdco Shares. Each of FA and GSM shall furnish all information as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Form F-4 and the Proxy Statement / Prospectus. As promptly as practicable after the Form F-4 shall have become effective, GSM shall use its commercially reasonable efforts to cause the Proxy Statement / Prospectus to be mailed to its shareholders. No filing of, or amendment or supplement to, the Form F-4 will be made by Holdco, and no filing of, or amendment or supplement to, the Proxy Statement / Prospectus will be made by GSM, in each case without providing the other parties with a reasonable opportunity to review and comment thereon. None of the Form F-4, the Proxy Statement / Prospectus or any amendment or supplement to the Form F-4, the Proxy Statement / Prospectus shall be filed without the approval of all parties, which approval shall not be unreasonably withheld or delayed. If at any time prior to the Effective Time any information relating to FA or GSM, or any of their respective affiliates, directors or officers, should be discovered by FA or GSM which should be set forth in an amendment or supplement to either the Form F-4 or the Proxy Statement / Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of GSM. Each party shall notify the other parties promptly of the time when the Form F-4 has become effective, and of the issuance of any stop order or suspension of the qualification of the Holdco Shares issuable in connection with the Merger or the Stock Exchange for offering or sale in any jurisdiction. In addition, each party agrees to provide the other parties and their respective counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Form F-4 or the Proxy Statement / Prospectus promptly after receipt of such comments, and any written or oral responses thereto. Each party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each party shall give due consideration to the additions, deletions or changes suggested thereto by the other party and their respective counsel.

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(b)          GSM Shareholders Meeting.

(i)          GSM shall, as promptly as practicable after the Form F-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its shareholders (the “GSM Shareholders Meeting”) in accordance with the DGCL for the purpose of obtaining the GSM Shareholder Approval and shall, subject to the provisions of Section 7.4, through its Board of Directors, recommend to its shareholders the adoption of this Agreement. GSM may only postpone or adjourn the GSM Shareholders Meeting (i) to solicit additional proxies for the purpose of obtaining the GSM Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that GSM has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of GSM prior to the GSM Shareholder Meeting.

(ii)         Subject to Section 7.4, GSM shall, through the GSM Board, make the GSM Recommendation and include such GSM Recommendation in the Proxy Statement / Prospectus and use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement. Except as expressly permitted in Section 7.4(b) and Section 7.4(d), neither the GSM Board nor any committee thereof shall withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to FA, the GSM Recommendation (the actions specified in the foregoing clause being referred to as a “GSM Adverse Recommendation Change”).

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7.4         No Solicitation of Transactions.

(a)          GSM shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Competing Proposal. From the date hereof until the earlier of the Effective Time or the date of termination of this Agreement in accordance with Article 9, GSM shall not, and shall cause its Subsidiaries not to, and shall instruct and use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) or take any other action intended to facilitate the making of any proposal which constitutes, or would reasonably be expected to lead to, any Competing Proposal, or (ii) engage in any discussions or negotiations or cooperate in any way with any Person with respect to any inquiries regarding, or the making of, a Competing Proposal; provided, however, that (x) GSM may ascertain facts from the Person making any Competing Proposal for the sole purpose of the GSM Board informing itself about the terms of such Competing Proposal and the Person that made it and (y) if, prior to obtaining the GSM Shareholder Approval and following the receipt of a Competing Proposal that is or would reasonably be expected to lead to a Superior Proposal, the GSM Board determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal, as applicable, would be inconsistent with its fiduciary duties under applicable Law, GSM may, in response to such Competing Proposal, and subject to compliance with Section 7.4(c), (A) furnish information with respect to GSM to the Person making such Competing Proposal pursuant to an Acceptable Confidentiality Agreement (provided that all such information has previously been provided to FA or is provided to FA prior to or substantially concurrent with the time it is provided to such Person), and (B) engage in discussions or negotiations with such Person regarding such Competing Proposal. Except as expressly permitted by this Section 7.4, GSM shall not, and shall cause its Subsidiaries not to, and shall instruct and use its commercially reasonable efforts to cause its Representatives not to, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, directly or indirectly (1) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”); (2) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a Competing Proposal; (3) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill agreement entered into by the applicable party in respect of or in contemplation of a Competing Proposal (other than to the extent the GSM Board determines in good faith after consultation with its outside legal counsel, that failure to take any of such actions under clause (3) would be inconsistent with its fiduciary duties under applicable Law), or (4) publicly propose to do any of the foregoing.

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(b)          Notwithstanding any other provision of this Agreement, including Section 7.3, prior to receipt of the GSM Shareholder Approval the GSM Board may, in response to any bona fide written Competing Proposal, effect a GSM Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement or both, if the GSM Board has determined in good faith, after consultation with GSM’s outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal provided, however, that GSM shall not make a GSM Adverse Recommendation Change in connection with a Competing Proposal until after the 48 hours immediately following FA’s receipt of written notice (a “GSM Notice of Recommendation Change”) from GSM advising FA that the Parent Board intends to make a Parent Adverse Recommendation Change and specifying the reasons therefor, including the terms and conditions of any Competing Proposal that is the basis of the proposed action by the GSM Board. In determining whether to make a GSM Adverse Recommendation Change, the GSM Board shall take into account any changes to the terms of this Agreement proposed by FA in response to a GSM Notice of Recommendation Change or otherwise, and, if requested by FA, GSM shall engage in good faith negotiations with FA regarding any changes to the terms of this Agreement proposed by FA.

(c)          In addition to the obligations of GSM set forth in Section 7.4(a) and Section 7.4(b), GSM shall promptly, and in any event no later than 48 hours, after it receives (i) any Competing Proposal or notice by any Person that it intends to make a Competing Proposal, or (ii) any request for discussions or negotiations regarding any Competing Proposal, notify FA orally and in writing of any of the foregoing occurrences, the identity of the Person making such request or Competing Proposal and a copy of such request or Competing Proposal (or where no such copy is available, a reasonably detailed description of such request or Competing Proposal). GSM shall keep FA reasonably informed (and in any event no later than 48 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any request or Competing Proposal, and any material developments with respect thereto. Without limiting the foregoing, GSM shall promptly (and in any event within 48 hours) notify FA orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Competing Proposal pursuant to Section 7.4.

(d)          Notwithstanding anything in this Section 7.4 to the contrary, at any time prior to obtaining the GSM Shareholder Approval, the GSM Board may make a GSM Adverse Recommendation Change only (i) as permitted by Section 7.4(b) or (ii)  if the GSM Board determines in good faith, after consultation with GSM’s outside legal counsel and financial advisor, that the failure to make a GSM Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law.

(e)          Nothing contained in this Agreement shall prohibit the GSM Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to its shareholders if the GSM Board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its duties to its shareholders under, or would violate, applicable Law or (iii) making accurate disclosure to its shareholders of factual information regarding the business, financial condition or results of operations of GSM or FA or the fact that a Competing Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be a GSM Adverse Recommendation Change); provided, however, that any disclosure (A) of the type described in clause (i) above (other than any “stop, look and listen” communication to its shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act) which recommends acceptance of, or is neutral toward, any proposal or offer other than pursuant to the Merger or (B) of the type described in clause (ii) above that does not include a rejection of any previously announced Competing Proposal or a confirmation that the GSM Recommendation remains in effect shall be deemed a GSM Recommendation Change effected by the GSM Board.

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(f)          For purposes of this Agreement:

(i)          “Competing Proposal” shall mean, other than the Transactions, any proposal from a third party relating to (A) a merger, reorganization, sale of all or substantially all of the assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving GSM or any of its Subsidiaries; (B) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of twenty percent (20%) or more of the consolidated assets of GSM and its Subsidiaries, as determined on a fair-market-value basis; (C) the purchase or acquisition, in any manner, directly or indirectly, by any Person of twenty percent (20%) or more of the issued and outstanding shares of the GSM Common Stock, or (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the shares of GSM Common Stock.

(ii)         “Superior Proposal” means a bona fide written Competing Proposal (except the references therein to “20%” shall be replaced by “50%”) made by a third party which, in the good faith judgment of the GSM Board, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, and the third party making such Competing Proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated, would result in a transaction that is more favorable to GSM’s shareholders, from a financial point of view, than the Merger and the other Transactions contemplated hereby.

7.5         Access to Information; Confidentiality.

(a)          Upon reasonable notice, each of FA and GSM shall (and shall cause their respective Subsidiaries and Representatives to) afford to the other party and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to its properties, Contracts, books and records and its officers, employees and Representatives and, during such period, each of FA and GSM shall (and shall cause its Subsidiaries and Representatives to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of applicable securities Laws (other than reports or documents which such party is not permitted to disclose under applicable Law) and (ii) consistent with its obligations under applicable Law, all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, none of FA or GSM or any of their respective Subsidiaries or Representatives shall be required to provide access to or disclose information where such information or access would, in the reasonable judgment of such party, (x) breach any Contract with any third party, (y) constitute a waiver of the attorney-client or other privilege held by such party or (z) otherwise violate any applicable Law. In the event any of the restrictions in clauses (x) through (z) of the foregoing sentence shall apply, the parties shall advise the other party of the subject matter of any such information that cannot be disclosed and shall use their commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws. Any such information provided pursuant to this Section 7.5 shall be held in confidence to the extent required by, and in accordance with, the provisions of that certain Mutual Non-Disclosure Agreement, dated November 20, 2014, as amended, modified or supplemented from time to time (the “Confidentiality Agreement”), between Grupo VM and GSM, which Confidentiality Agreement shall remain in full force and effect.

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(b)          No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

7.6         Regulatory Approvals; Other Appropriate Action.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Stock Exchange, the Merger and the other Transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all necessary consents, approvals or waivers from third parties, including under any Contract or Permit to which FA or GSM or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including those in connection with the HSR Act and the other applicable Competition Laws), make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity (including in connection with the HSR Act and the other applicable Competition Laws), (iii)  resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Stock Exchange, the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement. Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, FA and GSM shall have the right to review in advance, and to the extent practicable each party shall consult with the other party in connection with, all of the information relating to FA or GSM, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Stock Exchange, the Merger and the Transactions contemplated by this Agreement. In exercising the foregoing rights, each of FA and GSM shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, FA and GSM shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other party with copies of notices or other written substantive communications received by FA or GSM, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to the Transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the Transactions. In furtherance and not in limitation of the foregoing, each of FA and GSM shall, and shall cause their respective affiliates to, make or cause to be made all filings required under the HSR Act and the other Competition Laws set forth in Section 7.6(a) of the GSM Disclosure Schedule and the FA Disclosure Schedule (collectively, the “Required Competition Filings”) with respect to the Transactions as promptly as practicable and, in any event with respect to the filings required under the HSR Act, within ten (10) Business Days after the date of this Agreement.

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(b)          Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity, neither FA or GSM (nor any of their respective Subsidiaries or affiliates) shall be required or permitted to sell, hold separate, alter an ownership interest in assets or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate, alter an ownership interest in assets or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of, FA or GSM or their respective Subsidiaries (collectively, a “Regulatory Undertaking”), if such action would, individually or in the aggregate, reasonably be expected to result in a material and adverse effect on the business, results of operations, ability to operate in a manner consistent with past practice or financial condition (a “Party MAE”) of the party whose assets or business conduct would be subject to the Regulatory Undertaking. The parties have agreed that, without limitation of the meaning of Party MAE, a Party MAE shall be deemed to exist with respect to any Regulatory Undertaking concerning the divesture or other disposition of all or substantial part of any facility or its operations in North America or Western Europe or any other Regulatory Undertaking with the equivalent effects on such a facility or such operations.

(c)          Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity, neither Grupo VM nor any of its Subsidiaries (other than Holdco, FA and their respective Subsidiaries) shall be required to (i) sell or otherwise dispose of or conduct their business in a specified manner, (ii) agree to sell or otherwise dispose of or conduct their businesses in a specified manner, or (iii) enter into or agree to enter into any agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, in the case of each of clauses (i), (ii) and (iii), other than with respect to Holdco, FA and their respective Subsidiaries.

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7.7         Certain Notices. Each party shall give prompt notice to the other parties if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or the NASDAQ (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article 8 not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

7.8         Public Announcements. Each party agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of FA and GSM (which consent shall not be unreasonably withheld or delayed), except (a) to the extent such release or announcement is required by applicable Law or the rules or regulations of any applicable United States or foreign securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; or (b) with respect to any press release or other public statement by GSM expressly permitted by Section 7.4. Promptly following execution of this Agreement, FA and GSM agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, FA and GSM.

7.9         Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, Holdco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of GSM and its Subsidiaries (in all of their capacities) (A) to the fullest extent permitted by Law, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by GSM pursuant to the organizational documents of GSM or its Subsidiaries and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of GSM and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions), (ii) include and cause to be maintained in effect in Holdco’s (or any successor’s) organizational documents after the Effective Time, provisions providing for the elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses to the fullest extent permitted by Law, (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by GSM (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 250% of the annual premiums currently paid by GSM for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Holdco may, in lieu of maintaining the insurance described in clause (iii) of this Section 7.9(a), purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by GSM. The obligations of Holdco under this Section 7.9(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.9(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.9(a) applies shall be third-party beneficiaries of this Section 7.9(a)).

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(b)          From and after the Effective Time, Holdco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of FA and its Subsidiaries (in all of their capacities) (A) to the fullest extent permitted by Law, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by FA pursuant to the organizational documents of FA or its Subsidiaries and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of FA and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco’s (or any successor’s) organizational documents after the Effective Time, provisions providing for the elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses to the fullest extent permitted by Law and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by FA (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 250% of the annual premiums currently paid by FA for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Holdco may, in lieu of maintaining the insurance described in clause (iii) of Section 7.9(b), purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by FA. The obligations of Holdco under this Section 7.9(b) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.9(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.9(b) applies shall be third party beneficiaries of this Section 7.9(b)).

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7.10       Financing Matters. Between the date hereof and the Closing Date, each of GSM and FA shall, and shall cause its Subsidiaries to, use commercially reasonable efforts (a) to obtain all necessary waivers or consents for the purpose of waiving any terms or provisions of the agreements listed under Section 3.17(a)(iv) of the GSM Disclosure Schedule, in the case of GSM, and listed under Section 4.17(a)(iv) of the FA Disclosure Schedule, in the case of FA, to the extent that the consummation of the transactions contemplated by this Agreement would result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, such terms or provisions, (b) to refinance, renew or replace the indebtedness under such agreements on terms mutually agreeable to FA and GSM, provided that the transactions contemplated by this Agreement would not result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, any agreement under which such indebtedness is refinanced, renewed or replaced or (c) to ensure that sufficient cash is available for the prompt payment of any indebtedness under any such agreement. In addition, between the date hereof and the Closing Date, each of GSM and FA shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate to develop an optimal global financing structure for Holdco and its Subsidiaries from and after the Closing, and to reasonably cooperate in connection with the arrangement of such financing.

7.11       Section 16 Matters. Prior to the Effective Time, GSM shall take all such steps as may be required to cause any dispositions of shares of GSM Common Stock (including GSM Restricted Shares, GSM Stock Options and GSM RSUs and any other derivative securities with respect to shares of GSM Common Stock) or acquisitions of Holdco Shares (including derivative securities with respect to Holdco Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GSM to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.12       Leakage. Prior to the Effective Time, Grupo VM shall cause FA and its Subsidiaries not to, and FA and its Subsidiaries shall not, except as disclosed in the FA Disclosure Schedule, authorize, enter into any Contract that constitutes or would result in, or otherwise permit, any Leakage, other than Permitted Leakage.

7.13       Conduct of Holdco and Merger Sub Business. From and after the date hereof, until the Effective Time neither Holdco nor Merger Sub shall conduct any business other than activities incidental to the consummation of the Transactions or otherwise permitted hereby.

7.14       Treatment of Related Party Transactions. Except as contemplated by this Agreement and as set forth in Section 7.14 of the FA Disclosure Schedule, Grupo VM and FA shall cause all Related Party Transactions and all rights and obligations of FA and its Subsidiaries under Contracts with respect thereto to be terminated at or prior to the Closing, with no further liability of Holdco and its Subsidiaries, on the one hand, and Grupo VM and its Affiliates, on the other hand, with respect thereto.

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7.15       Tax Matters.

(a)        Merger. Each of GSM, Grupo VM, FA, Holdco, and Merger Sub shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment and to obtain the Tax opinions described in Sections 8.2(h) and 8.3(d), including by (i) delivering to Tax counsel for GSM and FA certificates of officers of GSM (the “GSM Officer’s Certificate”), Holdco (the “Holdco Officer’s Certificate”), and FA (the “FA Officer’s Certificate”) dated and executed as of the dates of such Tax opinions in substantially the forms set forth in Exhibit H, (ii) making additional representations and covenants requested by Tax counsel in order to render such Tax opinions, (iii) not taking any action that such party knows is reasonably likely to prevent such qualification or to prevent the obtaining of such Tax opinions, (iv) considering in good faith such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment), and (v) filing the corresponding Tax forms, Tax Returns and Tax communications with the relevant Tax authorities.

(b)        Stock Exchange. Each of GSM, Grupo VM, FA, Holdco, and Merger Sub shall use its reasonable best efforts to cause the Stock Exchange to qualify for the Intended Tax Treatment and to obtain the Tax opinions with respect thereto described in Sections 8.2(h) and 8.3(d), including by (i) delivering to Tax counsel for GSM and FA the GSM Officer’s Certificate, the Holdco Officer’s Certificate, and the FA Officer’s Certificate, (ii) making additional representations and covenants requested by Tax counsel in order to render such Tax opinions, (iii) not taking any action that such party knows is reasonably likely to prevent such qualification or prevent the obtaining of such Tax opinions, (iv) considering in good faith such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment), and (v) filing the corresponding Tax forms, Tax Returns and Tax communications with the relevant Tax authorities. In the event that FA or Grupo VM would like to request a binding Tax ruling from the Spanish Tax authorities in respect of the Spanish Tax treatment of the Stock Exchange, the request and obtaining of such a Tax ruling would be for the benefit of FA or Grupo VM and shall neither (i) interfere with the Intended Spanish Tax Treatment, nor (ii) be deemed as a condition to the consummation of the Transactions pursuant to ARTICLE 8.

(c)          Notwithstanding Section 7.15(a) and Section 7.15(b), (i) each of GSM, Grupo VM, FA, Holdco, and Merger Sub shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants to be made to Tax counsel in furtherance of such Tax opinions, (ii) none of GSM, Grupo VM, FA, Holdco and Merger Sub shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations made in Sections 3.16(g), 3.16(q), 4.16(g), and 4.16(q), and (iii) each of GSM, Grupo VM, FA, Holdco, and Merger Sub shall promptly notify the other parties upon becoming aware of any fact or circumstance that (A) may reasonably be expected to cause the Transactions to fail to qualify for the Intended Tax Treatment, or (B) may reasonably be expected to cause to be untrue as of the Closing Date any of the representations made in Sections 3.16(g), 3.16(q), 4.16(g), and 4.16(q), and in each case shall promptly provide the other parties with an explanation and description in reasonably sufficient detail of any position or action intended to be taken in good faith to ensure that such fact or circumstance does not either cause the Transactions to fail to qualify for the Intended Tax Treatment or result in any of the representations made in Sections 3.16(g), 3.16(q), 4.16(g), and 4.16(q) to be untrue as of the Closing Date. Each of GSM, Grupo VM, FA, Holdco, and Merger Sub will report the Transactions in a manner consistent with the Intended Tax Treatment.

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(d)        Certification. At least five Business Days prior to the expected Closing Date (and in any event not less than two Business Days prior to the actual Closing Date), (i) GSM shall deliver to Holdco a written statement in a form reasonably satisfactory to the parties that sets forth the fair market value of all distributions (as defined in IRS Notice 2014-52 or any successor proposed, temporary or final U.S. Treasury Regulations) made, or to be made by GSM with respect to any of its outstanding stock in the eighty-four (84) month period ending on the Closing Date, and the extent to which such distributions represent Excess Distributions, (ii) FA shall deliver to GSM a written statement in a form reasonably satisfactory to the parties that sets forth the fair market value of any Specified Passive Assets of FA (or of any “qualified subsidiary” or “qualified partnership” of FA (in each case, as defined in U.S. Treasury Regulations Section 1.367(a)-3(c)(5)) or of Holdco, and (iii) FA and GSM shall mutually agree in writing to a good faith estimate in a form reasonably satisfactory to the parties of the fair market value of the expected proceeds from the R&W Insurance Policy.

7.16       R&W Insurance Policy. Each of the parties agrees to cooperate and use its commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to cause the R&W Insurance Policy to be issued, prior to the Closing.  The R&W Insurance Policy shall (a) name Holdco as the insured party, (b) insure against Loss resulting from any breach, or any failure to be true, of certain representations and warranties of FA and Grupo VM under this Agreement, (c) contain a waiver of all applicable subrogation rights, (d) fully cover all of Grupo VM’s and FA’s representations and warranties except as conditioned, limited or excluded in such policy and (e) otherwise be in customary form for transaction representation and warranties insurance policies issued to a buyer in an acquisition transaction. FA shall be responsible for, and shall promptly pay, the premium and all other costs of procuring the R&W Insurance Policy in an amount not to exceed $2,500,000 in the aggregate.

7.17       Transition Services. From and after the date hereof, each of GSM, Grupo VM and FA shall, and shall cause its Subsidiaries to, cooperate to determine whether any transition or similar services (including maintaining information technology services and support) may be required to ensure an efficient and effective transition of the business and operations of FA and its Subsidiaries to Holdco at and in connection with the consummation of the transactions contemplated by this Agreement. To the extent the parties mutually determine that such transition or similar services are required to ensure an efficient and effective transition of the business and operations of FA and its Subsidiaries to Holdco, Grupo VM shall use commercially reasonable efforts to provide such transition or similar services on customary terms to be mutually agreed by Grupo VM and GSM.

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7.18       Insurance Matters. FA shall, and shall cause its Subsidiaries to, continue to carry their existing insurance policies prior to the Closing, and shall not allow any breach, default or cancellation (other than expiration of policies in the ordinary course of business, which are subsequently replaced within a reasonable time period of such expiration) of such insurance policies to occur or exist. From and after the Closing, in the event FA or any of its Subsidiaries incurs any liability based upon, relating to or arising from acts, omissions, events or circumstances that occurred or existed prior to the Closing that are covered by occurrence-based insurance policies (“GVM Policies”) contracted by Grupo VM or any of its Affiliates and under which FA or its Subsidiaries are insured on or prior to Closing (“Covered Claims”) and FA provides prompt notice to Grupo VM of such Covered Claims, Grupo VM shall (i) use its commercially reasonable efforts to make and pursue the Covered Claims under such occurrence-based policies subject to the terms and conditions of such occurrence-based policies, including deductibles, and (ii) pay, or cause to be paid, the proceeds of such Covered Claims to FA after deducting therefrom the amounts of any of Grupo VM’s deductibles, self-insured retentions and out-of-pocket fees and expenses incurred by Grupo VM in connection with making and pursuing the Covered Claims. FA agrees that it shall (A) exclusively bear, and Grupo VM shall not have any obligation to repay or reimburse FA or any of its Subsidiaries for, the amount of any deductibles, self-insured retentions or other out-of-pocket fees and expenses incurred by Grupo VM or its Affiliates based upon, relating to or arising from Covered Claims and (B) shall be liable for all uninsured or uncollectible amounts of Covered Claims. Grupo VM shall diligently pursue any Covered Claim under this Section 7.18, consult with FA prior to making any material decision or taking any material action relating to such Covered Claim and take such other actions as may be reasonably requested by FA in connection with the tendering of such Covered Claims to the applicable insurers under such policies. Grupo VM or any of its Affiliates may, in its reasonable discretion amend any insurance policies in the manner it deems appropriate to give effect to this Section 7.18; provided that neither Grupo VM nor its Affiliates may take any action that would reduce, modify or eliminate any coverage, terms and conditions or policy limits to the detriment of FA or any of its Subsidiaries under any GVM Policy presently available to FA or any of its Subsidiaries for any claims related to pre-Closing occurrences, other than any such action that applies generally to all insureds under such GVM Policy.

Article 8

Conditions to Consummation of the TRANSACTIONS

8.1         Conditions to Obligations of Each Party Under This Agreement. The obligations of the parties to consummate the Transactions are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a)        Shareholder Approval. GSM shall have obtained the GSM Shareholder Approval.

(b)        NASDAQ Listing. The Holdco Shares issuable pursuant to this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(c)        Statutes and Injunctions. No Law or Order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Transactions by any Governmental Entity which prohibits, restrains or makes illegal the consummation of the Transactions and which continues in effect.

(d)        Form F-4. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

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(e)        Competition Approvals. (i) Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated; and (ii) the other antitrust, competition, investment, trade regulation or similar approvals set forth in Section 8.1(e) of the GSM Disclosure Schedule and the FA Disclosure Schedule shall have been obtained and shall be in effect and, if applicable, the waiting period, together with any extensions thereof, or mandated filings thereunder shall have expired, been terminated or been made, as applicable.

8.2         Conditions to Obligations of GSM Under This Agreement. The obligations of GSM to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a)          The representations and warranties of FA set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or FA Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a FA Material Adverse Effect; provided, that (i) the representations and warranties set forth in Section 4.1 (Corporation Organization), Section 4.2 (FA Capitalization), Section 4.3 (Authority; Execution and Delivery; Enforceability), Section 4.16(g)(i)(A), Section 4.16(q), and Section 4.16(r) (Tax Matters) and Section 4.23 (Broker’s Fees) shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (ii) the representations and warranties set forth in Section 4.16(g)(ii) and (iii) (only with respect to FA), Section 4.16(s) (Tax Matters) and Section 4.19 (No Leakage) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). GSM shall have received a certificate validly executed and signed on behalf of FA by an executive officer of FA certifying that this condition has been satisfied.

(b)          The representations and warranties of Grupo VM set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); provided, that the representation and warranty set forth in Section 5.8 (Holdco Tax Residence and Status) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date.  GSM shall have received a certificate validly executed and signed on behalf of Grupo VM by an executive officer of Grupo VM certifying that this condition has been satisfied.

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(c)          The representations and warranties of Holdco and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date).  GSM shall have received a certificate validly executed and signed on behalf of each of Holdco and Merger Sub by an executive officer of each of Holdco and Merger Sub certifying that this condition has been satisfied.

(d)          FA shall have performed or complied with all of the material covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and GSM shall have received a certificate validly executed and signed on behalf of FA by an executive officer of FA certifying that this condition has been satisfied.

(e)          Grupo VM shall have performed or complied with all of the material covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and GSM shall have received a certificate validly executed and signed on behalf of Grupo VM by an executive officer of Grupo VM certifying that this condition has been satisfied.

(f)          Each of Holdco and Merger Sub shall have performed or complied with all of the material covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and GSM shall have received a certificate validly executed and signed on behalf of each of Holdco and Merger Sub by an executive officer of each of Holdco and Merger Sub certifying that this condition has been satisfied.

(g)          No change, event, development, condition, occurrence or effect shall have occurred, arisen or become known since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a FA Material Adverse Effect.

(h)          GSM shall have received a written opinion from Latham & Watkins LLP substantially in the form of Exhibit H, dated as of the Closing Date to the effect that the Merger should qualify for the Intended U.S. Tax Treatment. In rendering the opinion described in this Section 8.2(h), the counsel rendering such opinion shall be entitled to rely upon (and may incorporate by reference) reasonable and customary representations and covenants including the GSM Officer’s Certificate, the Holdco Officer’s Certificate, and the FA Officer’s Certificate.

(i)           Holdco and Merger Sub shall have delivered to GSM all of the documents set forth in Section 1.4 hereof.

(j)          FA and Grupo VM shall have delivered to GSM all of the documents set forth in Section 1.5 hereof.

(k)          Grupo VM shall not have made the Adjustment Threshold Election.

8.3         Conditions to Obligations of FA and Grupo VM Under This Agreement. The obligations of FA and Grupo VM to consummate the Transactions, including the Stock Exchange, is subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

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(a)          The representations and warranties of GSM set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or GSM Material Adverse Effect qualifiers therein), as of the date hereof and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a GSM Material Adverse Effect; provided, that (i) the representations and warranties set forth in Section 3.1 (Corporate Organization), Section 3.2 (GSM Capitalization), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.16(q) and Section 3.16(r) (Tax Matters), and Section 3.23 (Broker’s Fees) shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (ii) the representations and warranties set forth in Section 3.16(s) (Tax Matters) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). FA and Grupo VM shall have received a certificate validly executed and signed on behalf of GSM by an executive officer of GSM certifying that this condition has been satisfied.

(b)          GSM shall have performed or complied with, as applicable, all of the material covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and FA and Grupo VM shall have received a certificate validly executed and signed on behalf of GSM by an executive officer of GSM certifying that this condition has been satisfied.

(c)          No change, event, development, condition, occurrence or effect shall have occurred, arisen or become known since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a GSM Material Adverse Effect.

(d)          Grupo VM shall have received a written opinion (i) from Uría Menéndez Abogados, S.L.P., dated as of the Closing Date to the effect that the Stock Exchange should qualify for the Intended Spanish Tax Treatment, and (ii) from Cravath, Swaine & Moore LLP, dated as of the Closing Date to the effect that the Merger should qualify for the Intended U.S. Tax Treatment. In rendering the opinions described in this Section 8.3(d), Uría Menéndez Abogados, S.L.P. and Cravath, Swaine & Moore LLP shall each be entitled to rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including the GSM Officer’s Certificate, the Holdco Officer’s Certificate, and the FA Officer’s Certificate.

(e)          GSM shall have delivered to Holdco, Grupo VM and FA all of the documents set forth in Section 1.6 hereof.

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Article 9

Termination, Amendment and Waiver

9.1         Termination. This Agreement may be terminated, and the Transactions may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the GSM Shareholder Approval:

(a)          By mutual written consent of GSM and FA;

(b)          By either GSM or FA:

(i)          if any Law or final and non-appealable Order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Transactions by any Governmental Entity of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Transactions; provided, that the right to terminate the Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the enactment or issuance of any such Law or Order;

(ii)         if the transactions shall not have been consummated by November 23, 2015 whether such date is before or after the date of the GSM Shareholder Approval; provided, that in the event that, as of November 23, 2015, all conditions to the Closing set forth in Article 8 have been satisfied or waived (other than such conditions that by their terms are satisfied at the Closing) other than the conditions set forth in Section 8.1(c) or Section 8.1(e), the termination date may be extended from time to time by either GSM or FA for up to an aggregate of 180 days (such date, including any such permitted extensions thereof, the “Outside Date”), and provided, further, that the right to terminate the Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the failure of the Transactions to be consummated by such time; or

(iii)        if the GSM Shareholder Approval shall not have been obtained upon a vote taken thereon at the GSM Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof.

(c)          By FA:

(i)          if GSM shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by GSM prior to the Outside Date or otherwise is not cured by the earlier of (x) 20 Business Days following written notice to GSM by FA of such breach or (y) the Outside Date and (B) would result in a failure of any condition set forth in Section 8.3(a) or Section 8.3(b); or

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(ii)         if the GSM Board has effected a GSM Adverse Recommendation Change.

(d)          By GSM:

(i)          if Holdco, Grupo VM or FA shall have breached or failed to perform any of their respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Holdco, Grupo VM or FA, as applicable, prior to the Outside Date or otherwise is not cured by the earlier of (x) 20 Business Days following written notice to the breaching party by GSM of such breach or (y) the Outside Date and (B) would result in a failure of any condition set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d), Section 8.2(e) or Section 8.2(f); or

(ii)         if, prior to the GSM Shareholder Approval, the GSM Board determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if (x) GSM is permitted to terminate this Agreement and accept such Superior Proposal pursuant to Section 7.4(b), and (y) immediately prior to or substantially concurrently with such termination, GSM shall pay the Termination Fee to FA pursuant to Section 9.3(b).

9.2         Effect of Termination. In the event of the valid termination of this Agreement by either GSM or FA as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of GSM, FA, Grupo VM or the other parties hereto, except that (a) this Section 9.2, Section 9.3 and Article 11 shall survive such termination and (b) nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach by such party of any of its respective representations, warranties, covenants or other agreements set forth in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

9.3         Termination Fee; Expenses.

(a)          Except as otherwise provided in this Section 9.3 and except for (i) the expenses in connection with preparation, filing, printing and mailing the Form F-4 and the Proxy Statement / Prospectus required in connection with the actions specified in Section 7.3, (ii) all SEC filing fees relating to the Transactions and (iii) the fees in connection with the approvals required under Section 8.1(e) related to the Transactions (each of which fees and expenses shall be borne 43% by GSM and 57% by FA), all fees and expenses incurred by the parties in connection with this Agreement shall be borne solely by the party that has incurred such fees and expenses, provided that all fees and expenses incurred by Grupo VM in connection with the Agreement shall be reimbursed by FA prior to the Closing.

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(b)          GSM shall pay to FA an amount equal to $25 million (the “Termination Fee”), if this Agreement is terminated as follows:

(i)          if this Agreement is terminated pursuant to Section 9.1(c)(ii), then GSM shall pay the entire Termination Fee (to the extent not previously paid) no later than 72 hours following such termination;

(ii)          if this Agreement is terminated pursuant to Section 9.1(d)(ii), then GSM shall pay to FA the entire Termination Fee (to the extent not previously paid) immediately prior to or substantially concurrently with such termination; and

(iii)        (x) if this Agreement is terminated pursuant to Section 9.1(b)(iii), and a Competing Proposal shall have been publicly announced or otherwise communicated to the GSM Board at any time after the date of this Agreement and prior to the date of the taking of the vote of the shareholders of GSM contemplated by this Agreement at the GSM Shareholders Meeting, and (y) if within six (6) months after the date of such termination, a transaction in respect of such Competing Proposal is consummated or GSM enters into a definitive agreement in respect of such Competing Proposal that is later consummated, then GSM shall pay the Termination Fee no later than 72 hours following the date GSM consummates such Competing Proposal; provided, that, solely for purposes of this Section 9.3(b)(iii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 7.4(f)(i), except that all references to 20% shall be changed to 50%.

Any Termination Fee due under this Section 9.3(b) shall be paid by wire transfer of immediately available funds. Any Termination Fee due under this Section 9.3(b) shall be reduced by the amount of Expenses, if any, paid pursuant to Section 9.3(c).

(c)          GSM shall pay to Grupo VM and FA their Expenses in an amount not to exceed $10 million in the aggregate, if this Agreement is terminated pursuant to Section 9.1(c)(i). Any Expenses of Grupo VM and FA due under this Section 9.3(c) shall be paid by wire transfer of immediately available funds no later than 72 hours after GSM’s receipt from Grupo VM and FA of an itemized statement identifying such Expenses.

(d)          FA shall pay to GSM its Expenses in an amount not to exceed $10 million in the aggregate if this Agreement is terminated pursuant to Section 9.1(d)(i). Any Expenses of GSM due under this Section 9.3(d) shall be paid by wire transfer of immediately available funds no later than 72 hours after FA’s receipt from GSM of an itemized statement identifying such Expenses.

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(e)          The parties each agree that the agreements contained in this Section 9.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if a party fails to pay any amounts due under this Section 9.3 and, in order to obtain such payment, FA or GSM, as the case may be, commences a suit that results in a judgment against such party for such amounts, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of the other party (including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee is payable and actually paid to FA in accordance with this Section 9.3, payment of the Termination Fee shall be the sole and exclusive remedy of Grupo VM, FA and their respective affiliates against any other party or such other party’s shareholders, directors, officers, affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the Transactions contemplated hereby. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee, expanding the circumstances in which the Termination Fee is to be paid or restricting or modifying the other rights of any party hereunder, in the event of the valid termination of this Agreement under circumstances in which the Termination Fee is payable pursuant to this Section 9.3, it is agreed that the Termination Fee is liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration.

9.4           Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the GSM Shareholder Approval has been obtained; provided, however, that after the GSM Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval by the shareholders of GSM without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.5           Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

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Article 10
Indemnification by Grupo VM

10.1       Indemnification. From and after the Closing, subject to the limitations set forth in this Agreement, Grupo VM shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless Holdco and its affiliates, the past, present and future directors, officers, employees and agents of Holdco and its affiliates, in their respective capacities as such, and the heirs, executors, administrators, successors and permitted assigns of the foregoing Persons (collectively, the “Indemnitees”) from and against any and all Losses which any Indemnitee may incur or suffer to the extent such Losses arise out of or result from:

(a)          any breach of any representation or warranty of FA contained in Section 4.1 (Corporate Organization), Section 4.2(a) (FA Capitalization), Section 4.3 (Authority; Execution and Delivery; Enforceability), and Section 4.23 (Broker’s Fees) as of the date hereof or as of the Closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date);

(b)          any breach of any representation or warranty of FA contained in Section 4.19 (No Leakage) as of the date hereof or as of the Closing;

(c)          any breach of any representation or warranty of Grupo VM contained Section 5.1 (Corporate Organization), Section 5.2 (Authority; Execution and Delivery; Enforceability), Section 5.4 (Title to Shares) and Section 5.6 (Broker’s Fees) as of the date hereof or as of the Closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date);

(d)          any Willful and Material Breach of any covenant or agreement contained in Section 7.2 (other than Section 7.2(w)) to be complied with by FA;

(e)          any breach of any covenant or agreement contained in Section 7.12 to be complied with by FA or Grupo VM; or

(f)          any Willful Breach of Section 7.2(w);

Notwithstanding anything in this Agreement to the contrary, for purposes of clause (a), (b) and clause (c) of the immediately preceding sentence, the determination of the amount of Losses arising out of or resulting from any breach of any representation or warranty shall be made without regard to any qualification or exception contained in such representation or warranty relating to materiality.

10.2       Third Party Claim Procedures.

(a)          Any Indemnitee seeking indemnification under this Agreement with respect to any claim asserted against the Indemnitee by a third party (a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 10.1 shall promptly deliver to Grupo VM a written notice (a “Third Party Claim Notice”) setting forth a description in reasonable detail of the nature of the Third Party Claim, a copy of all papers served with respect to such Third Party Claim (if any), the basis for the Indemnitee’s request for indemnification under this Agreement and a reasonable estimate (if calculable) of any Losses suffered with respect to such Third Party Claim; provided, however, that, subject to Section 10.5, the failure to so transmit a Third Party Claim Notice shall not affect Grupo VM’s obligations under this Article 10, except to the extent that Grupo VM is materially prejudiced as a result of such failure.

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(b)          If a Third Party Claim is asserted against an Indemnitee, Grupo VM shall be entitled to participate in the defense thereof and, if it elects within 15 Business Days, to assume and control the defense thereof with counsel selected by it and reasonably satisfactory to the Indemnitee and to settle such Third Party Claim at the discretion of Grupo VM; provided, however, that Grupo VM shall not, except with the written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed), enter into any settlement or consent to entry of any judgment that (i) does not include the provision by the Person(s) asserting such claim to all Indemnitees of a full, unconditional and irrevocable release from all liability with respect to such Third Party Claim, (ii) includes an admission of fault, culpability or failure to act by or on behalf of any Indemnitee or (iii) includes injunctive or other nonmonetary relief affecting any Indemnitee. If Grupo VM elects to assume the defense of a Third Party Claim, it shall not be liable to the Indemnitee for legal fees or expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Grupo VM (it being understood that Grupo VM shall control such defense), provided, further, that Grupo VM will pay the costs and expenses of such separate counsel if, based on the reasonable opinion of legal counsel to the Indemnitee reasonably acceptable to Grupo VM, a conflict or potential conflict of interest exists between Grupo VM and the Indemnitee which makes representation of both parties inappropriate under applicable standards of professional conduct; provided, further, that Grupo VM shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnitees in connection with any Third Party Claim. The Indemnitee may retain or take over the control of the defense or settlement of any Third Party Claim, the defense of which Grupo VM has elected to control, if the Indemnitee irrevocably waives its right to indemnity under this Article 10 and fully releases Grupo VM with respect to such Third Party Claim.

(c)          All of the parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnification may be sought hereunder and each party (or a duly authorized representative of such party) shall (and shall cause its affiliates to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

10.3         Direct Claim Procedures. If any Indemnitee has a claim against Grupo VM under this Article 10 that does not involve a Third Party Claim being asserted against such Indemnitee (a “Direct Claim”), such Indemnitee shall promptly deliver to Grupo VM a written notice (a “Direct Claim Notice”) setting forth a description in reasonable detail of the nature of the Direct Claim, the basis for the Indemnitee’s request for indemnification under this Agreement and a reasonable estimate (if calculable) of any Losses suffered with respect to such Direct Claim; provided, however, that subject to Section 10.5, the failure to so transmit a Direct Claim Notice shall not affect the Indemnitee’s obligations under this Article 10, except to the extent that Grupo VM is materially prejudiced as a result of such failure. If Grupo VM disputes a Direct Claim, the Indemnitee and Grupo VM shall attempt to resolve in good faith such dispute within forty-five (45) days of Grupo VM delivering written notice to the Indemnitee of such dispute. If such dispute is not so resolved within such forty-five (45) day period, then either party may initiate a Proceeding with respect to the subject matter of such dispute.

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10.4      Exclusive Remedy; Other Limitations.

(a)          Except in the case of fraud, from and after the Closing, recovery pursuant to this Article 10 shall constitute the sole and exclusive remedy for any and all Losses relating to or arising from this Agreement and the Transactions, and each party hereby waives and releases, to the fullest extent permitted by Law, any and all other rights, remedies, claims and causes of action (including rights of contribution, if any), whether in contract, tort or otherwise, known or unknown, foreseen or unforeseen, which exist or may arise in the future, arising under or based upon any Law, that any party may have against any other party in respect of any breach of this Agreement; provided, however, that the foregoing shall not be deemed to deny (i) any party equitable remedies (including injunctive relief or specific performance) when any such remedy is otherwise available under this Agreement or applicable Law or (ii) any party or its affiliates any remedies under any Ancillary Agreement.

(b)          The Losses otherwise recoverable by the Indemnitees under Section 10.1(b) and Section 10.1(e) with respect to any Leakage actually paid prior to the close of business on the Business Day immediately preceding the Closing Date in cash shall be reduced by the amount, if any, of the Final Grupo VM Adjustment.

(c)          The Losses otherwise recoverable by the Indemnitees under Section 10.1(f) shall be reduced by the amount, if any, by which the FA Closing Net Debt is less than €351,000,000.

10.5      Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that (a) the representations and warranties that are the subject of the indemnities provided in Section 10.1(a) and Section 10.1(c) shall survive the Closing indefinitely; (b) the representations and warranties that are the subject of the indemnities provided in Section 10.1(b) shall survive the Closing for two years; (c) the covenants and agreements that are the subject of the indemnities provided in Section 10.1(d), Section 10.1(e) and Section 10.1(f) shall survive the Closing for two years; and (c) those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time shall survive until such covenants or agreements have been satisfied and performed in full. Notwithstanding the foregoing, each representation, warranty, covenant and agreement that is the subject of the indemnities set forth in this Article shall survive the time at which it would otherwise expire pursuant to this Section 10.5 if, prior to such time, notice of a breach or potential breach thereof giving rise to a right or potential right of indemnification under this Article 10 shall have been given to Grupo VM in accordance with Sections 10.2 or 10.3.

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10.6         Independent Board Committee. At the Effective Time, the Holdco Board shall form a three-member standing committee composed of (a) two independent GSM Designees and (b) one independent Grupo VM Designee (the “BCA Special Committee”).  The BCA Special Committee shall take action by majority vote (whether by meeting or in writing).  The functions of the BCA Special Committee shall include responsibility for: (i) the administration of the post-Closing adjustment process and procedures, for and on behalf of Holdco pursuant to Section 1.3, (ii) the evaluation of potential claims for Losses and enforcement of the indemnification rights under this Article 10, and (iii) the exercise or waiver of any of Holdco’s rights, benefits or remedies under this Agreement.  The BCA Committee shall perform all such functions on behalf of and in the best interests of Holdco and its shareholders (but excluding Grupo VM).  After the Effective Time, Grupo VM shall deal exclusively with the BCA Special Committee on all post-Closing adjustment matters pursuant to Section 1.3 and indemnification matters under this Article 10.  Grupo VM acknowledges and agrees that the BCA Special Committee will be established for the purpose of administering the terms and conditions of this Agreement on behalf of Holdco after the Closing and that, in performing such functions, the BCA Special Committee shall solely represent Holdco and shall act on behalf of and in the best interests of Holdco and its shareholders (but excluding Grupo VM).  Accordingly, Grupo VM acknowledges and agrees that the members of the BCA Special Committee, in their capacities as such, will owe no fiduciary duties to Grupo VM (in its capacity as a shareholder of Holdco) in connection with performing such functions.  Without limiting the generality of the foregoing, Grupo VM (in its capacity as a shareholder of Holdco) hereby waives any claim against the BCA Special Committee or any of its members, in their capacities as such, for a breach of any such duties to Grupo VM.

Article 11
General Provisions

11.1         Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be given as follows:

If to GSM, addressed to it at:

Globe Specialty Metals, Inc.
600 Brickell Ave, Suite 1500
Miami, FL 33131
Tel: (786) 509-6900
Fax: (305) 704-8700
Attention: Stephen Lebowitz

with a copy to (for information purposes only):

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Tel: (312) 876-7700
Fax: (312) 993-9767
Attention: Mark D. Gerstein

   Bradley C. Faris

Email: mark.gerstein@lw.com

     bradley.faris @lw.com

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If to FA, addressed to it at:

Grupo FerroAtlántica S.A.U.
Torre Espacio
Paseo de la Castellana, 259 D Pita. 49
28046 Madrid, Spain
Tel: +34 91 590 32 29
Fax: +34 91 561 72 97
Attention: Pedro Larrea Paguaga
Email: pedro.larrea@ferroatlantica.es

with a copy to (for information purposes only):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
Tel: (212) 474-1000
Fax: (212) 474-3700
Attention: Richard Hall
Email: rhall@cravath.com

11.2        Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to GSM or FA, as applicable, than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with any party to this Agreement or otherwise conflicting with the obligations of any party under this Agreement.

“Accounting Principles” means the accounting principles, practices and methodologies used in the FA Financial Statements, applied on a consistent basis, except as otherwise set forth in the Sample Closing Statement.

“Adjustment Threshold” means an amount equal to ten percent (10%) of the nominal share capital of Holdco corresponding to the newly issued Holdco Class A Shares received by Grupo VM in the Stock Exchange (at the time the Stock Exchange is consummated and implemented).”

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

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“AK” means Alan Kestenbaum.

“Ancillary Agreement” means the GSM Support Agreement, the Shareholders’ Agreements, Registration Rights Agreement, Tax Opinions, Ownership Statements, and R&W Insurance Policy.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to GSM, FA or their respective Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Business Day” means any date except Saturday or Sunday on which commercial banks are not required or authorized to close in New York, New York, United States or Madrid, Spain.

“Competition Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation (EC) No. 139/2004 of 20th January 2004 on the control of concentrations between undertakings, and all other supranational, national, federal, state, county, provincial, municipal, local, foreign statutes and other statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and all other Laws designed or intended to require advance notification or approval of, or otherwise prohibit, restrict or regulate, a merger or other transaction that may be deemed to have the purpose or effect of monopolizing or restraining trade or lessening competition through merger or acquisition.

“Contract” means any agreement, arrangement, commitment, understanding, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, policy, purchase and sales order, quotation and other commitment to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied, including all amendments or modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or shares or as trustee or executor, by Contract or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Schedules” means the GSM Disclosure Schedule and the FA Disclosure Schedule.

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“Environmental Claim” means any Proceeding, order, claim, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to any Environmental Laws, Environmental Permits or the presence, or Release into the environment, of, or exposure to, any Hazardous Materials at any location, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all Laws, treaties, binding guidance, rules, Orders, court decisions or rules of common law, consent decrees, permits, restrictions and licenses, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials.

“Environmental Permits” means any permit, certificate, approval, identification number, license or other authorization required under, or issued pursuant to, any Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with GSM or FA, as applicable, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Grupo VM Adjustment” means the amount, if any, by which the FA Estimated Closing Net Debt exceeds €351,000,000. For the avoidance of doubt, the foregoing calculation may equal zero.

“Excess Distributions” means “non-ordinary course distributions” as such term is defined in IRS Notice 2014-52 or as such term (or its equivalent) is defined in any subsequent proposed, temporary or final U.S. Treasury Regulations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, any litigation with respect thereto, the preparation, printing, filing and mailing of the Form F-4 or the Proxy Statement / Prospectus, the filing of any required notices under the HSR Act or foreign antitrust, competition, investment, trade regulation or similar Laws, or in connection with other regulatory approvals, and all other matters related to the Merger or the other Transactions.

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“Final Grupo VM Adjustment” means the amount, if any, by which the FA Closing Net Debt exceeds €351,000,000. For the avoidance of doubt, the foregoing calculation may equal zero.

“FA Cash” means cash and cash equivalents of FA and its Subsidiaries, determined on a consolidated basis in accordance with the Accounting Principles, plus the amount of checks or other payments received by FA and its Subsidiaries (whether or not credited) to the extent such amount is not otherwise included as cash or cash equivalents on the consolidated balance sheet of FA, but excluding the amount of any outstanding checks or other payments issued by FA and its Subsidiaries but not yet deducted from the bank accounts of FA and its Subsidiaries.

“FA Closing Net Debt” means the FA Net Debt as of the close of business on the Business Day immediately preceding the Closing Date.

“FA Concession Contract” means any mining or extraction permit, concession license or Contract necessary for the lawful operation of any FA Concession Property.

“FA Concession Property” means any mine operated by FA or any of its Subsidiaries.

“FA Debt” means, without duplication, with respect to FA or any of its Subsidiaries, (a) any indebtedness for borrowed money of such Person, (b) any liability or obligation of such Person evidenced by any note, bond, debenture, mortgage, indenture or other similar instrument or debt security, (c) any obligation under capitalized leases with respect to which such Person is liable, (d) any reimbursement obligations of such Person under drawn letters of credit or similar arrangements, (e) any liability or obligation of such Person arising out of interest rate, hedge, swap, derivative or similar arrangements, (f) any liability or obligation of such Person for accrued but unpaid interest and prepayment penalties, expenses, breakage fees, costs, make whole payments or premiums with respect to any liability or obligation of a type described in clauses (a) through (e) and (g) any liability or obligation of such Person for guarantees (or other assurance against Damages or Liens against the assets of such Person) of another Person with respect to any liability or obligation of a type described in clauses (a) through (i), determined on a consolidated basis in accordance with the Accounting Principles.

“FA Estimated Closing Net Debt” means FA’s good faith estimate of the FA Closing Net Debt as determined at the time of delivery of the Estimated Closing Statement.

“FA Disclosure Schedule” means the disclosure schedule delivered by FA to GSM prior to the execution of this Agreement.

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“FA Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, financial condition, or results of operations of FA and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a FA Material Adverse Effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes of Law or IFRS or interpretation thereof (including with respect to Taxes), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes affecting the industries in which FA and its Subsidiaries conduct their businesses, (v) any changes resulting from the announcement or the pendency of the Merger, the Stock Exchange or the other Transactions, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the Transactions, (vi) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (vii) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), or (viii) any Proceeding arising from or relating to the Merger, the Stock Exchange or the other Transactions; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on FA and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which FA and its Subsidiaries conduct their businesses (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a FA Material Adverse Effect).

“FA Net Debt” means an amount equal to FA Debt minus the sum of (i) FA Cash and (ii) all out of pocket fees and expenses incurred by FA or Grupo VM or any of the Subsidiaries of FA in connection with this Agreement and actually paid by FA or any of its Subsidiaries prior to the close of business on the Business Day immediately preceding the Closing Date, including any amounts actually reimbursed by FA under Section 9.3(a) prior to the close of business on the Business Day immediately preceding the Closing Date and any amounts paid by FA to procure the R&W Insurance Policy.

“FA Senior Management” means those persons listed on Schedule 4.11(a) of the FA Disclosure Schedule under the heading “FA Senior Management”.

“FA Significant Concession Contract” means any mining or extraction permit, concession license or Contract necessary for the lawful operation of any FA Concession Property pursuant to which annual concession or royalty payments expected to be paid by FA or any of its Subsidiaries for calendar year 2015 exceed $1 million.

“GAAP” means generally accepted accounting principles as applied in the United States.

“GSM Concession Contract” means any mining or extraction permit, concession license or Contract necessary for the lawful operation of any GSM Concession Property.

“GSM Concession Property” means any mine operated by GSM or any of its Subsidiaries other than a GSM Producing Lease.

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“GSM Disclosure Schedule” means the disclosure schedule delivered by GSM to FA prior to the execution of this Agreement.

“GSM Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of GSM and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a GSM Material Adverse Effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes of Law or GAAP or interpretation thereof (including with respect to Taxes), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes affecting the industries in which GSM and its Subsidiaries conduct their businesses, (v) any changes resulting from the announcement or the pendency of the Merger, the Stock Exchange or the other Transactions, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the Transactions, (vi) changes in GSM’s stock price or the trading volume of GSM’s stock (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), or (ix) any Proceeding arising from or relating to the Merger, the Stock Exchange or the other Transactions; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on GSM and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which GSM and its Subsidiaries conduct their businesses (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a GSM Material Adverse Effect).

“GSM Significant Concession Contract” means any mining or extraction permit, concession license or Contract necessary for the lawful operation of any GSM Concession Property pursuant to which annual concession or royalty payments expected to be paid by GSM or any of its Subsidiaries for calendar year 2015 exceed $1 million.

“Government Official” means (i) any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) any public international organization or any department or agency thereof; or (iv) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (i), (ii) or (iii) of this definition.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

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“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means any pollutants, chemicals, contaminants or wastes whether solid, liquid or gas, that are subject to regulation, control or remediation as toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or hazardous under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Holdco Class A Share” means a validly issued, fully paid and non-assessable ordinary share of Holdco having the rights and obligations set forth in the Holdco Articles.

“Holdco Ordinary Share” means a validly issued, fully paid and non-assessable ordinary share of Holdco having the rights and obligations set forth in the Holdco Articles.

“Holdco Share” means a Holdco Class A Share or Holdco Ordinary Share, as applicable.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IFRS” means the International Financial Reporting Standards, as adopted by the European Union.

“Independent Accountant” means a certified public accountant satisfactory to Grupo VM and Holdco; provided, that if Grupo VM and Holdco are not able to mutually select a public accountant that is willing and able to serve in such capacity, then Holdco shall deliver to Grupo VM a listing of three (3) nationally recognized independent registered public accounting firms that have had no material relationships with the parties or their respective affiliates within the preceding two years and Grupo VM shall, within 10 days after receipt of such list, select one of such 3 accounting firms to act as the Independent Accountant. Such selection shall be final, binding and conclusive on Grupo VM and Holdco.

“Intellectual Property” means all domestic and foreign intellectual property rights, including with respect to all (a) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade names, trade dress, logos, corporate names, brand names and other source indicators, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (c) domain names, uniform resource locators and other names and locators associated with the Internet, and all registrations in connection therewith, (d) works of authorship (whether or not published), and all copyrights, designs and mask works, and all registrations, applications and renewals in connection therewith, (e) software and all website content (including text, graphics, images, audio, video and data) and (f) trade secrets, confidential business information, and other proprietary information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information).

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“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Knowledge” and “known” means the actual knowledge of the officers of GSM set forth in Section 8.3(a) of the GSM Disclosure Schedule or the actual knowledge of the officers of FA set forth in Section 8.3(a) of the FA Disclosure Schedule, as the case may be.

“Law” means any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Leakage” means (i) any dividend or distribution declared, paid or made by FA or its Subsidiaries to Grupo VM or any of its affiliates (other than FA or any of its wholly-owned Subsidiaries), (ii) any redemption or purchase of capital stock or other Equity Interests or return of capital (and any costs and expenses of such redemption, purchase or return of capital) by FA or its Subsidiaries other than to, or in respect of, capital stock or other Equity Interests held by FA or its wholly-owned Subsidiaries; (iii) any payments made (including severance payments and management or advisory fees and including any payment of interest on such fees) by FA or its Subsidiaries to or for the benefit of Grupo VM or any of its affiliates (other than FA or any of its wholly-owned Subsidiaries); (iv) any assets transferred to Grupo VM or any of its affiliates (other than FA or any of its wholly-owned Subsidiaries) by FA or its Subsidiaries; (v) any liability of Grupo VM or any of its affiliates (other than FA or any of its wholly-owned Subsidiaries) to the extent assumed by FA or its Subsidiaries and any guarantee or surety given by, or Lien granted in respect of capital stock or other Equity Interests or assets of, FA or its Subsidiaries for the benefit of Grupo VM or its affiliates (other than FA or any of its wholly-owned Subsidiaries), including reduction in any indebtedness as to which Grupo VM is a guarantor or other surety (other than to the extent paid in accordance with its terms); (vi) any amount owed to FA or its Subsidiaries by Grupo VM or its affiliates (other than FA or any of its wholly-owned Subsidiaries) which is waived by FA or any of its Subsidiaries; and (vii) any agreement or arrangement by FA or its Subsidiaries to do any of the foregoing, whether or not such amounts or liabilities are paid, payable or incurred before, at or after the Closing.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, defect in title, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

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“Losses” means any and all losses, damages, costs, Taxes, deficiencies, assessments, fees and expenses, including interest, penalties, fines, reasonable fees of attorneys’ and other advisors’ and other reasonable expenses and costs of defense, or asserting or preserving an indemnity.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means any order, writ, injunction, decree, circular, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Other Covered Party” means any political party or party official, or any candidate for political office.

“Permitted Leakage” means (i) any payment of expenses described in clause (ii) of the definition of FA Net Debt or in Section 9.3(a), (ii) the transactions between FA or its Subsidiaries, on the one hand, and Grupo VM or its affiliates, on the other hand, set forth on Section 4.19 or Section 4.22 of the FA Disclosure Schedule (provided, that in the case of the Contracts set forth on Section 4.22 of the FA Disclosure Schedule, such transactions shall be deemed Permitted Leakage solely to the extent such transactions are consummated in accordance with the terms and conditions of such Contracts as of the date hereof, without any amendment, modification or waiver thereof adverse to FA and its Subsidiaries) and (iii) the payment of cash dividends by FA to Grupo VM in an amount not to exceed €5,000,000 for each complete calendar quarter during the period beginning on January 1, 2015 and ending on the Closing Date; provided, that the dividend payment contemplated by this clause (iii) shall be deemed to be Permitted Leakage only in the event that (x) immediately after giving effect to such dividend, FA Net Debt is less than €351,000,000 and (y) FA shall have at all times prior to the Closing complied in all material respects with Section 7.2(w).

“Permitted Liens” means (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves in accordance with GAAP or IFRS have been established in the latest financial statements of GSM included in the GSM SEC Documents or FA included in the FA Documents, as the case may be, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice for sums not yet due and payable, (iii) any Liens that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate, (iv) restrictions on transfers under applicable securities Laws, and (v) any legal mortgages (hipotecas legales), easements (servidumbres) or tax attachments (afecciones fiscales) that are imposed under Spanish Law.

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“Person” means an individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, emanating, or migrating onto or through the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives.

“R&W Insurance Policy” means a transaction representations and warranties insurance policy to be issued in the name of Holdco with coverage for Losses resulting from breaches of certain representations and warranties of FA and Grupo VM under this Agreement, in a face amount equal to $50,000,000 and subject to an initial retention amount of $10,000,000 and certain other customary terms and conditions.

“Sample Closing Statement” means the template, based upon the most recent balance sheet of FA and its Subsidiaries, set forth on Section 11.2(a) of the FA Disclosure Schedule and the GSM Disclosure Schedule.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Spanish CIT Law” means the Spanish Law 27/2014, of 27 November, of the Spanish CIT.

“Spanish Tax Haven” means a country or jurisdiction that qualifies as a tax haven, as currently set out in the Spanish Royal Decree 1080/1991, of 5 July, as amended or restated.

“Specified Passive Assets” means (A) any assets acquired during the 36-month period immediately prior to the Effective Time other than: (w) assets acquired in the ordinary course of business; (x) assets (or, as applicable, the proceeds therefrom) that, at the Effective Time, do not produce, and are not held for the production of, passive income as defined in Section 1297(b) of the Code and that were not acquired for the principal purpose of satisfying the “substantiality test” under U.S. Treasury Regulations Section 1.367 (a)-3(c)(3)(iii); (y) assets that consist of stock of a “qualified subsidiary” or an interest in a “qualified partnership” (in each case, as defined in U.S. Treasury Regulations Section 1.367(a)-3(c)(5)); or (z) any assets in respect of the Estimated Velo Adjustment, the Adjustment Threshold, or the Final Velo Adjustment; and (B) any assets that were owned by GSM or an Affiliate of GSM (as defined in U.S. Treasury Regulations Section 1.367(a)-3(c)(3)(iii)(B)(3)) at any time during that 36-month period.

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“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated Tax filing or declaration required to be supplied to any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity (whether payable directly or by withholding), including income, franchise, windfall or other profits, gross receipts, property, escheat or unclaimed property, sales, use, severance, net worth, capital stock, branch profits, customs duties, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, premium, minimum and alternative minimum, gains tax and license, registration and documentation fees, and any amounts imposed as a result of U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) as transferee, successor, by contract or otherwise.

“Trade Intercompany Arrangements” means intercompany transactions between Grupo VM or any of its affiliates (other than FA and its Subsidiaries), on the one hand, and FA or any of its Subsidiaries, on the other hand, for the purchase or sale of products and related services entered into in the ordinary course of business consistent with past practices and on arms’ length terms, together with any current trade intercompany accounts receivable or current trade intercompany accounts payable, as applicable, with respect thereto.

“Willful Breach” means with respect to any breach of a covenant or other agreement, that the breaching party took or failed to take action with Knowledge that the action so taken or omitted to be taken constituted a breach of such covenant or agreement.

“Willful and Material Breach” means (a) with respect to any material breach of a representation and warranty, that the breaching party had Knowledge of such breach as of the date of this Agreement and (b) with respect to any material breach of a covenant or other agreement, that the breaching party took or failed to take action with Knowledge that the action so taken or omitted to be taken constituted a material breach of such covenant or agreement.

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11.3         Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Adjustment Threshold Election”	Section 1.1

“Agreement”	Preamble

“AK Shareholders’ Agreement”	Recitals

“Alternative Acquisition Agreement”	Section 7.4(a)

“Appraisal Provisions”	Section 2.4

“BCA Special Committee”	Section 10.6

“Certificate of Merger”	Section 1.8

“Closing Date”	Section 1.3

“Closing Statement Dispute Notice”	Section 1.3(c)

“Closing Statement”	Section 1.3(b)

“Closing”	Section 1.3

“Code”	Recitals

“Competing Proposal”	Section 7.4(f)(i)

“Confidentiality Agreement”	Section 7.5(a)

“Deeds of Issuance”	Section 1.4(a)

“Direct Claim Notice”	Section 10.3

“Direct Claim”	Section 10.3

“Disputed Item”	Section 1.3(c)

“Dissenting Stockholder”	Section 2.4

“Effective Time”	Section 1.7(a)

“Estimated Closing Statement”	Section 1.3(a)

“Exchange Agent”	Section 2.5(a)

“Exchange Fund”	Section 2.5(a)

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“Exchange Ratio”	Section 2.1(b)

“Excluded GSM Shares”	Section 2.1(b)

“FA Benefit Plan”	Section 4.11(a)

“FA Board”	Recitals

“FA Business Personnel”	Section 4.12(a)

“FA Bylaws”	Section 4.1

“FA Financial Statements”	Section 4.5(b)

“FA Lease Agreements”	Section 4.17(a)(xv)

“FA Leased Real Property”	Section 4.15(b)

“FA Material Contracts”	Section 4.17(a)(iv)

“FA Material Intellectual Property”	Section 4.18(d)

“FA Owned Real Property”	Section 4.15(a)

“FA Producing Lease”	Section 4.15(d)(i)

“FA Real Property”	Section 4.15(c)

“FA Registered Intellectual Property”	Section 4.18(a)

“FA Shares”	Recitals

“FA”	Preamble

“FCPA”	Section 3.9(b)

“Form F-4”	Section 7.3(a)

“Grupo VM Designees”	Section 1.10(a)

“Grupo VM Related Party Transactions”	Section 4.22(b)

“Grupo VM Shareholders’ Agreement”	Recitals

“Grupo VM”	Preamble

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“GSM Adverse Recommendation Change”	Section 7.3(b)(ii)

“GSM Benefit Plan”	Section 3.11(a)

“GSM Board”	Recitals

“GSM Book-Entry Shares”	Section 2.1(c)

“GSM Business Personnel”	Section 3.12(a)

“GSM Bylaws”	Section 3.1

“GSM Certificate”	Section 2.1(c)

“GSM Charter”	Section 3.1

“GSM Common Stock”	Section 2.1

“GSM Designees”	Section 1.10(a)

“GSM Equity Plan”	Section 2.6(a)

“GSM Financial Statements”	Section 3.5(c)

“GSM Lease Agreements”	Section 3.17(a)(xii)

“GSM Leased Real Property”	Section 3.15(b)

“GSM Material Contracts”	Section 3.17(c)

“GSM Material Intellectual Property”	Section 3.18(d)

“GSM Owned Real Property”	Section 3.15(a)

“GSM Preferred Stock”	Section 3.2(a)

“GSM Producing Lease”	Section 3.15(d)(i)

“GSM Real Property”	Section 3.15(c)

“GSM Recommendation”	Section 3.3(b)

“GSM Registered Intellectual Property”	Section 3.18(a)

“GSM RSU”	Section 2.6(b)

“GSM SAR”	Section 2.6(c)

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“GSM SEC Documents”	Section 3.5(a)

“GSM Shareholder Approval”	Section 3.3(c)

“GSM Shareholders Meeting”	Section 7.3(b)(i)

“GSM Stock Option”	Section 2.6(a)

“GSM Stock Plan”	Section 2.6(a)

“GSM Support Agreement”	Recitals

“GSM”	Preamble

“Holdco Articles”	Section 1.8

“Holdco Board”	Recitals

“Holdco Capital Increase”	Section 7.14

“Holdco Group”	Section 1.9

“Holdco RSU”	Section 2.6(b)

“Holdco SAR”	Section 2.6(c)

“Holdco Stock Option”	Section 2.6(a)

“Holdco”	Preamble

“Indemnitees”	Section 10.1

“Intended Tax Treatment”	Recitals

“Merger Consideration”	Section 2.1(b)

“Merger Sub Common Stock”	Section 2.2

“Merger Sub”	Preamble

“Merger”	Recitals

“Multiemployer Plan”	Section 3.11(e)

“OFAC”	Section 3.9(e)

“Outside Date”	Section 9.1(b)(ii)

“Permits”	Section 3.10

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“Proxy Statement / Prospectus”	Section 7.3(a)

“Registration Rights Agreement”	Recitals

“Required Competition Filings”	Section 7.6(a)

“Resolution Period”	Section 1.3(d)

“Ruling”	3.16(m)

“Sarbanes-Oxley Act”	Section 3.5(d)

“Shareholders’ Agreements”	Recitals

“Significant FA Customer/Supplier”	Section 4.21

“Significant GSM Customer/Supplier”	Section 3.20

“Stock Exchange”	Recitals

“Superior Proposal”	Section 7.4(f)(ii)

“Surviving Corporation”	Section 1.2(a)

“Termination Fee”	Section 9.3(b)

“Third Party Claim Notice”	Section 10.2(a)

“Third Party Claim”	Section 10.2(a)

“Transactions”	Recitals

“Unresolved Items”	Section 1.3(e)

11.4         Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.5         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the economic and legal substances of the Transactions are fulfilled and maintained to the extent possible.

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11.6       Entire Agreement.

(a)          This Agreement (together with the Exhibits, the GSM Disclosure Schedules, the FA Disclosure Schedules, the Ancillary Agreements and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

(b)          Except for the representations and warranties expressly contained in Article 3, neither GSM nor any of its affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (i) GSM or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, financial condition or prospects or any other matter relating to GSM or any of its Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by GSM, any affiliate of GSM or any Person acting on any of their behalf to Grupo VM, FA or Holdco, any affiliate of Grupo VM, FA or Holdco or any Person acting on any of their behalf. Section 3.11 and Section 3.16 contain the only representations and warranties of GSM with respect to Taxes.

(c)          Except for the representations and warranties expressly contained in Article 4, neither FA nor any of its affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (i) FA or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, financial condition or prospects or any other matter relating to FA or any of its Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by FA, any affiliate of FA or any Person acting on any of their behalf to GSM or Holdco, any affiliate of GSM or Holdco or any Person acting on any of their behalf. Section 4.11 and Section 4.16 contain the only representations and warranties of FA with respect to Taxes.

(d)          Except for the representations and warranties expressly contained in this Article 5, neither Grupo VM nor any of its affiliates (other than FA, Holdco and Merger Sub, the representations and warranties of which are exclusively contained in Article 4 and Article 6, respectively) nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (i) Grupo VM or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, financial condition or prospects or any other matter relating to Grupo VM or any of its Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Grupo VM, any affiliate of Grupo VM or any Person acting on any of their behalf to GSM or Holdco, any affiliate of GSM or Holdco or any Person acting on any of their behalf.

11.7         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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11.8         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 7.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.9         Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

11.10      Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)          This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)          Except as provided in Section 1.3 and Section 11.10(c), each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any other court of the State of Delaware having jurisdiction or any federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

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(c)          Arbitration. Any dispute, controversy or claim that is brought on or after the Effective Time (including any claim for breach hereof) based upon, relating to or arising out of this Agreement or the transactions contemplated hereby shall be resolved by binding arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) and the IBA Rules of Evidence. The arbitration shall be conducted by a panel of three arbitrators, each of whom shall be independent and a lawyer or retired judge with at least five years’ experience in mergers and acquisitions governed by Delaware law. One arbitrator shall be nominated by the claimant(s) and one by the respondent(s) respectively, each of which shall be nominated no later than fifteen days after an arbitration proceeding is commenced under this Section 11.10(c), and the third arbitrator, who shall be the chairman of the arbitral tribunal, shall be nominated by the two party-nominated arbitrators within thirty (30) days of the last of their appointments. The arbitration shall be administered by the ICC acting through its International Court of Arbitration. The arbitration shall be conducted in the English language and the place of the arbitration shall be the city of London, England. Hearings shall be conducted in London, England, or at such other location as mutually agreed by Grupo VM and Holdco. The arbitration award shall be final, conclusive, binding and non-appealable and shall not be subject to further review by any court. In support of any award issued by the arbitral tribunal, the arbitral tribunal shall issue to the parties written findings and conclusions. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party waives all objection which they may have at any time to the laying of venue of any proceedings brought in such courts, waive any claim that such proceedings have been brought in an inconvenient forum and further waive the right to object with respect to such proceedings that any such court does not have jurisdiction over such party. Each party undertakes to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority. Each party shall bear his, her or its own costs of any such arbitration. This Section 11.10(c) shall not apply to any dispute, controversy or claim relating to the accuracy of the Grupo VM Adjustment or the FA Adjustment, which shall be resolved in accordance with the provisions of Section 1.3 and not subject to the arbitration provisions of this Section 11.10(c).

(d)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

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11.11      Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.12      Delivery by Facsimile or Email. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

11.13      Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at Law and any requirement under Law to post a bond or other security as a prerequisite to obtaining equitable relief.

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11.14      Disclosure Schedules. The parties acknowledge and agree that (a) the inclusion of any items or information in the Disclosure Schedules that are not required by this Agreement to be so included is solely for the convenience of parties, (b) the disclosure by the parties of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by any party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of this Agreement reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) except as provided in clause (c) above, the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the parties except as and to the extent provided in this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GLOBE SPECIALTY METALS, INC.

By:	/s/ Jeff Bradley
Name:	Jeff Bradley
Title:	Chief Executive Officer

GRUPO FERROATLáNTICA, S.A.U.

By:	/s/ Javier Lopez Madrid
Name:	Javier Lopez Madrid
Title:	Vice-Chairman and Chief Executive Officer

Grupo Villar Mir, S.A.U.

By:	/s/ Javier Lopez Madrid
Name:	Javier Lopez Madrid
Title:	Chief Executive Officer

GORDON MERGER SUB, INC.

By:	/s/ Javier Lopez Madrid
Name:	Javier Lopez Madrid
Title:	Vice-President

VELONEWCO LIMITED

By:	/s/ Javier Lopez Madrid
Name:	Javier Lopez Madrid
Title:	Director

[Signature Page to Business Combination Agreement]

Exhibit A

Signing Version

SHAREHOLDER AGREEMENT

BETWEEN

Grupo Villar Mir, S.A.U.

AND

VELONEWCO PLC

Dated as of [•], 2015

i

SCHEDULES

SCHEDULE I Percentage Interest

ii

SHAREHOLDER AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [ ˜ ], 2015, between Grupo Villar Mir, S.A.U., a public limited company (sociedad anónima) incorporated under the laws of Spain (“Grupo VM”), and VeloNewco Limited, a public limited company incorporated under the laws of England (“Holdco”).

WHEREAS, on the Effective Date, Holdco issued Shares to Grupo VM pursuant to the Business Combination Agreement; and

WHEREAS the parties hereto desire to enter into this Agreement to govern certain rights, obligations and interests of Grupo VM with respect to Holdco.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Certain Definitions

SECTION 1.01. Defined Terms. (a) In this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. Notwithstanding the foregoing, (i) neither Holdco nor any Person Controlled by Holdco shall be deemed to be an “Affiliate” of Grupo VM or of any Affiliate of Grupo VM and (ii) neither Grupo VM nor any Affiliate thereof shall be deemed to be an “Affiliate” of any other Shareholder or any Affiliate thereof by virtue of its Shares.

“AK” shall mean Alan Kestebaum.

“Articles of Association” shall mean the Amended and Restated Articles of Association of Holdco, as the same may be amended or supplemented from time to time.

“beneficial owner” shall mean any Person deemed to be the beneficial owner pursuant to Rule 13d-3 under the Exchange Act; provided, however, that, notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of the “beneficial owner” shall be made after giving effect to the conversion of all options, warrants, rights and convertible or other similar securities outstanding as of any date in question. The term “beneficial ownership” shall have a correlative meaning.

“Business Combination Agreement” shall mean the Business Combination Agreement among GSM, FA, Grupo VM, Holdco and Gordon Merger Sub, Inc., a Delaware corporation, dated February 23, 2015.

“Contract” shall mean, as to any Person, any contract, lease, easement, license, instrument or understanding to which the applicable Person is a party.

“Control” shall mean, as to any Person, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of shares or other equity securities or as trustee or executor, by Contract or otherwise. The terms “Controlled” and “Controlling” shall have a correlative meaning.

“Covered Equity Securities” shall mean any equity securities of Holdco or any Holdco Subsidiary.

“Decrease Date” shall mean the first date on which (a) Grupo VM no longer has the right to designate or nominate the majority of the entire Board of Directors and (b) Grupo VM Directors no longer constitute the majority of the entire Board of Directors.

“Director Nominees” shall mean (a) the Grupo VM Nominees, (b) AK, if he is nominated as director of the Board of Directors, (c) any person nominated as a GSM Independent Director and (d) any other person nominated as a director of the Board of Directors in accordance with Section 3.01(d).

“Effective Date” shall mean the Closing Date (as defined in the Business Combination Agreement).

“Employment Agreement” shall mean any agreement that has been approved by the Board of Directors for the employment by Holdco of any person.

“equity security” shall have the meaning given to such term in Rule 405 under the Securities Act.

“Exchange” shall mean the stock exchange in which Holdco maintains its primary listing, and in all events will be the Nasdaq so long as listed thereon.

“Exchange Act” means the Securities Exchange of 1934, as amended, and the rules and regulations promulgated thereunder.

“FA” shall mean Grupo FerroAtlántica, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima.

“Governmental Authority” shall mean any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

“GSM” shall mean Globe Specialty Metals, Inc., a Delaware corporation.

“GSM Independent Director” shall mean (a) any Initial GSM Independent Director and (b) any other Director nominated for election or appointment to the Board of Directors by the GSM Independent Directors or the Board of Directors in accordance with Section 3.01(c), and who is a member of the Board of Directors and qualifies as an independent director under the Nasdaq Rules. The Grupo VM Directors and AK shall not constitute GSM Independent Directors.

2

“Holdco Equity Securities” shall mean the Shares and any other equity securities of Holdco.

“Holdco Subsidiary” shall mean any direct or indirect Subsidiary of Holdco.

“Law” shall mean any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Nasdaq Rules” shall mean the Nasdaq Stock Market Rules or other rules of the applicable Exchange applicable to Holdco, as amended and supplemented from time to time.

“Percentage Interest” shall mean, with respect to any Shareholder, the percentage of the total issued and outstanding Shares of Holdco owned by that Shareholder.

“Permitted Maximum Percentage” shall mean the Percentage Interest of Grupo VM and its Affiliates as of the Effective Date; provided that if at any time the aggregate Percentage Interest of Grupo VM and its Affiliates falls below 44.4% (other than as a result of any issuance or offering of Shares by Holdco (i) with respect to which Grupo VM and its Affiliates did not have preemptive rights under Section 4.01 or (ii) for non-cash consideration), the Permitted Maximum Percentage shall be 44.4%.

“Person” shall mean any individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Registration Rights Agreement” shall mean the Registration Rights Agreement among Grupo VM, Holdco and AK, dated the date hereof.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders” shall mean the shareholders of Holdco.

“Shares” shall mean Company Ordinary Shares (as defined in the Articles of Association).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

3

“Sunset Date” shall mean the first date after the Effective Date on which Grupo VM and its Affiliates in the aggregate beneficially own less than 15% of the issued and outstanding Shares.

“Grupo VM Director” shall mean any Initial Grupo VM Director or any Grupo VM Nominee elected to the Board of Directors in accordance with the Articles of Association and this Agreement.

(b) Each of the following terms is defined in the Section listed opposite such term:

Term	Defined in
“Agreement”	Preamble
“Board of Directors”	Section 3.01(a)
“Executive Chairman”	Section 3.01(d)(i)
“Holdco”	Preamble
“Initial Directors”	Section 3.01(a)
“Initial GSM Independent Directors”	Section 3.01(a)
“Initial Grupo VM Directors”	Section 3.01(a)
“Nominating and Corporate Governance Committee”	Section 3.01(e)(ii)
“Notice of Primary Offering”	Section 4.01
“Permitted Transfer”	Section 6.02
“Qualified Director Nominee”	Section 3.01(e)(ii)
“Transfer”	Section 6.01
“Grupo VM”	Preamble
“Grupo VM Nominee”	Section 3.01(b)
“Working Hours”	Section 8.03(b)

SECTION 1.02. Other Definitional Provisions. (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

(b) Any agreement, instrument, statute or regulation defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument, statute or regulation as from time to time amended, consolidated, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

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(c) References to the “entire” Board of Directors are to the total number of director positions on the Board of Directors, without regard to any vacancies, at the relevant time. As an example, if there are nine director positions, six of which are filled and three of which are vacant, the entire Board of Directors shall be nine directors, action by a majority of the entire Board of Directors shall require the approval of five of the six sitting directors and action by two-thirds of the entire Board of Directors shall require the approval of all six of the sitting directors. If one or more Directors is not entitled to vote on a resolution in accordance with Article 33 of the Articles of Association, the size of the entire Board shall be deemed reduced by the number of conflicted Directors, except that any item that under the Articles of Association that requires the approval of two-thirds of the entire Board would still require either (i) the approval of two-thirds of the entire Board (determined without regard to the deemed reduction pursuant to this sentence) or (ii) the approval of two-thirds of the entire Board (determined after taking into account the deemed reduction pursuant to this sentence), including the approval of at least one Independent Director.

ARTICLE II

Holdco

SECTION 2.01. Ownership; Shares. Schedule I sets forth the number of Shares Grupo VM owns and its related Percentage Interest, as of the Effective Date.

ARTICLE III

Management and Operations of Holdco

SECTION 3.01. Board of Directors.

(a) Pursuant to the Business Combination Agreement, on the Effective Date the board of directors of Holdco (the “Board of Directors”) shall have up to nine Directors, consisting of: (1) three Directors designated by GSM after consultation with Grupo VM who qualify as independent directors under the Nasdaq Rules (regardless of whether Shares are listed thereon) and were members of the board of directors of GSM on the date prior to the Effective Date (the “Initial GSM Independent Directors”); (2) five Directors designated by Grupo VM, at least one of whom shall be designated after consultation with GSM and qualify as an independent director under the Nasdaq Rules (regardless of whether Shares are listed thereon) (the “Initial Grupo VM Directors”); and (3) AK, if he was serving as chairman of the board of directors of GSM on the date prior to the Effective Date (together with the Initial GSM Directors and the Initial Grupo VM Directors, the “Initial Directors”).

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(b) Prior to the Sunset Date, subject to and in accordance with this Section 3.01, in connection with any election of the Board of Directors, Grupo VM shall have the right to nominate, for election at any meeting of Holdco shareholders called for the purpose of electing directors for, or to appoint persons to fill vacancies in, the Board of Directors, a number of director candidates (each such candidate, a “Grupo VM Nominee”) equal to its Percentage Interest multiplied by the number of directors constituting the entire Board of Directors, rounded up to the nearest whole number, calculated on the date that is ten days prior to the beginning of the period during which shareholders of Holdco may give notice of a resolution to be proposed at a general meeting pursuant to Article 21 of the Articles of Association; provided, however, that in the event such whole number would cause the Grupo VM Nominees to constitute two-thirds or more of the entire Board, such result shall be rounded down to the nearest whole number. Until the number of Grupo VM Directors is reduced to one, Grupo VM shall at all times nominate at least one Grupo VM Director who shall qualify as an independent director under the Nasdaq Rules (regardless of whether Shares are listed thereon).

(c) Prior to the Decrease Date, subject to and in accordance with this Section 3.01, the GSM Independent Directors shall have the exclusive right to nominate persons for election at any meeting of Holdco shareholders called for the purpose of electing directors for, or to appoint persons to fill vacancies in, the Board of Directors, subject to the right of Grupo VM to designate and nominate Directors under this Agreement and to Section 3.01(d). On and after the Decrease Date, the Board of Directors shall have the exclusive right to nominate persons for election at any meeting of Holdco shareholders called for the purpose of electing directors for, or to fill vacancies in, the Board of Directors, subject to the right of Grupo VM to designate and nominate Directors under this Agreement and to Section 3.01(d). With respect to any meeting of Holdco shareholders called for the purpose of electing directors prior to the Decrease Date, the number of nominations by the GSM Independent Directors shall not exceed the number of the entire Board of Directors reduced by the number of Grupo VM Directors and by any person entitled to nomination under Section 3.01(d).

(d) (i) Subject to the Articles of Association, for so long as AK is serving as the executive chairman of Holdco (the “Executive Chairman”), he shall be entitled to nomination for election as a director at any meeting of Holdco shareholders called for the purpose of electing directors.

(ii) Prior to the third anniversary of the Effective Date, if AK is not serving as the Executive Chairman, Grupo VM and/or the GSM Independent Directors may submit the names of one or more Person(s) to the Nominating and Corporate Governance Committee for consideration to be appointed as a director and act as the Executive Chairman. The Nominating and Corporate Governance Committee shall evaluate the qualifications of each such Person to serve as a director and the Executive Chairman and, following such evaluation, shall make a recommendation to the Board of Directors for action by the requisite approval of the entire Board of Directors as to such Person under the Articles of Association for appointment of a replacement Executive Chairman. In the event the requisite approval of the entire Board of Directors is not obtained in accordance with the Articles of Association, Grupo VM and/or the GSM Independent Directors may, and in any event Grupo VM shall, in good faith and consistent with the requirements of Section 3.01(e), within 30 days of such disapproval, submit the names of one or more additional (but not the same) Person(s) to serve as a director and act as the Executive Chairman for approval in accordance with the foregoing sentence. Grupo VM shall continue to submit the names of additional (but not the same) Persons in accordance with this Section 3.01(e)(ii) until the earlier of (x) such time as an Executive Chairman is appointed and (y) the third anniversary of the Effective Date. In the event the Executive Chairman is a Grupo VM Director or an Affiliate of Grupo VM, the Executive Chairman shall constitute a Grupo VM Nominee and a Grupo VM Director for all purposes under this Agreement.

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(iii) On and after the third anniversary of the Effective Date, if AK is not serving as Executive Chairman, the Board of Directors may determine that Holdco’s chief executive officer should serve as a member of the Board of Directors; provided, that (A) if the chief executive officer is an Affiliate of Grupo VM, he or she shall be deemed to be a Grupo VM Nominee and a Grupo VM Director, as the case may be, for all purposes under this Agreement and (B) if the chief executive officer was a Grupo VM Director prior to such Board determination, he or she shall be deemed to be a Grupo VM Nominee and a Grupo VM Director, as the case may be, for all purposes under this Agreement.

(e) (i) Each Director shall at all times (A) be qualified to serve as a Director under applicable rules and policies of Holdco, the Exchange and applicable Law and (B) have demonstrated good judgment, character and integrity in his or her personal and professional dealings and have relevant financial, management and/or global business experience.

(ii) Each of the Director Nominees nominated as a GSM Independent Director or as a Grupo VM Director who is required to qualify as “independent” under the Nasdaq Rules (any such Director Nominee, a “Qualified Director Nominee”) shall at all times be qualified to serve as a director under applicable rules and policies of Holdco, the Exchange and applicable Law. Such qualification shall be determined with respect to each Qualified Director Nominee by the nominating and corporate governance committee of the Board of Directors, or other committee performing the functions of nominating directors for election to the Board of Directors (the “Nominating and Corporate Governance Committee”), acting reasonably and in good faith and in a manner consistent with the fiduciary duties of each director and the rules of the Exchange and applicable Law. In addition, in evaluating the Qualified Director Nominees for nomination, the Nominating and Corporate Governance Committee shall consider whether each Qualified Director Nominee (i) has demonstrated good judgment, character and integrity in his or her personal and professional dealings and (ii) has relevant financial, management and/or global business experience, each as determined by the Nominating and Corporate Governance Committee, acting reasonably and in good faith and in a manner consistent with the fiduciary duties of each director and the rules of the Exchange and applicable Law. In the event the Nominating and Corporate Governance Committee determines reasonably and in good faith and in a manner consistent with the fiduciary duties of each director, that a Qualified Director Nominee is ineligible to serve under the applicable rules and policies of Holdco, the Exchange and applicable Law, or otherwise does not satisfy the standards for service on the Board of Directors specified above, the Nominating and Corporate Governance Committee will inform Grupo VM, the Board of Directors and the Qualified Director Nominee of its determination and the basis therefor in writing and in reasonable detail and will allow a reasonable opportunity for Grupo VM, the Board of Directors and the Qualified Director Nominee to evaluate the determination, including through meetings and discussions with the Nominating and Corporate Governance Committee regarding the circumstances of his or her eligibility to serve. Following such discussions, if the Nominating and Corporate Governance Committee, acting reasonably and in good faith and in a manner consistent with the fiduciary duties of each director, has not reversed its determination that the Qualified Director Nominee is ineligible to serve, then, in the case of a Qualified Director Nominee who has been submitted for nomination, Grupo VM, the GSM Independent Directors or the Board of Directors, as applicable, shall submit in good faith a replacement Board Nominee for consideration by the Nominating and Corporate Governance Committee as promptly as possible but in all cases within thirty (30) days, in accordance with the requirements of this Article III, or in the case of a Board Nominee who is an incumbent director, such Board Nominee will, if requested by the Nominating and Corporate Governance Committee, promptly tender his or her resignation from the Board of Directors or committee of the Board of Directors, as applicable, and the resulting vacancy will be filled pursuant to this Article III.

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(f) Holdco shall, during the term of this Agreement, subject to applicable Law and to Section 3.01(e), include the Director Nominees in the slate of nominees recommended by the Board of Directors to the shareholders of Holdco, and included in the related Holdco notice of annual or other general meeting, voting ballots, proxy notice, or proxy statement (if applicable) and proposed as a resolution at such annual or general meeting, for election to the Board of Directors at any annual or other general meeting of shareholders of Holdco at which directors are to be elected.

(g) Grupo VM shall vote, in person or by proxy, its Shares at any meeting of the Holdco shareholders at which action is to be taken with respect to the election of directors to cause the election or reelection, as applicable, of the Grupo VM Nominees and any person nominated by the Board of Directors for any election of directors so long as such nominations are in accordance with this Agreement, and Grupo VM shall not take any actions which are inconsistent with the intent and purpose of the foregoing or vote, in person or by proxy, in any manner that is inconsistent with the intent and purpose of the foregoing. Grupo VM shall not vote, in person or by proxy, its Shares at any meeting of the Holdco shareholders to cause the removal as a director of any person entitled to nomination pursuant to Section 3.01(c) or any director nominated for election or appointment in accordance with Section 3.01(d).

(h) Upon the death, resignation, retirement, incapacity, disqualification or removal (with or without cause) for any other reason of any Grupo VM Director, Grupo VM shall have the right to nominate the individual to fill the resulting vacancy in accordance with Section 3.01(b) and the Articles of Association.

SECTION 3.02. Appointment of Executive Chairman and Executive Vice-Chairman. On the Effective Date, (a) AK shall be appointed as the Executive Chairman and (b) a Grupo VM Director, to be designated by Grupo VM, shall be appointed as the executive vice-chairman of the Board of Directors. Each of the Executive Chairman and the executive vice-chairman of the Board of Directors shall have the authority and responsibility set forth in the Articles of Association and as otherwise delegated or agreed by the Board of Directors from time to time.

SECTION 3.03. Committees. The Board of Directors may designate one or more committees of the Board of Directors. Prior to the Sunset Date, subject to applicable Law and the rules of the Exchange, each committee of the Board of Directors shall contain a number of Grupo VM Directors equal to the product (rounded up to the nearest whole number) of (a) the total number of members of such committee and (b) Grupo VM’s Percentage Interest; provided, however, that, prior to the Decrease Date, GSM Independent Directors shall constitute a majority of the Nominating and Corporate Governance Committee and, provided, further, that at all times the BCA Special Committee (as defined in the Business Combination Agreement) shall be a three-member committee composed of two GSM Independent Directors and one independent Grupo VM Director.

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ARTICLE IV

Preemptive Rights

SECTION 4.01. Preemptive Rights. Grupo VM shall have preemptive rights to subscribe for up to its Percentage Interest of any issue of Covered Equity Securities by Holdco or any Holdco Subsidiary for cash or non-cash consideration, in each case on the same terms and at the same price per Covered Equity Security offered to each offeree. Prior to any such issuance of Covered Equity Securities, Holdco shall first deliver written notice to Grupo VM of the proposed primary offering, including the number and terms of the Covered Equity Securities to be sold, the proposed price per Covered Equity Security and other relevant terms of the issue and the proposed closing date for such transaction (“Notice of Primary Offering”). Grupo VM shall have a period of 60 days after delivery of the Notice of Primary Offering to elect to subscribe for a number of Covered Equity Securities, up to a maximum of the Percentage Interest of Grupo VM immediately prior to such issue multiplied by the number of Covered Equity Securities being issued. This right shall be exercised by Grupo VM, if at all, by delivery of written notice to Holdco. A failure to deliver such notice to Holdco shall be deemed an election by Grupo VM not to participate in the offering, but shall not waive Grupo VM’s rights with respect to future offerings. An election by Grupo VM to subscribe shall constitute an agreement to purchase that number of Covered Equity Securities so elected on the terms contained in the Notice of Primary Offering.

SECTION 4.02. Exceptions From Preemptive Rights. The preemptive rights of Grupo VM in Section 4.01 shall not apply to any issue by Holdco of Shares: (a) pursuant to any share split, share dividend or similar corporate action, (b) pursuant to a firm-commitment underwritten public offering of Shares for cash, with the number of Shares issued in any 12-month period pursuant to such offering not to exceed 10% of the Shares issued and outstanding immediately prior to such 12-month period, (c) in connection with the acquisition of any Person or the purchase of the assets or properties of any Person to the extent such Shares are not issued for cash consideration, (d) in connection with the bona fide sale by Holdco or any Holdco Subsidiary of all or substantially all of the equity securities of one or more Holdco Subsidiaries or (e) pursuant to an employee share plan, incentive plan, restricted share plan or other similar benefit plan, program or agreement approved by the Board of Directors.

SECTION 4.03. Nonintervention by Holdco. Holdco shall not, and shall not permit any of its Subsidiaries to, take any action that directly impairs the ability of Grupo VM to exercise its preemptive rights under this Article IV.

SECTION 4.04. Certain Issues of Shares. Holdco shall not issue any Shares in connection with the acquisition of any Person or the purchase of the assets or properties of any Person if the aggregate number of Shares to be issued in any single acquisition or purchase would exceed 20% of the issued and outstanding Shares immediately prior to such issue, without the prior approval of the holders of the Shares by ordinary resolution.

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ARTICLE V

Standstill Provisions

SECTION 5.01. Standstill.

(a) Prior to the Sunset Date, neither Grupo VM nor any Affiliate of Grupo VM shall: (i) effect, agree, seek or make any proposal or offer with respect to, or announce any intention with respect to or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, directly or indirectly, (A) any acquisition of any Holdco Equity Securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of Holdco or any Holdco Subsidiary, (B) any tender or exchange offer, merger or other business combination involving Holdco or any Holdco Subsidiary or assets of Holdco or any Holdco Subsidiary constituting a significant portion of the consolidated assets of Holdco and the Holdco Subsidiaries, (C) any recapitalization, restructuring, liquidation, dissolution, change of Control or other extraordinary transaction with respect to Holdco or any Holdco Subsidiary, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any equity securities of Holdco; (ii) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to Holdco or otherwise act in concert with any Person or group in respect of any equity securities of Holdco; (iii) except in accordance with this Agreement, otherwise act, alone or in concert with others, to seek representation on the Board of Directors; (iv) take any action which would or would reasonably be expected to cause Holdco to make a public announcement under applicable Law regarding any of the types of matters set forth in clause (i) above; (v) enter into any discussions or arrangements with any Person with respect to any of the foregoing or (vi) request that Holdco amend or waive any provision of this Section 5.01(a).

(b) Section 5.01(a) shall not prohibit: (i) any transaction, discussions or arrangements solely between or among Grupo VM and its Affiliates; (ii) any acquisition pursuant to an equity incentive or similar plan established by the Board of Directors for members of the Board of Directors in their capacities as such; (iii) any acquisition pursuant to or in connection with a share split, share dividend or similar corporate action initiated by Holdco; (iv) any acquisition pursuant to Article IV; (v) any purchase of Shares “regular-way” on the Nasdaq or other recognized securities exchange if immediately subsequent to such purchase, the aggregate Percentage Interests of Grupo VM and its Affiliates does not exceed the Permitted Maximum Percentage as of immediately prior to such purchase; (vi) any transaction previously approved by the Board of Directors in accordance with this Agreement and the Articles of Association and actions in furtherance thereof, (vii) any action expressly permitted by this Agreement or the Registration Rights Agreement; (viii) Grupo VM or any Grupo VM Director from engaging in non-public discussions with the Board of Directors regarding one or more transactions that would otherwise be prohibited by Section 5.01 so long as (A) with respect to any such discussions occurring prior to the Decrease Date with respect to matters of a type listed in paragraphs (b) and (c) of Article 34.3 of the Articles of Association, such discussions would not reasonably be expected to result in public disclosure by Grupo VM under applicable Law, including requirements of the SEC and (B) with respect to any such discussions occurring after the Decrease Date, such discussions would not reasonably be expected to result in public disclosure by Grupo VM under applicable Law, including requirements of the SEC, and (ix) at any time after the third anniversary of the Effective Date, an acquisition of Shares for cash pursuant to a takeover offer made to all holders of Shares for all Shares if such takeover offer (A) complies with all applicable requirements of the SEC, and (B) has a non-waivable condition that it be accepted by holders of a majority of Shares not held by Grupo VM and its Affiliates.

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(c) Prior to the Decrease Date, Section 5.01(a) shall also not prohibit any transaction (or any proposal, announcement, discussion or arrangement in connection therewith) not of a type listed in paragraphs (b) and (c) of Article 34.3 of the Articles of Association (or any successor provisions) and actions in furtherance thereof.

(d) Section 5.01(a) shall also not prohibit or prevent Grupo VM or any of its Affiliates from acquiring securities of, or from entering into any merger or other business combination with, another Person that owns, beneficially or otherwise, any Holdco Equity Securities; provided, however, that (i) such Person shall not have acquired such Holdco Equity Securities in contemplation of Grupo VM or such Affiliate acquiring the securities of, or entering into any such merger or other business combination with, such Person, (ii) the ownership of such Holdco Equity Securities by such Person shall not be a material reason for Grupo VM or such Affiliate acquiring the securities of, or entering into any such merger or other business combination with, such Person, and (iii) such Person shall not own, beneficially or otherwise, greater than 1% of the Holdco Equity Securities then-outstanding.

(e) If (i) the aggregate Percentage Interest of Grupo VM and its Affiliates falls below 30% (other than as a result of an issuance or offering of Shares by Holdco with respect to which Grupo VM and its Affiliates did not have preemptive rights) and (ii) Grupo VM or any of its Affiliates subsequently purchases any Shares pursuant to Section 5.01(b)(v) and as a result of such purchase the aggregate Percentage Interests of Grupo VM and its Affiliates exceeds 30%, then Grupo VM will make a “mandatory bid” in compliance with Rule 9 of The City Code on Takeovers and Mergers, without regard for whether Rule 9 or such Code is otherwise applicable.

SECTION 5.02. Nonintervention by Holdco. Holdco shall not, and shall not permit any of its Subsidiaries to, take any action that would directly impair the ability of Grupo VM to exercise its rights under Sections 5.01(b) and 5.01(c) or its obligations under Section 5.01(e).

ARTICLE VI

Transfers

SECTION 6.01. Restrictions on Transfers.

(a) Grupo VM shall not, directly or indirectly, by operation of Law, Contract or otherwise, (a) offer, transfer, sell, assign, pledge, hypothecate, encumber, gift or otherwise dispose of any beneficial ownership of, or pecuniary interest in, any Covered Equity Securities (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), (b) engage in any hedging, swap, forward contract or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of beneficial ownership of, or pecuniary interest in, any Covered Equity Securities, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to the Covered Equity Securities; or (c) enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, the Covered Equity Securities (in each case, a “Transfer”), other than in a Permitted Transfer (as defined below).

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(b) Any Transfer not expressly permitted herein shall be null and void ab initio and of no effect, and Holdco shall not record any such Transfer on its books or treat any purported transferee as the owner of Covered Equity Securities for any purpose.

(c) If and to the extent Grupo VM holds any Shares in certificated form, Grupo VM hereby agrees, as promptly as practicable after the date of this Agreement, to deliver certificates evidencing all of the Covered Equity Securities held by Grupo VM to Holdco, and hereby authorizes and instructs Holdco (including through Holdco’s transfer agent or registrar, as applicable), and Holdco agrees, not to register any Transfer of any of the Covered Equity Securities held by Grupo VM, except as expressly permitted by this Agreement and in any event not before any transferee of a Permitted Transfer has entered into a customary binding deed of adherence to this Agreement (if required hereunder), and to legend the certificates evidencing such Covered Equity Securities. Holdco agrees that as promptly as practicable after the date of this Agreement it shall (i) make a notation on its records and give instructions to the transfer agent and registrar for the Covered Equity Securities not to permit, during the term of this Agreement, the Transfer of the Covered Equity Securities held by Grupo VM and (ii) place (or cause the transfer agent and registrar for the Covered Equity Securities to place) the legend described below in its registry of members and on any certificates evidencing any Covered Equity Securities held by Grupo VM. Holdco agrees that, following the termination of this Agreement, Holdco shall cause any restricted transfer instructions imposed pursuant to this Section 6.01(c) to be lifted and any legended certificates delivered pursuant to this Section 6.01(c) to be replaced with certificates not bearing such legend.

Holdco shall note the following legend on its registry of members with respect to the Covered Equity Securities held by Grupo VM in certificated form, and each certificate evidencing Covered Equity Securities shall bear the following legend on the face thereof:

“THE SHARES REPRESENTED BY CERTIFICATE NO. [•] ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN SHAREHOLDER AGREEMENT, DATED AS OF [______], 2015, BETWEEN HOLDCO AND GRUPO VM, COPIES OF WHICH SHAREHOLDER AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF HOLDCO. THE SHARES REPRESENTED BY CERTIFICATE NO. [•] MAY NOT BE VOTED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SAID SHAREHOLDER AGREEMENT.”

SECTION 6.02. Permitted Transfers. Each of the following is a “Permitted Transfer”:

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(a) any Transfer to an Affiliate of Grupo VM, so long as such Affiliate, to the extent it has not already done so, executes a customary binding deed of adherence to this Agreement, in form and substance reasonably acceptable to Holdco;

(b) any Transfer to Holdco or a Subsidiary of Holdco;

(c) any Transfer pursuant to a widely distributed public offering of Shares for cash;

(d) any Transfer of Shares effected through a “brokers’ transaction” as defined in Rule 144(g) under the Securities Act;

(e) any Transfer of Shares pursuant to a privately-negotiated transaction to any purchaser who, along with its Affiliates or any “group” (as defined under the Exchange Act) of which it is a member (to the extent Grupo VM has knowledge of the existence and composition of such group after reasonable inquiry), immediately after the consummation of such Transfer, would have beneficial ownership of less than 10% of outstanding Shares, provided, that after reasonable inquiry, Grupo VM has no reason to believe that such purchaser is, or has the intent to be, a Person who would be required to file a Schedule 13D (or successor form) under the Exchange Act disclosing an intent other than for investment;

(f) any Transfer of Shares in connection with a public tender or similar takeover offer made to all holders of Shares for all Shares if such public tender or similar takeover offer (i) complies with all applicable requirements of the SEC, the Exchange and other applicable Law, (ii) is made on the same price per Share, with the same form of consideration per Share and otherwise on the same terms and conditions to all holders of Shares (provided, however, that if the holders of Shares are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if each holder of Shares is granted identical election rights) and (iii) has a non-waivable condition that it be accepted by holders of a majority of the Shares not held by Grupo VM or its Affiliates;

(g) any pledge of Shares if (i) such pledge is in favor of a bona fide independent financial institution that is not a “state-owned enterprise” (which term shall not include any publicly traded European financial institution in which some but not all of the equity interests therein are owned by a Governmental Authority) and (ii) as a condition to pledgee’s ability to take ownership of such Shares, such pledgee agrees to comply with the restrictions in this Article VI with respect to such Shares (it being acknowledged and agreed that such pledgee shall inure to the rights of Grupo VM and its Affiliates under the Registration Rights Agreement with respect to such Shares); and

(h) any hedging, swap, forward or other derivative contract with respect to any Covered Equity Securities, provided that (i) at no time shall the aggregate number of Covered Equity Securities underlying such hedging, swap, forward or other derivative arrangements exceed 20% of the aggregate number of the Covered Equity Securities held by Grupo VM and its Affiliates and (ii) Grupo VM shall not lend, or permit or authorizing the lending of, any Covered Equity Security to any Person.

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ARTICLE VII

Representations and Warranties

SECTION 7.01. Representations and Warranties of Grupo VM. Grupo VM represents and warrants as of the date hereof as follows:

(a) Due Incorporation. It is duly incorporated, registered and validly existing under the laws of the jurisdiction of its incorporation, and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. It is duly licensed or qualified to do business in each jurisdiction in which it transacts business, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its consolidated financial condition or on its ability to perform its obligations under this Agreement.

(b) Authority to Execute and Perform Agreement. It has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. Assuming the due execution and delivery by Holdco, this Agreement constitutes the valid and binding obligations of Grupo VM, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of remedies may be limited by equitable principles of general applicability.

(c) No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance of this Agreement in accordance with the terms and conditions thereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the certificate of incorporation, by-laws or other constitutive documents of Grupo VM; (ii) any instrument or Contract to which Grupo VM is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority, except, in each case, for such breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Grupo VM to perform its obligations under this Agreement.

SECTION 7.02. Representations and Warranties of Holdco. Holdco represents and warrants as of the date hereof as follows:

(a) Due Incorporation. It is duly incorporated, registered and validly existing under the laws of England and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. It is duly licensed or qualified to do business in each jurisdiction in which it transacts business, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its consolidated financial condition or on its ability to perform its obligations under this Agreement.

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(b) Authority to Execute and Perform Agreement. It has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. Assuming the due execution and delivery by Grupo VM, this Agreement constitutes the valid and binding obligations of Holdco, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of remedies may be limited by equitable principles of general applicability.

(c) No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance of this Agreement in accordance with the terms and conditions thereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Articles of Association as of the date of this Agreement; (ii) any instrument or Contract to which Holdco is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority, except, in each case, for such breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Holdco to perform its obligations under this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Term and Termination of Agreement. (a) This Agreement shall continue in full effect until the Sunset Date, and shall terminate immediately thereafter. Except as expressly set out in this Agreement, neither party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, and each party waives any rights of rescission or termination it may have.

(b) Upon termination of this Agreement pursuant to Section 8.01(a), each party to this Agreement shall release and discharge the other party from all claims or demands under or in connection with this Agreement, except that (i) this Article VIII shall survive such termination and (ii) nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach (as defined in the Business Combination Agreement) by such party of any of its respective representations, warranties, covenants or other agreements set forth in this Agreement.

SECTION 8.02. Confidentiality Agreement. Grupo VM hereby agrees that, notwithstanding any other provision of this Agreement to the contrary, Grupo VM and its Affiliates may be provided confidential information in accordance with and subject to the terms of a Confidentiality Agreement in the form attached hereto as Exhibit A, which such Confidentiality Agreement has been mutually executed and delivered concurrently with the execution and delivery of this Agreement.

SECTION 8.03. Notices. (a) Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be given as follows:

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If to Holdco, addressed to it at:

[ ˜ ]

Tel: [ ˜ ]

Fax: [ ˜ ]

Attention: [ ˜ ]

Email: [ ˜ ]

with a copy to (for information purposes only):

[ ˜ ]

Tel: [ ˜ ]

Fax: [ ˜ ]

Attention: [ ˜ ]

Email: [ ˜ ]

If to Grupo VM, addressed to it at:

[ ˜ ]

Tel: [ ˜ ]

Fax: [ ˜ ]

Attention: [ ˜ ]

Email: [ ˜ ]

with a copy to (for information purposes only):

[ ˜ ]

Tel: [ ˜ ]

Fax: [ ˜ ]

Attention: [ ˜ ]

Email: [ ˜ ]

(b) Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Section 8.03(a) and served: (i) by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address; (ii) by fax, in which case it shall be deemed to have been given when despatched subject to confirmation of uninterrupted transmission by a transmission report; or (iii) by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt, provided that in the case of sub-clauses (ii) and (iii) any notice despatched other than between the hours of 9:30 a.m. to 5:30 p.m. on a business day (“Working Hours”) shall be deemed given at the start of the next period of Working Hours.

(c) Any party to this Agreement may notify the other parties of any change to its address or other details specified in Section 8.03(a) provided that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later.

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SECTION 8.04. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of an arbitral tribunal or court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the arbitral tribunal or court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or (to the extent possible) to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such arbitral tribunal or court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

SECTION 8.05. Entire Agreement; Amendments and Waivers. This Agreement constitutes the complete, final and exclusive statement of the agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

SECTION 8.06. Assignment. Grupo VM shall not assign any of its rights under this Agreement, in whole or in part, to any Person, without first obtaining the prior written consent of Holdco, and any assignment in contravention hereof shall be null and void; provided, that Grupo VM may assign this Agreement to an Affiliate in connection with a Permitted Transfer if such Affiliate executes a customary binding deed of adherence to this Agreement, in form and substance reasonably acceptable to Holdco. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

SECTION 8.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

SECTION 8.08. Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

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SECTION 8.09. Governing Law; Consent to Jurisdiction.

(a) This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of England.

(b) The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

(c) For the purposes of this Section 8.09, "Dispute" means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

SECTION 8.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 8.11. Delivery by Facsimile or Email. This Agreement, and any amendments hereto, waivers hereof or consents hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of either party, the other party shall re-execute original forms thereof and deliver them to the requesting party. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

SECTION 8.12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any courts of England or Wales or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at law and any requirement under law to post a bond or other security or prove damages as a prerequisite to obtaining equitable relief.

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SECTION 8.13. Process Agent. Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Agreement shall be duly served upon Grupo VM if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to [insert address of process agent] (marked for the attention of [insert name of the person or officer to whom the documents are to be sent] or such other person and address in England or Wales as such party shall notify all the other parties in writing from time to time, whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its respective officers thereunto duly authorized on the date first above written.

Grupo Villar Mir, S.A.U.,

by

Name:
Title:

VELONEWCO PLC,

by

Name:
Title:

[Signature Page to Grupo VM Shareholder Agreement]

Schedule I

Shareholders	Number of Shares	Percentage Interest as of the Effective Date
Grupo VM	[•]	[57%]

Exhibit A

Confidentiality Agreement

[Attached.]

Signing Version

[Holdco Letterhead]

[ ˜ ], 2015

[GRUPO VILLAR MIR, S.A.U.]

[ADDRESS]

[ADDRESS]

[ADDRESS]

Attention: [ ˜ ]

Re:	Confidentiality and Access Rights Agreement

Ladies and Gentlemen:

Following the execution of that certain Shareholder Agreement, dated as of February [ ˜ ], 2015 (the “Agreement”), by and between Grupo Villar Mir, S.A.U., a public limited company (sociedad anónima) incorporated under the laws of Spain (“Grupo VM”), and VeloNewco Limited, a public limited company incorporated under the laws of England (“Holdco”), Grupo VM has been granted the right to appoint certain directors (the “Grupo VM Directors”) to the board of directors of Holdco (the “Board”) effective [ ˜ ], 2015. Holdco understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, each member of the Board may, if and to the extent he or she desires to do so, disclose information each of them obtains while serving as a member of the Board on a strictly confidential basis to you and your Representatives (as hereinafter defined) and may discuss such information with such persons, subject to the terms and conditions of this letter agreement. As a result, you may receive certain non-public information regarding Holdco. You acknowledge that this information is proprietary to Holdco and may include trade secrets or other business information, the unauthorized disclosure of which could harm Holdco. In consideration for, and as a condition of, non-public information being furnished to you (and, subject to the restrictions in paragraph 2 below, your attorneys, advisors, affiliates, directors, officers, members, partners and employees, collectively, “Representatives”), you agree to treat any and all information concerning or relating to Holdco or any of its subsidiaries or affiliates that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise) by the Board, or by or on behalf of Holdco, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Confidential Information”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth. The parties hereto agree that the term “Grupo VM Directors” shall include any successor or replacement director appointed to the Board pursuant to Section 3.01(b) of the Agreement for all purposes hereunder.

1. The term “Confidential Information” does not include information that is or was (a) generally available to the public other than as a result of disclosure by you or your Representatives in violation of this Agreement (b) independently acquired by you or your Representatives without violating any of their obligations under this Agreement or under any other contractual, legal, fiduciary or other binding obligation with or to Holdco, (c) available to you or your Representatives on a non-confidential basis other than as a result of its disclosure to you or your Representatives by Holdco or any representative of Holdco, provided that, to your knowledge, the source of such information is not prohibited from transmitting the information to you or your Representatives by a contractual, legal, fiduciary or other binding obligation with or to Holdco or (d) provided to you on a non-confidential basis and in your possession prior to the date hereof.

2. You hereby agree that you and your Representatives will (a) keep the Confidential Information strictly confidential and (b) not disclose any of the Confidential Information in any manner whatsoever without the prior written consent of Holdco; provided, however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of advising you in connection with your investment in Holdco and (ii) who are informed by you in advance of the confidential nature of such information and who are subject to confidentiality obligations to you with respect thereto; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto.

3. In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Confidential Information, you will, when possible, promptly notify (except where such notice would be legally prohibited) Holdco in writing and, where practicable, provide reasonable cooperation, at Holdco’s expense, so that Holdco may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from Holdco, you or any of your Representatives are nonetheless advised by your legal counsel that you are legally compelled to disclose Confidential Information, you may, without liability hereunder, disclose to such tribunal that portion of the Confidential Information which such counsel advises you is legally required to be disclosed, provided that you notify the recipient of the existence of this letter agreement and your obligations hereunder to maintain the confidentiality of the Confidential Information. In no event will you oppose any action by Holdco to obtain a protective order, motion to quash or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. It is understood that there shall be no “legal requirement” requiring you to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to, Holdco’s ordinary shares or other securities of Holdco.

4. You acknowledge that (a) Holdco does not make any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and (b) Holdco shall not have any liability to you or to any of your Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

5. All Confidential Information shall remain the property of Holdco. Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with Holdco. No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

6. You acknowledge, and will advise your Representatives, that the Confidential Information may constitute material non-public information under applicable United States federal and state securities laws and that such securities laws prohibit any person who has received material, non-public information concerning Holdco from purchasing or selling securities of Holdco or from communicating such information to any other persons under circumstances in which it is reasonably foreseeable that such person is likely to purchaser or sell such securities. You further agree that you will not purchase or sell securities of Holdco in violation of applicable United States federal and state securities laws.

7. You hereby represent and warrant to Holdco that this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms.

8. It is understood and agreed that no failure or delay by you or Holdco in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

9. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any courts of England or Wales or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at law and any requirement under law to post a bond or other security or prove damages as a prerequisite to obtaining equitable relief.

10. At any time upon the written request of Holdco for any reason, you will promptly deliver to Holdco or destroy all Confidential Information (and all copies thereof) furnished to you by or on behalf of Holdco; provided, however, that in the event you destroy such Confidential Information, you shall provide Holdco with a certificate of an officer of Grupo VM certifying such destruction. Notwithstanding the foregoing, you (a) may retain a copy of the Confidential Information in order to comply with applicable law, regulation or professional standards, and (b) to the extent that Confidential Information is retained in standard archival or computer back-up system in the ordinary course of business, such retained Confidential Information shall not be required to be destroyed, provided, that, such retained Confidential Information shall remain subject to the terms of this letter agreement for so long as retained by you. Notwithstanding the return or destruction of Confidential Information, you will continue to be bound by the confidentiality and other obligations set forth in this letter agreement.

11. You and your Representatives will, upon reasonable notice, have reasonable access, during normal business hours, to Holdco employees, properties, books, contracts and records and Holdco will furnish promptly, upon reasonable request, all information that may be reasonably requested concerning its business, properties and personnel for use that is reasonably related to your shareholding in Holdco; provided, however, that Holdco shall not be required to provide access to or disclose information where such information or access would, in the reasonable judgment of Holdco, (a) breach any contract with any third party, (b) constitute a waiver of the attorney-client or other privilege held by Holdco or (c) otherwise violate any applicable law. In the event any of the restrictions in clauses (a) through (c) of the foregoing sentence shall apply, Holdco shall advise you of the subject matter of any such information that cannot be disclosed and shall use its commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable laws.

12. (a) This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of England.

(b) The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

(c) For the purposes of this letter agreement, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this letter agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this letter agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this letter agreement.

13. This letter agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and may be amended only by an agreement in writing executed by the parties hereto.

14. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be given as follows:

If to Holdo, addressed to it at:

[ ˜ ]

Tel: [ ˜ ]

Fax: [ ˜ ]

Attention: [ ˜ ]

Email: [ ˜ ]

with a copy to (for information purposes only):

[ ˜ ]

Tel: [ ˜ ]

Fax: [ ˜ ]

Attention: [ ˜ ]

Email: [ ˜ ]

If to Grupo VM, addressed to it at:

[ ˜ ]

Tel: [ ˜ ]

Fax: [ ˜ ]

Attention: [ ˜ ]

Email: [ ˜ ]

with a copy to (for information purposes only):

[ ˜ ]

Tel: [ ˜ ]

Fax: [ ˜ ]

Attention: [ ˜ ]

Email: [ ˜ ]

Any notice or other communication given under this letter agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in this paragraph 13 and served: (a) by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address; (b) by fax, in which case it shall be deemed to have been given when despatched subject to confirmation of uninterrupted transmission by a transmission report; or (c) by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt, provided that in the case of sub-clauses (b) and (c) any notice despatched other than between the hours of 9:30 a.m. to 5:30 p.m. on a business day (“Working Hours”) shall be deemed given at the start of the next period of Working Hours. Any party to this letter agreement may notify the other parties of any change to its address or other details specified in this paragraph 13 provided that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later.

15. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

16. This letter agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

17. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of Holdco.

18. This letter agreement shall expire one year from the date on which each of the Grupo VM Directors ceases to be a director of Holdco.

19. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this letter agreement shall be decided without regards to events of drafting or preparation.

[Signature Page Follows]

Please confirm your understanding and agreement to this letter agreement by signing and returning a copy of this letter agreement to Holdco.

VeloNewco Limited

By:
Name:
Title:

Acknowledged and Agreed to
this [ ˜ ] day of [ ˜ ]

Grupo Villar Mir, S.A.U.

By:
Name:
Title:

Exhibit B

Signing Version

SHAREHOLDER AGREEMENT

BETWEEN

Alan Kestenbaum,

[The AK Related Parties]

AND

VELONEWCO PLC

Dated as of [•], 2015

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SHAREHOLDER AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [ ˜ ], 2015, between Alan Kestenbaum (“AK”) and [AK Related Parties] (the “AK Affiliates”, and together with AK, collectively, the “AK Group”), on the one hand, and VeloNewco Limited, a public limited company incorporated under the laws of England (“Holdco”), on the other hand.

WHEREAS, on the Effective Date, Holdco issued Shares to the AK Group pursuant to the Business Combination Agreement;

WHEREAS, at the Effective Time (as defined in the Business Combination Agreement) AK is expected to enter into a gain recognition agreement pursuant to U.S. Treasury Regulations Section 1.367(a)-8 with respect thereto (the “Gain Recognition Agreement”); and

WHEREAS the parties hereto desire to enter into this Agreement to govern certain rights, obligations and interests of the AK Group with respect to Holdco.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Certain Definitions

SECTION 1.01. Defined Terms. (a) In this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. Notwithstanding the foregoing, (i) neither Holdco nor any Person Controlled by Holdco shall be deemed to be an “Affiliate” of the AK Group or of any Affiliate of the AK Group and (ii) neither the AK Group nor any Affiliate thereof shall be deemed to be an “Affiliate” of any other Shareholder or any Affiliate thereof by virtue of its Shares.

“Articles of Association” shall mean the [Amended and Restated Articles of Association of Holdco], as the same may be amended or supplemented from time to time.

“Business Combination Agreement” shall mean the Business Combination Agreement among GSM, FA, Grupo VM, Holdco and Merger Sub, dated February 23, 2015.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Contract” shall mean, as to any Person, any contract, lease, easement, license, instrument or understanding to which the applicable Person is a party.

“Control” shall mean, as to any Person, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of shares or other equity securities or as trustee or executor, by Contract or otherwise. The terms “Controlled” and “Controlling” shall have a correlative meaning.

“Effective Date” shall mean the Closing Date (as defined in the Business Combination Agreement).

“equity security” shall have the meaning given to such term in Rule 405 under the Securities Act.

“Exchange” shall mean the stock exchange in which Holdco maintains its primary listing, and in all events will be the Nasdaq so long as listed thereon.

“Exchange Act” means the Securities Exchange of 1934, as amended, and the rules and regulations promulgated thereunder.

“FA” shall mean Grupo FerroAtlántica, S.A.U.

“Governmental Authority” shall mean any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

“Grupo VM” shall mean Grupo Villar Mir, S.A.U.

“Grupo VM Nominee” shall mean each director candidate nominated by Grupo VM for election at any meeting of Holdco shareholders called for the purpose of electing directors for, or to appoint persons to fill vacancies in, the Board of Directors in accordance with the Articles of Association and the Grupo VM Shareholder Agreement.

“Grupo VM Shareholder Agreement” shall mean the Shareholder Agreement between Grupo VM and Holdco, dated [●], 2015

“GSM” shall mean Globe Speciality Metals, Inc.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Percentage Interest” shall mean, with respect to any Shareholder, the percentage of the total issued and outstanding Shares of Holdco owned by that Shareholder.

“Person” shall mean any individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” shall mean the United States Securities and Exchange Commission.

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“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders” shall mean the shareholders of Holdco.

“Shares” shall mean Company Ordinary Shares (as defined in the Articles of Association).

Tax Authority” shall mean a Governmental Authority (foreign or domestic) or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” shall mean any report, return (including information return), claim for refund, election, estimated Tax filing or declaration required to be supplied to any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority (whether payable directly or by withholding), including income, franchise, windfall or other profits, gross receipts, property, escheat or unclaimed property, sales, use, severance, net worth, capital stock, branch profits, customs duties, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, premium, minimum and alternative minimum, gains tax and license, registration and documentation fees, and any amounts imposed as a result of U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) as transferee, successor, by contract or otherwise.

“U.S. Treasury Regulations” shall mean the United States Treasury Regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section listed opposite such term:

Term	Defined in
“Agreement”	Preamble
“AK”	Preamble
“AK Affiliates”	Preamble
“AK Group”	Preamble
“Board of Directors”	Section 3.01(a)
“Executive Chairman”	Section 3.01(b)
“Gain Recognition Agreement”	Recitals
“Holdco”	Preamble

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SECTION 1.02. Other Definitional Provisions. (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

(b) Any agreement, instrument, statute or regulation defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument, statute or regulation as from time to time amended, consolidated, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

ARTICLE II

Holdco

SECTION 2.01. Ownership; Shares. Schedule I sets forth the number of Shares the AK Group owns and its related Percentage Interest, as of the Effective Date.

ARTICLE III

Management and Operations of Holdco

SECTION 3.01. Board of Directors.

(a) Pursuant to the Business Combination Agreement, on the Effective Date, AK shall be appointed to the board of directors of Holdco (the “Board of Directors”); provided, AK was serving as chairman of the board of directors of GSM on the date prior to the Effective Date. Subject to the Articles of Association, from and after the Effective Time and for so long as AK is serving as the executive chairman of Holdco (the “Executive Chairman”), he shall be entitled to nomination for election as a director at any meeting of Holdco shareholders called for the purpose of electing directors.

(b) From and after the Effective Time and until such time as the aggregate Percentage Interest of the AK Group falls below 1%, the AK Group shall vote, in person or by proxy, its Shares at any meeting of the Holdco shareholders at which action is to be taken with respect to the election of directors to cause the election or reelection, as applicable, of the Grupo VM Nominees and any person nominated by the Board of Directors for any election of directors so long as such nominations are in accordance with this Agreement, and the AK Group shall not take any actions which are inconsistent with the intent and purpose of the foregoing or vote, in person or by proxy, in any manner that is inconsistent with the intent and purpose of the foregoing.

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SECTION 3.02. Appointment of Executive Chairman. On the Effective Date, AK shall be appointed as the Executive Chairman. The Executive Chairman of the Board of Directors shall have the authority and responsibility set forth in the Articles of Association and as otherwise delegated or agreed by the Board of Directors from time to time.

ARTICLE IV

Representations and Warranties

SECTION 4.01. Representations and Warranties of the AK Group. The AK Group represents and warrants as of the date hereof as follows:

(a) Due Incorporation. Each of the AK Affiliates is duly incorporated, registered and validly existing under the laws of the jurisdiction of its incorporation, and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. Each of the AK Affiliates is duly licensed or qualified to do business in each jurisdiction in which it transacts business, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its consolidated financial condition or on its ability to perform its obligations under this Agreement.

(b) Authority to Execute and Perform Agreement. Each of AK and the AK Affiliates has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. Assuming the due execution and delivery by Holdco, this Agreement constitutes the valid and binding obligations of each of AK and the AK Affiliates, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of remedies may be limited by equitable principles of general applicability.

(c) No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance of this Agreement in accordance with the terms and conditions thereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the certificate of incorporation, by-laws or other constitutive documents of the AK Affiliates; (ii) any instrument or Contract to which any of AK and the AK Affiliates is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority, except, in each case, for such breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of AK or any of the AK Affiliates to perform its obligations under this Agreement.

SECTION 4.02. Representations and Warranties of Holdco. Holdco represents and warrants as of the date hereof as follows:

(a) Due Incorporation. It is duly incorporated, registered and validly existing under the laws of England and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. It is duly licensed or qualified to do business in each jurisdiction in which it transacts business, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its consolidated financial condition or on its ability to perform its obligations under this Agreement.

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(b) Authority to Execute and Perform Agreement. It has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. Assuming the due execution and delivery by Grupo VM, this Agreement constitutes the valid and binding obligations of Holdco, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of remedies may be limited by equitable principles of general applicability.

(c) No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance of this Agreement in accordance with the terms and conditions thereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Articles of Association as of the date of this Agreement; (ii) any instrument or Contract to which Holdco is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority, except, in each case, for such breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Holdco to perform its obligations under this Agreement.

ARTICLE V

Tax Matters

SECTION 5.01. AK Tax Covenants.

(a) AK will comply with all reporting and record-keeping requirements applicable to the Merger that are prescribed by the Code, the U.S. Treasury Regulations, or by forms, instructions, or other publications of the IRS. AK will not take any position on any federal, state or local income or franchise Tax Return, or take any other federal, state or local income or franchise tax reporting position that is inconsistent with (i) the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, and/or as a transaction described in Section 351(a) of the Code, and (ii) the Merger not resulting in gain being recognized because of the application of Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdco following the Merger that does not enter into a “gain recognition agreement” under U.S. Treasury Regulations Section 1.367(a)-8 (the “Intended U.S. Tax Treatment”).

(b) If AK is treated as a “five-percent transferee shareholder” (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdco following the Merger, AK will enter into the Gain Recognition Agreement, and will enter into subsequent “gain recognition agreements” with respect to any action or transaction undertaken by Holdco or any of its Affiliates at or after the Effective Time as required by U.S. Treasury Regulations Section 1.367(a)-8, and AK will comply with all filing requirements under U.S. Treasury Regulations Section 1.367(a)-8 to avoid recognizing gain under any such “gain recognition agreements.”

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SECTION 5.02. Holdco Tax Covenants.

(a) Reporting Requirements. Holdco and each of its Affiliates will comply with all reporting and record-keeping requirements applicable to the Merger that are prescribed by the Code, the U.S. Treasury Regulations, or by forms, instructions, or other publications of the IRS. Except as required by Law, neither Holdco nor any of its Affiliates will take any position on any federal, state or local income or franchise Tax Return, or take any other federal, state or local income or franchise Tax reporting position that is inconsistent with the Intended U.S. Tax Treatment.

(b) Gain Recognition Agreement. Neither Holdco nor any of its Affiliates will take any action or engage in any transaction after Closing that would reasonably be expected to cause AK to incur any Tax as a result of having entered into the Gain Recognition Agreement or any subsequent “gain recognition agreement” under U.S. Treasury Regulations Section 1.367(a)-8.

(c) Duty to Notify. Holdco will notify AK of any action or transaction taken after Closing by Holdco or any of its Affiliates that would reasonably be expected to (i) cause AK to incur Tax under the Gain Recognition Agreement or any other “gain recognition agreement” under U.S. Treasury Regulations Section 1.367(a)-8 entered into as a result thereof, or (ii) require AK to enter into a new “gain recognition agreement.” Such notice shall describe any such action or transaction in sufficient detail to enable AK to comply with the requirements of any “gain recognition agreement” or with U.S. Treasury Regulations Section 1.367(a)-8 or any successor provision.

(d) Tax Information. Holdco shall provide AK with all information reasonably necessary for AK to comply with all Tax filing requirements, including with respect to the Gain Recognition Agreement and any subsequent “gain recognition agreements” entered into under U.S. Treasury Regulations Section 1.367(a)-8.

SECTION 5.03. Tax Records and Cooperation.

(a) Tax Records. After Closing, each of AK and Holdco shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to:

(i)	assist the other party in preparing any Tax Return which such other party is responsible for preparing and filing;

(ii)	cooperate fully in preparing for any audit of, or dispute with, a Tax Authority regarding any Tax Return relating to GSM or any of its Affiliates or the Merger, including, without limitation, any information reasonably available to the party providing the cooperation;

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(iii)	make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to any Tax applicable to GSM or any of its Affiliates or the Merger;

(iv)	provide timely notice to the other in writing of any pending or threatened Tax audit or assessment relating to the Merger or to GSM or any of its Affiliates for taxable years or periods for which the other may have a liability under this Agreement; and

(v)	furnish the other with copies of all correspondence received from any Tax Authority in connection with any audit, information request or assessment with respect to any such taxable year or period.

(b) Compliance. Holdco shall cause GSM to comply with the information gathering and reporting procedures set forth in U.S. Treasury Regulations Section 1.367(a)-3(c)(6) and shall cause GSM to attach the required statement to GSM’s timely filed United States federal income Tax Return for the taxable year in which the Merger occurs.

(c) Expenses. In the case of the provision of assistance, information, documents or records pursuant to Section 5.03(a), the party requesting such assistance, information, documents or records shall bear the direct and indirect costs reasonably incurred by the other party in providing such assistance, information, documents or records.

SECTION 5.04. Indemnity and Administration.

(a) Indemnity. Holdco will indemnify and hold harmless AK on demand against any Taxes, losses, liabilities and costs which AK incurs arising out of or in connection with a breach by Holdco or any of its Affiliates of any covenant in this Article 5. At any subsequent time that AK recognizes for United States Federal income Tax purposes an actual cash benefit for the basis attributable to the gain which resulted in Holdco making payments under this Section 5.04, AK agrees to repay to Holdco the amount of such benefit recognized without regard to interest, penalties, fines, related liabilities and additions to Tax, provided that no such payments shall exceed the amount of actual cash Taxes which otherwise would have been due but for the actual cash benefit directly attributable to a payment made by Holdco under this Section 5.04.

(b) Notification. AK shall promptly notify Holdco in writing upon its receipt of notice of any pending or threatened audits, examinations or assessments which may affect the Taxes, losses, liabilities and costs for which Holdco would be required to indemnify AK pursuant to Section 5.04(a). AK’s failure to notify Holdco will not relieve Holdco of any liability it may have, except to the extent the defense of such claim is materially and irrevocably prejudiced by Holdco’s failure to give such notice.

(c) Timing of Holdco Payments. Holdco shall make any payments it is required to make under Section 5.04(a) as promptly as practicable and in any event shall make all such payments at least five (5) Business Days prior to the date on which AK is required to pay any Taxes, losses, liabilities or costs for which Holdco is required to indemnify AK pursuant to Section 5.04(a).

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ARTICLE VI

Miscellaneous

SECTION 6.01. Term and Termination of Agreement. (a) This Agreement shall continue in full effect until the later of (x) AK is no longer Executive Chairman or (y) the aggregate Percentage Interest of the AK Group falls below 1%; provided that the provisions in Article V shall continue in effect no later than 60 days after the expiration of the statute of limitations for the AK tax return filed for the last Tax year covered by the Gain Recognition Agreement. Except as expressly set out in this Agreement, neither party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, and each party waives any rights of rescission or termination it may have.

(b) Upon termination of this Agreement pursuant to Section 6.01(a), each party to this Agreement shall release and discharge the other party from all claims or demands under or in connection with this Agreement, except that (i) Section 5.04 and this Article VI shall survive such termination and (ii) nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach (as defined in the Business Combination Agreement) by such party of any of its respective representations, warranties, covenants or other agreements set forth in this Agreement.

SECTION 6.02. Notices. (a) Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be given as follows:

If to Holdco, addressed to it at:

[ ˜ ]

Tel: [ ˜ ]

Fax: [ ˜ ]

Attention: [ ˜ ]

Email: [ ˜ ]

with a copy to (for information purposes only):

[ ˜ ]

Tel: [ ˜ ]

Fax: [ ˜ ]

Attention: [ ˜ ]

Email: [ ˜ ]

If to the AK and/or AK Affiliates, addressed to it at:

[ ˜ ]

Tel: [ ˜ ]

Fax: [ ˜ ]

Attention: [ ˜ ]

Email: [ ˜ ]

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with a copy to (for information purposes only):

[ ˜ ]

Tel: [ ˜ ]

Fax: [ ˜ ]

Attention: [ ˜ ]

Email: [ ˜ ]

(b) Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Section 6.02(a) and served: (i) by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address; (ii) by fax, in which case it shall be deemed to have been given when dispatched subject to confirmation of uninterrupted transmission by a transmission report; or (iii) by e-mail, in which case it shall be deemed to have been given when dispatched subject to confirmation of delivery by a delivery receipt, provided that in the case of sub-clauses (ii) and (iii) any notice dispatched other than between the hours of 9:30 a.m. to 5:30 p.m. on a business day (“Working Hours”) shall be deemed given at the start of the next period of Working Hours.

(c) Any party to this Agreement may notify the other parties of any change to its address or other details specified in Section 6.02(a) provided that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later.

SECTION 6.03. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of an arbitral tribunal or court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the arbitral tribunal or court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or (to the extent possible) to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such arbitral tribunal or court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

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SECTION 6.04. Entire Agreement; Amendments and Waivers. This Agreement constitutes the complete, final and exclusive statement of the agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

SECTION 6.05. Assignment. The AK Group shall not assign any of its rights under this Agreement, in whole or in part, to any Person, without first obtaining the prior written consent of Holdco, and any assignment in contravention hereof shall be null and void; provided, that the AK Group may assign this Agreement to an Affiliate in connection with a Permitted Transfer if such Affiliate executes a customary binding deed of adherence to this Agreement, in form and substance reasonably acceptable to Holdco. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

SECTION 6.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

SECTION 6.07. Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

SECTION 6.08. Governing Law; Consent to Jurisdiction.

(a) This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of England.

(b) The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

(c) For the purposes of this Section 6.08, "Dispute" means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

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SECTION 6.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 6.10. Delivery by Facsimile or Email. This Agreement, and any amendments hereto, waivers hereof or consents hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of either party, the other party shall re-execute original forms thereof and deliver them to the requesting party. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

SECTION 6.11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any courts of England or Wales or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at law and any requirement under law to post a bond or other security or prove damages as a prerequisite to obtaining equitable relief.

SECTION 6.12. Process Agent. Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Agreement shall be duly served upon Grupo VM if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to [insert address of process agent] (marked for the attention of [insert name of the person or officer to whom the documents are to be sent] or such other person and address in England or Wales as such party shall notify all the other parties in writing from time to time, whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its respective officers thereunto duly authorized on the date first above written.

ALAN KESTENBAUM,

by

Name:
Title:

[AK Affiliate],

by

Name:
Title:

[AK Affiliate],

by

Name:
Title:

VELONEWCO PLC,

by

Name:
Title:

Schedule I

Shareholders	Number of Shares	Percentage Interest as of the Effective Date
AK	[•]	[__%]
[AK Affiliate]	[•]	[__%]
[AK Affiliate]	[•]	[__%]

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EXHIBIT F

Signing Version

ARTICLES OF ASSOCIATION

of

VELONEWCO PLC

“the Company”

(effective as from [ ˜ ] 2015)

ARTICLES OF ASSOCIATION

EXHIBIT F

Signing Version

33.	DIRECTORS’ INTERESTS	34

34.	PROCEEDINGS OF DIRECTORS	38

35.	MINUTES	41

36.	SECRETARY	41

37.	THE SEAL	41

38.	REGISTERS	41

39.	DIVIDENDS	42

40.	SCRIP DIVIDENDS	44

41.	CAPITALISATION OF PROFITS	45

42.	RETURN OF CAPITAL	47

43.	CHANGE OF THE COMPANY’S NAME	47

44.	RECORD DATES	47

45.	ACCOUNTS	48

46.	NOTICES AND OTHER COMMUNICATIONS	48

47.	DESTRUCTION OF DOCUMENTS	51

48.	WINDING UP	52

49.	INDEMNITY AND INSURANCE	52

50.	DISPUTE RESOLUTION	53

EXHIBIT F

Signing Version

1.	MODEL ARTICLES NOT TO APPLY

The regulations in the relevant model articles shall not apply to the Company.

2.	INTERPRETATION

2.1	In these Articles (if not inconsistent with the subject or context) the following words shall bear the following meanings:

“A Ordinary Shares” means the A ordinary shares in the capital of the Company from time to time, identified in paragraph (b) of Article 4.1 and with the rights and being subject to the limitations in these Articles generally;

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. Notwithstanding the foregoing, (i) neither the Company nor any Person Controlled by the Company shall be deemed to be an “Affiliate” of Grupo VM or of any Affiliate of Grupo VM and (ii) neither Grupo VM nor any Affiliate thereof shall be deemed to be an “Affiliate” of any other member or any Affiliate thereof by virtue of its Ordinary Shares;

“AK” means Alan Kestenbaum;

“Articles” means the articles of association for the time being of the Company;

“BCA” means the business combination agreement dated February 23, 2015 between Globe Specialty Metals, Inc., a Delaware corporation, Grupo FerroAtlántica, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima, Grupo VM, Gordon Merger Sub, Inc., a Delaware corporation and the Company;

“Board” means the board of Directors of the Company from time to time;

“certificated share” means share in the capital of the Company which is held in physical certificated form and references in these Articles to a share being held in certificated form shall be construed accordingly;

“Change of Control” occurs where a Person who Controls any body corporate ceases to do so or if another Person acquires Control of such body corporate;

“clear days” means, in relation to the period of a notice, that period excluding the day on which a notice is given or deemed to be given and the day for which it is given or which it is to take effect;

“Companies Act” means the Companies Act 2006 including any modifications or re-enactment of it for the time being in force;

“Company Ordinary Shares” means the Ordinary Shares and the A Ordinary Shares;

“Contract” means, as to any Person, any contract, lease, easement, license, instrument or understanding to which the applicable Person is a party;

“Control” means, as to any Person, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of shares or other equity securities or as trustee or executor, by Contract or otherwise; the terms “Controlled” and “Controlling” shall have a correlative meaning;

“Decrease Date” means the first date on which (a) Grupo VM no longer has the right to designate or nominate the majority of the entire Board pursuant to Article 25 and (b) Grupo VM Directors no longer constitute the majority of the entire Board;

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“Depositary” means any depositary, custodian or nominee approved by the Board that holds legal title to shares in the capital of the Company for the purposes of facilitating beneficial ownership of such shares by another individual;

“Director” means a director of the Company from time to time;

“Director Nominees” means any person nominated as a Director in accordance with Articles 25.3 through 25.6;

“dividend” means dividend or bonus;

“electronic address” means any number or address used for the purposes of sending or receiving notices, documents or information by electronic means;

“Exchange” means the stock exchange on which the Company maintains its primary listing, and in all events will be the Nasdaq so long as listed thereon;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder;

“Exchange Rules” means the rules of the Exchange applicable to the Company, as amended and supplemented from time to time;

“executed” means any mode of execution;

“Executive Chairman” has the meaning given in Article 25.5;

“Executive Vice-Chairman” has the meaning given in Article 32.1;

“Governmental Authority” shall mean any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction;

“Grupo VM” means Grupo Villar Mir, S.A.U., a public limited company (sociedad anónima) incorporated under the laws of Spain;

“Grupo VM Director” means any Grupo VM Nominee elected to the Board in accordance with these Articles;

“Grupo VM Family Members” means (a) Juan Miguel Villar Mir and any direct descendant of Juan Miguel Villar Mir, (b) any current or former spouse of any person described in clause (a) and (c) any trust solely for the benefit of persons described in clauses (a) and (b) as to which voting and disposition power of the Company Ordinary Shares is Controlled by a Grupo VM Family Member;

“Grupo VM Nominee” has the meaning given to it in Article 25.3;

“holder” means, in relation to a share in the capital of the Company, the member whose name is entered in the register of members as the holder of that share;

“Independent Director” means (a) each Initial Independent Director and (b) any other Director nominated for election or appointment to the Board by the Independent Directors or the Board from time to time in accordance with Article 25.4, and who is a member of the Board and qualifies as an independent director under the Exchange Rules;

“Initial Independent Director” means [ ˜ ], [ ˜ ] and [ ˜ ].1

1 The names of the Initial GSM Independent Directors to be inserted.

2

“Law” means any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding;

“member” means a member of the Company;

“Nasdaq” means the Nasdaq Stock Market;

“Nasdaq Rules” means the Nasdaq Stock Market Rules or the rules of such other applicable Exchange, as amended and supplemented from time to time;

“Nominating and Corporate Governance Committee” has the meaning given in Article 25.8;

“Office” means the registered office of the Company from time to time;

“officer” includes a Director, manager and the secretary, but shall not include an auditor;

“Ordinary Shares” means the ordinary shares in the capital of the Company from time to time, identified in paragraph (a) of Article 4.1 and with the rights and being subject to the limitations in these Articles generally;

“paid” means paid or credited as paid;

“Percentage Interest” means, with respect to any member, the percentage of the total outstanding Company Ordinary Shares owned by that member;

“Person” means any individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in Section 13(d) of the Exchange Act) wherever resident or domiciled;

“Preferred Dividend” has the meaning given in Article 39.2;

“Preferred Dividend Term” means the period from and including the date of the adoption of these Articles by the Company until and including the earlier of (i) the date falling on the twentieth clear business day following the expiry and termination of any and all rights of the policyholder under the R&W Policy and (ii) such date as may be deemed pursuant to Article 4.14;

“public announcement” shall mean disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or other method of public announcement as the Board may deem appropriate in the circumstances or in a document publicly filed by the Company with the US Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act;

“Qualified Director Nominees” has the meaning given in Article 25.8;

“R&W Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy, issued by AIG Specialty Insurance Company, for the benefit of the Company as named insured;

“R&W Proceeds” has the meaning given in Article 39.2;

“R&W Trust” has the meaning given in Article 4.13;

“register” means the register of members of the Company;

“seal” means the common seal (if any) of the Company and includes an official seal (if any) kept by the Company by virtue of section 49 or 50 of the Companies Act;

“secretary” means the secretary of the Company and includes a joint, assistant, deputy or temporary secretary and any other person appointed to perform the duties of the secretary of the Company;

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“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act;

“Sunset Date” means the first date after the date of adoption of these Articles on which Grupo VM and its Affiliates in the aggregate beneficially own less than 15% of the issued and outstanding Company Ordinary Shares;

“uncertificated share” means a share in the capital of the Company which is not held in physical certificated form and references in these Articles to a share being held in uncertificated form shall be construed accordingly;

“undertaking” includes a body corporate, trust or partnership, joint ventures or an unincorporated association carrying on a trade or business with or without a view to profit (and, in relation to an undertaking which is not a company, expressions in these Articles appropriate to companies shall be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description);

“United Kingdom” means Great Britain and Northern Ireland;

“Units” has the meaning given in Article 4.13;

“US Dollars” or “$” means the lawful currency of the United States of America;

“Voting Shares” means the Company Ordinary Shares and any other shares which may be issued with the right to attend and vote at general meetings.

2.2	Subject to the following paragraph, references to any provision of any enactment or of any subordinate legislation (as defined by section 2(1) of the Interpretation Act 1978) include any modification or re-enactment of that provision for the time being in force.

2.3	Words and expressions contained in these Articles which are not defined in Article 2 but are defined in the Companies Act have the same meaning as in the Companies Act (but excluding any modification of the Companies Act not in force at the date these Articles took effect) unless inconsistent with the subject or the context.

2.4	In these Articles, unless the context otherwise requires:

(a)	words in the singular include the plural, and vice versa;

(b)	words importing any gender include all genders;

(c)	reference to a document or information being “sent”, “supplied” or “given” to or by a Person means such document or information, or a copy of such document or information, being sent, supplied, given, delivered, issued or made available to or by, or served on or by, or deposited with or by that Person by any method authorised by these Articles, and “sending”, “supplying” and “giving” shall be construed accordingly;

(d)	references to documents “being signed” or to “signature” include a reference to it being executed under hand or under seal or by any other method and, in the case of a communication in electronic form, such references are to its being authenticated as specified in the Companies Act;

(e)	references to “writing” include references to typewriting, printing, lithography, photography and any other modes of representing or reproducing words in a legible and non-transitory form, whether sent or supplied in electronic form or made available on a website or otherwise and “written” shall be construed accordingly;

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(f)	references to “other” and “otherwise” shall not be construed ejusdem generis where a wider construction is possible;

(g)	references to a power are to power of any kind, whether administrative, discretionary or otherwise;

(h)	references to a committee of the Directors are to a committee established in accordance with these Articles, whether or not comprised wholly of Directors;

(i)	any words following the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(j)	powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them;

(k)	the word “Board” in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more Directors, any Director, any other officer of the Company and any local or divisional board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated;

(l)	no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation;

(m)	except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other Person who is for the time being authorised to exercise it under these Articles or under another delegation of the power; and

(n)	references to the “entire” Board are to the total number of Director positions on the Board entitled to vote, including any vacancies, at the relevant time. As an example, if there are nine Director positions, six of which are filled and three of which are vacant, the entire Board shall be nine Directors, so an action required to be taken by a majority of the entire Board shall require the approval of five of the six Directors in office and any action requiring the approval of two-thirds of the entire Board shall require the approval of all six Directors in office. If one or more Directors is not entitled to vote on a resolution in accordance with Article 33, the size of the entire Board shall be deemed reduced by the number of conflicted Directors, except that any item that under these Articles requires the approval of two-thirds of the entire Board would still require either (i) the approval of two-thirds of the entire Board (determined without regard to the deemed reduction pursuant to this sentence) or (ii) the approval of two-thirds of the entire Board (determined after taking into account the deemed reduction pursuant to this sentence), including the approval of at least one Independent Director.

2.5	The headings are inserted for convenience only and do not affect the construction of these Articles.

3.	LIABILITY OF MEMBERS

The liability of each member is limited to the amount, if any, unpaid on the shares held by that member.

4.	SHARES AND SHARE CAPITAL

4.1	Subject to Article 5.6, the Company may issue the following shares in the capital of the Company with rights attaching to them and denominated, in each case, as follows:

(a)	Ordinary Shares, each of which shall be denominated in US Dollars. Each Ordinary Share shall be issued with one vote attaching to it for voting purposes in respect of all matters on which Voting Shares in the capital of the Company have voting rights and shall form a single class with the other Voting Shares in the capital of the Company for such purposes. The holders of Ordinary Shares shall be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company; and

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(b)	A Ordinary Shares, each of which shall be denominated in US Dollars. Each A Ordinary Share shall be issued with one vote attaching to it for voting purposes in respect of all matters on which Voting Shares in the capital of the Company have voting rights and shall form a single class with the other Voting Shares in the capital of the Company for such purposes. The holders of A Ordinary Shares shall be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company.

4.2	Notwithstanding Article 4.1, subject to the provisions of the Companies Act, and without prejudice to any rights attached to any existing shares or class of shares (including, for the avoidance of doubt, that no share shall rank in priority to the Ordinary Shares with respect to the dividend rights of the Ordinary Shares as a result of any payment under the R&W Policy):

(a)	any share in the Company may be issued with such preferred, deferred or other special rights, or subject to such restrictions, whether as regards dividend, return of capital, voting or otherwise, as the Company may from time to time by ordinary resolution determine (or, in the absence of any such determination, as the Directors may determine);

(b)	the Company may issue nil paid or partly paid shares and the holder of such nil paid or partly paid shares shall have a right to vote, receive dividends and participate in a return of capital as if the shares were fully paid, together with such other rights or restrictions as the Board shall determine; and

(c)	shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder and the Board may determine the terms, conditions and manner of redemption of shares provided that it does so before the shares are allotted.

4.3	The Company may exercise all powers of paying commissions or brokerage conferred or permitted by the Companies Act. Subject to the provisions of the Companies Act, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other and may be in respect of a conditional or an absolute subscription.

4.4	Except as required by Law or any Contract entered into by the Company, no Person shall be recognised by the Company as holding any share upon any trust. Except as otherwise provided by these Articles or by Law, the Company shall not be bound by or recognise (even if having notice of it) any equitable, contingent, future, partial or other claim or any interest in any share (or in any fractional part of a share) except the holder’s absolute ownership of the entirety of the share and all the rights attaching to it.

4.5	Without prejudice to any powers which the Company or the Board may have to grant options to acquire, issue, allot, dispose of, convert, or otherwise deal with or make arrangements in relation to, shares and other securities in any form:

(a)	the Board may permit the holding of shares in any class of shares in uncertificated form; and

(b)	the Company may issue shares in uncertificated form and may convert shares from certificated form to uncertificated form and vice versa.

4.6	Shares in the capital of the Company that fall within a certain class shall not form a separate class of shares from other shares in that class because any share in that class is held in uncertificated form.

4.7	Unless the Directors decide otherwise, shares in uncertificated form will be treated as separate holdings from any certificated shares which that member holds.

4.8	Unless Law or the Exchange Rules otherwise require or the Directors otherwise determine, shares which are issued or created from or in respect of shares in uncertificated form will be in uncertificated form and shares which are issued or created from or in respect of certificated shares will be certificated shares.

4.9	The Company shall be entitled to assume that entries on any record of securities kept by it in accordance with Law and the Exchange Rules and regularly reconciled with the relevant operator of the register of securities are a complete and are an accurate reproduction of the particulars entered in the operator of the register of securities and therefore will not be liable in respect of anything done or not done by or on its behalf in reliance on such assumption; in particular, any provision of these Articles which requires or envisages action to be taken in reliance on information contained in the register or allows that action to be taken in reliance on information contained in any relevant record of securities (as so maintained and reconciled).

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4.10	Where the Company is entitled under any provision of the Companies Act or these Articles to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of, or otherwise enforce a lien over, a share held in uncertificated form, the Company shall be entitled, subject to the provisions of the Companies Act and these Articles to:

(a)	require the holder of that uncertificated share by notice to change that share into certificated form within the period specified in the notice and to hold that share in certificated form so long as required by the Company;

(b)	appoint any Person to take any other steps, by instruction given through a Depositary or otherwise, in the name of the holder of that share as may be necessary to effect the transfer of that share and these steps will be as effective as if they had been taken by the registered holder of that share; and

(c)	take any action that the Board considers appropriate to achieve the sale, transfer, disposal, forfeiture, reallotment or surrender of that share, or otherwise to enforce a lien in respect of that share.

4.11	If the Company has any shares in issue in uncertificated form, these Articles apply to those shares, but only so far as they are consistent with:

(a)	holding and transferring shares in an uncertificated form; or

(b)	any provision of Law and the applicable Exchange Rules,

and, without affecting the general nature of this Article, if and to the extent that any provision of these Articles is inconsistent with the holding of, transfer of title to or maintenance of shares in uncertificated form, it shall not apply to any share of any class which is in uncertificated form.

4.12	Each A Ordinary Share shall be automatically converted into one Ordinary Share upon the earlier of:

(a)	the expiration of the Preferred Dividend Term; and

(b)	its transfer to a Person which is not (i) Grupo VM, any Grupo VM Family Member or any Affiliate of Grupo VM or a Grupo VM Family Member, (ii) any trust or similar arrangement for the benefit of any such Person, (iii) any group (within the meaning of Regulation 13D of the Exchange Act) of which any such Person is a member or (iv) any Person under any of the foregoing Persons’ Control.

4.13	At any time following the first anniversary of the date of the adoption of these Articles, a majority of the entire Board may:

(a)	establish a unit trust (the “R&W Trust”) and irrevocably and unconditionally transfer all rights, interests and claims the Company has or may have under the R&W Policy to the R&W Trust in consideration for the issue by the R&W Trust of such number of participation units (the “Units”) as is equal to the number of Ordinary Shares in issue at the time the R&W Trust is established; and

(b)	promptly following the establishment of the R&W Trust, declare a dividend of all the Units and the amount of any Preferred Dividend due but not yet paid (if any) to the holders of the Ordinary Shares in full satisfaction of the Company’s obligation to pay any Preferred Dividends.

4.14	Immediately following the payment of the dividend contemplated by paragraph (b) of Article 4.13 the Preferred Dividend Term shall be deemed to have expired.

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5.	AUTHORITY TO ALLOT SHARES AND DISAPPLICATION OF PRE-EMPTION RIGHTS

5.1	Subject to these Articles and any agreement entered into with a member in writing, in addition to any similar authority which has not been fully utilised, the Board shall be generally and unconditionally authorised pursuant to section 551 of the Companies Act to:

(a)	exercise all of the powers of the Company to allot shares in the Company, and to grant rights to subscribe for or to convert any security into shares in the Company up to a maximum aggregate amount representing 50 per cent. of the number of shares in the capital of the Company as at the date of the adoption of these Articles and after consummation of the transactions contemplated by the BCA (in addition to any authority to allot that has not yet expired granted to the Board prior to the date of the adoption of these Articles) for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the date of the adoption of these Articles by the Company; and

(b)	make an offer or agreement which would or might require shares to be allotted, or rights to subscribe for or convert any security into shares to be granted, after expiry of the authority described in this Article 5.1 and the Board may allot shares and grant rights in pursuance of that offer or agreement as if this authority had not expired.

5.2	Subject to these Articles, and any agreement entered into with a member in writing, the Board shall be generally empowered pursuant to section 570 of the Companies Act and section 573 of the Companies Act to allot equity securities (as defined in the Companies Act) for cash, pursuant to the authority conferred by Article 5 of these Articles as if section 561(1) of the Companies Act did not apply to the allotment.

5.3	Subject to the provisions of the Companies Act relating to the authority to allot shares and the disapplication of pre-emption rights or otherwise and of any resolution of the Company in general meeting passed pursuant to those provisions, and, in the case of redeemable shares, the provisions of Article 5.4:

(a)	all shares for the time being in the capital of the Company shall be at the disposal of the Board; and

(b)	the Board may reclassify, allot (with or without conferring a right of renunciation), grant options over, or otherwise dispose of them to such Persons on such terms and conditions and at such times as it thinks fit.

5.4	Subject to the provisions of the Companies Act, and without prejudice to any rights attached to existing shares, any share may be issued which is to be redeemed, or is liable to be redeemed at the option of the Company or the holder. The Board may determine the terms, conditions and manner of redemption of any redeemable share so issued provided that it does so before the share is allotted, and these terms and conditions will apply to the relevant shares as if they were set out in these Articles.

5.5	The terms and conditions of any issued shares in the Company which are:

(a)	to be redeemed, or are liable to be redeemed at the option of the Company or the holder; and

(b)	were issued prior to the adoption of these Articles,

will apply to the relevant shares as if they were set out in these Articles provided that such shares were issued in accordance with the articles of the Company at the time and applicable Law.

5.6	The Company may not issue or allot A Ordinary Shares other than as consideration for the Stock Exchange (as defined in the BCA) or pursuant to conversion of Ordinary Shares pursuant to Article 11.2.

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6.	VARIATION OF RIGHTS

6.1	Subject to these Articles and the provisions of the Companies Act, if at any time the capital of the Company is divided into different classes of shares, all or any of the rights attached to any existing class may from time to time be varied or abrogated, either while the Company is a going concern or during or in contemplation of a winding up:

(a)	in such manner (if any) as may be provided by those rights; or

(b)	subject to Article 6.4 and 6.5, with the written consent of the holders of three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), which consent shall be in hard copy form or in electronic form sent to such address (if any) for the time being specified by or on behalf of the Company for that purpose, or in default of such specification to the Office, and may consist of several documents, each executed or authenticated in such manner as the Board may approve by or on behalf of one or more holders, or a combination of both, but not otherwise.

6.2	All the Articles relating to general meetings will apply to any such class meeting, with any necessary changes. The following changes will also apply:

(a)	a quorum will be present if at least two members who are entitled to vote are present in person or by proxy who own at least a majority in nominal value of the issued shares of the class (excluding any shares of that class held as treasury shares);

(b)	at an adjourned meeting, a quorum will be present if at least two members who are entitled to vote are present in person or by proxy who own at least a majority in nominal value of the issued shares of the class (excluding any shares of that class held as treasury shares); and

(c)	the Company shall solicit proxies and provide proxy statements for all class meetings.

6.3	For the purposes of Article 6.1, if at any time the capital of the Company is divided into different classes of shares, unless otherwise expressly provided by the rights attached to any share or class of shares, those rights shall be deemed not to be varied or abrogated by:

(a)	the issue of further shares ranking pari passu with, or subsequent to, that share or class of shares;

(b)	the purchase or redemption by the Company of any of its own shares; and

(c)	the exercise by the Board of any of the powers contemplated by Articles 39.9, 39.10 and 40.1.

6.4	In accordance with Article 4.1 and subject to Article 6.5, for the purpose of the variation or abrogation of the rights attaching to the Ordinary Shares and the A Ordinary Shares pursuant to Article 6.1 the Ordinary Shares and A Ordinary Shares shall constitute the same class of shares.

6.5	Article 6.4 will not apply, and the Ordinary Shares and A Ordinary Shares will constitute separate classes of shares for the purpose of Article 6.1, where the effect of the variation or abrogation is that the differences in the economic and voting rights as between the Ordinary Shares and A Ordinary Shares will cease to be the same in all material respects as such differences existed as at the date of adoption of these Articles.

7.	SHARE CERTIFICATES

7.1	On becoming the holder of any share other than a share in uncertificated form, every Person (except if applicable Law allows the Company not to issue share certificates) shall be entitled, without payment, to have issued to him within two months after allotment or lodgement of a transfer (unless the terms of issue of the shares provide otherwise) one certificate for all the shares of each class held by him (and, upon transferring a part of his holding of shares of any class, to a certificate for the balance of that holding). A holder may elect to receive one or more additional certificates for any of his shares upon payment for every certificate after the first of such reasonable sum as the Directors may determine from time to time.

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7.2	Every certificate shall:

(a)	be issued under the seal, or under such other form of authentication as the Board may approve (which may include manual or facsimile signatures by one or more Directors); and

(b)	shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up on the shares.

7.3	The Company shall not be bound to issue more than one certificate for shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be sufficient delivery to all of them, and seniority shall be determined in the manner described in Article 22.3. Shares of different classes may not be included in the same certificate.

7.4	If a share certificate is damaged, defaced or worn out or said to be lost, stolen or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of any exceptional out-of-pocket expenses incurred by the Company in investigating evidence and preparing the requisite form of indemnity as the Directors may determine but otherwise free of charge, and (in the case of damage, defacement or wearing out) on delivery up of the old certificate to the Company.

8.	LIEN

8.1	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all amounts payable to the Company (whether presently or not) in respect of that share. The Board may at any time (generally or in a particular case) waive any lien or declare any share to be wholly or in part exempt from the provisions of Articles 8.1 to 8.4 inclusive. The Company’s lien on a share shall extend to all amounts (including without limitation dividends) payable in respect of it.

8.2	The Company may sell, in such manner as the Board determines, any share on which the Company has a lien if an amount in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice has been sent to the holder of the share, or to the Person entitled to it in consequence of the death or bankruptcy of the holder or otherwise by operation of Law, stating the amount of money due, demanding payment and stating that if the notice is not complied with the shares may be sold.

8.3	To give effect to the sale the Board may, in the case of a share in certificated form, authorise any Person to execute an instrument of transfer of the share sold to, or in accordance with the directions of, the purchaser. In the case of a share in uncertificated form, the Board may, to enable the Company to deal with the share in accordance with the provisions of this Article 8.3, exercise any of the powers of the Company under Article 4.10 to effect the sale of the share. The title of the transferee to the share shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale and the transferee shall not be bound to see to the application of the purchase money.

8.4	The net proceeds of the sale, after payment of the costs, shall be applied in or towards payment or satisfaction of so much of the amount for which the lien exists as is presently payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the share sold, in the case of a share in certificated form, and, whether the share sold is in certificated form or uncertificated form, subject to a like lien for any amount not presently payable as existed upon the share before the sale) be paid to the Person entitled to the share at the date of the sale.

9.	CALLS ON SHARES

9.1	Subject to the terms of allotment, the Board may from time to time make calls upon the members in respect of any amounts unpaid on their shares (whether in respect of nominal value or premium) and each member shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of an amount due under it, be revoked in whole or in part and payment of a call may be postponed in whole or part. A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

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9.2	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

9.3	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

9.4	If a call or an instalment of a call remains unpaid in whole or in part after it has become due and payable the Person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the shares in question or in the notice of the call or, if no rate is fixed, the rate determined by the Board, not exceeding 15 per cent. per annum, or, if higher, at the appropriate rate (as defined by the Companies Act), but the Board may in respect of any individual member waive payment of interest wholly or in part.

9.5	An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and notified and payable on the date so fixed or in accordance with the terms of the allotment. If it is not paid these Articles shall apply as if that sum had become due and payable by virtue of a call duly made and notified.

9.6	Subject to the terms of allotment, the Directors may on the issue of shares differentiate between the allottees or holders in the amounts and times of payment of calls on their shares.

9.7	The Board may, if it thinks fit, receive from any member willing to advance it all or any part of the amount unpaid on any shares held by him (beyond the sums actually called up) as a payment in advance of calls, and such payment shall, to the extent of it, extinguish the liability on the shares in respect of which it is advanced. The Company may pay on all or any of the amount so advanced (until it would, but for such advance, become presently payable) interest on the amount so received, or so much of it as exceeds the sums called up on the shares in respect of which it has been received, at such rate (if any) as the member and the Board agree not exceeding 15 per cent. per annum or, if higher, the appropriate rate (as defined in the Companies Act).

10.	FORFEITURE AND SURRENDER

10.1	If a call or an instalment of a call remains unpaid, in whole or in part, after it has become due and payable, the Board may give to the Person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses incurred by the Company by reason of such non-payment. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

10.2	If the notice is not complied with, any share in respect of which it was given may, at any time before the payment required by the notice has been made, be forfeited by a resolution of the Board. The forfeiture shall include all dividends and other amounts payable in respect of the forfeited shares and which have not been paid before the forfeiture. When a share has been forfeited, notice of the forfeiture shall be sent to the Person who was the holder of the share before the forfeiture. An entry shall be made promptly in the register opposite the entry of the share showing that notice has been sent, that the share has been forfeited and the date of forfeiture. No forfeiture shall be invalidated by the omission or neglect to send that notice or to make those entries.

10.3	Subject to the provisions of the Companies Act, a forfeited share shall be deemed to belong to the Company and may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board determines either to the Person who was before the forfeiture the holder or to any other Person. At any time before sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Board determines. Where for the purposes of its disposal a forfeited share is to be transferred to any Person, the Board may, in the case of a share in certificated form, authorise someone to execute an instrument of transfer and, in the case of a share in uncertificated form, the Board may exercise any of the powers of the Company under Article 12. The Company may receive the consideration given for the share on its disposal and register the transferee as the holder of the share.

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10.4	A Person shall cease to be a member in respect of any share which has been forfeited or surrendered and shall, if the share is held in certificated form, surrender to the Company for cancellation the certificate for the share forfeited but shall remain liable to the Company for all amounts which at the date of forfeiture were presently payable by him to the Company in respect of that share plus interest at the rate at which interest was payable on those amounts before the forfeiture or, if no interest was so payable, at the rate determined by the Board, not exceeding 15 per cent. per annum or, if higher, the appropriate rate (as defined in the Companies Act) from the date of forfeiture until payment. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the share at the time of forfeiture or for any consideration received on its disposal.

10.5	The Board may accept the surrender of any share which it is in a position to forfeit upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it had been forfeited.

10.6	The forfeiture of a share shall involve the extinction at the time of forfeiture of all interest in and all claims and demands against the Company in respect of the share and all other rights and liabilities incidental to the share as between the Person whose share is forfeited and the Company, except only such of those rights and liabilities as are by these Articles expressly saved, or are by the Companies Act given or imposed in the case of past members.

10.7	A statutory declaration by a Director or the secretary that a share has been duly forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all Persons claiming to be entitled to the share. The declaration shall (subject to the execution of an instrument of transfer if necessary, in the case of a share in certificated form) constitute a good title to the share. The Person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings relating to the forfeiture or disposal of the share.

11.	TRANSFER OF SHARES

11.1	Without prejudice to any power of the Company to register as member a Person to whom the right to any share has been transmitted by operation of Law, the instrument of transfer of a share in certificated form may be in any usual form or in any other form which the Board may approve. An instrument of transfer shall be executed by or on behalf of the transferor and, where the share is not fully paid, by or on behalf of the transferee. An instrument of transfer need not be under seal.

11.2	Prior to the expiration of the Preferred Dividend Term, each Ordinary Share acquired by (a) (i) Grupo VM, any Grupo VM Family Member or any Affiliate of Grupo VM or a Grupo VM Family Member, (ii) any trust or similar arrangement for the benefit of any such Person referred to in (i) above, (iii) any group (within the meaning of Regulation 13D of the Exchange Act) of which any such Person referred to in (i) above is a member or (iv) any Person under any of the foregoing Persons’ Control or (b) any insurance company that issued the R&W Policy or any Affiliate of such insurance company, or any Person under such Person’s Control, shall be automatically converted into one A Ordinary Share.

11.3	The Board may, in its absolute discretion, refuse to register the transfer of a share in certificated form if it is not fully paid provided that the refusal does not prevent dealings in shares in the Company from taking place on an open and proper basis.

11.4	The Board may, in its absolute discretion, also refuse to register the transfer of a share:

(a)	unless the instrument of transfer:

(i)	is lodged, duly stamped, at the Office or such other place as the Board has appointed, accompanied by the certificate for the share to which it relates, or such other evidence as the Directors may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;

(ii)	is in respect of only one class of shares; or

(iii)	is in favour of not more than four transferees;

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(b)	with respect to a share on which the Company has a lien and a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice has been sent to the holder of the share in accordance with Article 8.2; or

(c)	in uncertificated form:

(i)	in circumstances set out in the Exchange Rules or in accordance with applicable Law; or

(ii)	unless the instrument of transfer is in favour of not more than four transferees.

11.5	If the Board refuses to register a transfer of a share, it shall as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged with the Company (in the case of a transfer of a share in certificated form) send to the transferee notice of the refusal together with reasons for the refusal. The Board shall send to the transferee such further information about the reasons for the refusal as the transferee may reasonably request.

11.6	No fee shall be charged for the registration of any instrument of transfer or other document or instruction relating to or affecting the title to any share.

11.7	The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Board refuses to register shall (except in the case of fraud) be returned to the Person lodging it when notice of the refusal is sent.

11.8	Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment of any share by the allottee in favour of some other Person.

11.9	For the avoidance of doubt, nothing in these Articles shall require shares to be transferred by a written instrument if the Law or Exchange Rules provides otherwise and the Directors shall be empowered to implement such arrangements as they consider fit in accordance with and subject to the Law and the Exchange Rules to evidence and regulate the transfer of title to shares in the Company and for the approval or disapproval as the case may be by the Board or the operator of a Depositary of the registration of those transfers.

12.	TRANSMISSION OF SHARES

12.1	If a member dies, the survivor or survivors where he was a joint holder, or his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only Persons recognised by the Company as having any title to his interest, but nothing in this Article 12.1 shall release the estate of a deceased member from any liability in respect of any share which had been solely or jointly held by him.

12.2	Subject to the limitations of Article 11.2, a Person becoming entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of Law may, upon such evidence being produced as the Board may properly require, elect either to become the holder of the share or to have some Person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to have another Person registered, and the share is a certificated share, he shall execute an instrument of transfer of the share to that Person. If he elects to have himself or another Person registered and the share is an uncertificated share, he shall take any action the Board may require and/or as required in accordance with the Exchange Rules (including without limitation the execution of any document) to enable himself or that Person to be registered as the holder of the share. All the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer signed by the member and the death or bankruptcy of the member or other event giving rise to the transmission had not occurred.

12.3	The Board may at any time send a notice requiring any such Person referred to in Article 12.2 to elect either to be registered himself or to transfer the share. If the notice is not complied with within 60 days, the Board may after the expiry of that period withhold payment of all dividends or other amounts payable in respect of the share until the requirements of the notice have been complied with.

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12.4	A Person becoming entitled to a share by reason of the death or bankruptcy of a member or otherwise by operation of Law shall, upon such evidence being produced as the Board may reasonably require as to his entitlement and subject otherwise to Article 12.2, have the same rights in relation to the share to which he would be entitled if he were the holder of the share, and may give a discharge for all dividends and other moneys payable in respect of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of it to receive notice of, or to attend or vote at, any general meeting or at any separate meeting of the holders of any class of shares in the capital of the Company.

13.	SHARE WARRANTS

13.1	The Company, with respect to fully paid shares, may issue share warrants to bearer under the seal of the Company or in any other manner authorised by the Board.

13.2	A share warrant shall state that the bearer is entitled to the shares therein specified, and may provide by coupons or otherwise for the payment of future dividends or other moneys on or in respect of the shares included in such share warrant.

13.3	A share warrant shall entitle the bearer thereof to the shares included in it, and the shares may be transferred by the delivery of the share warrant, and the provisions of these Articles with respect to share certificates, liens, calls on shares and forfeiture and surrender, disclosure of interest, transfer of shares and transmission of shares shall not apply in relation to share warrants or the holders thereof.

13.4	The Board shall be at liberty to accept a certificate (in such form and from such Person as the Board may approve) to the effect that a specified Person is shown in the records of the Person issuing such certificate as being entitled to the shares comprised in a specified share warrant as sufficient evidence of the facts stated in such certificate, and may treat the deposit of such certificate at the Office (or any other place specified from time to time by the Board) as equivalent to the deposit there of the share warrant, and may (inter alia) allot to the Person named in such certificate any shares to which the bearer of the share warrant referred to in such certificate may be entitled and the rights of the allottee to the allotment shall not, after allotment, be questioned by any Person.

13.5	The Board may determine and from time to time vary the conditions upon which share warrants shall be issued, and in particular (but without limitation) upon which a new share warrant or coupon will be issued in the place of one worn out, defaced, lost, stolen or destroyed (provided that no new share warrant may be issued to replace one that has been lost or destroyed unless the Board are satisfied beyond reasonable doubt that the original share warrant has been lost, stolen or destroyed), upon which (subject as hereinafter provided) the bearer of a share warrant shall be entitled to attend and vote at general meetings, and upon which a share warrant may be surrendered and the name of the holder entered in the register of members in respect of the shares therein specified. Subject to such conditions and to these Articles, the bearer of a share warrant shall be subject to the conditions for the time being in force relating to share warrants, whether made before or after the issue of such share warrant.

13.6	Subject to any conditions for the time being in force relating to share warrants and as otherwise expressly provided in these Articles, the bearer of a share warrant may at any time deposit the share warrant at the Office (or at such other place as the Board may from time to time appoint) and, so long as the share warrant remains so deposited, the depositor shall have the same right of signing a requisition for calling a meeting of the Company, of giving notice of intention to submit a resolution to a meeting and of attending and voting, giving a proxy and exercising the other privileges of a member at any meeting held after the expiration of 48 hours from the time of deposit, as if his name were inserted in the register of members as the holder of the shares included in the deposited share warrant. Not more than one Person shall be recognised as a depositor of any share warrant. Every share warrant which shall have been so deposited as aforesaid shall remain so deposited until after the closing of the meeting at which the depositor desires to attend or to be represented.

13.7	Subject as otherwise expressly provided in these Articles or in any conditions for the time being in force relating to share warrants, no Person shall, as bearer of a share warrant, be entitled to sign a requisition for calling a meeting of the Company or give notice of intention to submit a resolution to a meeting or attend or vote or give a proxy or exercise any other privilege of a member at a meeting of the Company, or be entitled to receive any notices or any documents pursuant to these Articles from the Company, but the bearer of a share warrant shall be entitled in all other respects to the same privileges and advantages as if he were named in the register of members as the holder of the shares included in the share warrant, and he shall be deemed to be a member of the Company.

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13.8	Without prejudice to any powers which the Company or the Board may have to issue, dispose of, convert, or otherwise deal with or make arrangements in relation to, share warrants and other securities in any form:

(a)	the holding of share warrants in uncertificated form and the transfer of title to such share warrants shall be permitted; and

(b)	the Company may issue share warrants in uncertificated form and may convert share warrants from certificated form to uncertificated form and vice versa. If and to the extent that any provision of these Articles is inconsistent with such holding or transfer as is referred to in paragraph (a) of this Article 13.8, it shall not apply to any share warrant in uncertificated form.

14.	UNTRACED MEMBERS

14.1	The Company shall be entitled to sell any share held by a member, or any share to which a Person is entitled by transmission, if:

(a)	during the period of 12 years before the date of the publication of the advertisements referred to in paragraph (b) of this Article 14 (or, if published on different dates, the first date) (the relevant period) at least three dividends in respect of the share have been declared and all dividend warrants, cheques or other method of payment for amounts payable in respect of the share which have been sent and were payable in a manner authorised by these Articles have remained uncashed;

(b)	the Company has, as soon as practicable after the expiration of the relevant period, inserted an advertisement in a leading national daily newspaper published in the United Kingdom and in a newspaper circulating in the area of the registered address or last known address of the member or Person concerned, giving notice of its intention to sell such share; and

(c)	during the relevant period and the further period of three months after the publication of the advertisements referred to in paragraph (b) of this Article 14 (or, if published on different dates, the first date) the Company has received no communication from, or on behalf of, such member or Person concerned.

14.2	The Company shall also be entitled to sell any additional share issued during the relevant period of 12 years in right of any share to which Article 14.1 applies (or in right of any share so issued), if the criteria in Article 14.1 are satisfied in relation to the additional share (but as if the words “during the period of 12 years” were omitted from paragraph (a) of Article 14.1 and the words “, after the expiration of the relevant period,” were omitted from paragraph (b) of Article 14.1).

14.3	To give effect to the sale of any share pursuant to Articles 14.1 to 14.4 inclusive the Company may:

(a)	in the case of a share in certificated form, appoint any Person to execute an instrument of transfer of the share, and the instrument shall be as effective as if it had been executed by the registered holder of, or Person entitled by transmission to, the share; and

(b)	in the case of a share in uncertificated form, the Directors may, to enable the Company to deal with the share in accordance with the provisions of Articles 14.1 to 14.4 inclusive, do all acts and things it considers necessary and expedient to effect the transfer of the share to, or in accordance with the directions of, the purchaser.

14.4	An instrument of transfer executed by that Person in accordance with paragraph (a) of Article 14.3 shall be as effective as if it had been executed by the holder of, or Person entitled by transmission to, the shares. An exercise by the Company of its powers in accordance with paragraph (b) of Article 14.3 shall be as effective as if exercised by the registered holder of or Person entitled by transmission to the shares. The purchaser shall not be bound to see to the application of the proceeds of sale, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings relating to the sale. The net proceeds of sale shall belong to the Company which shall be indebted to the member or other Person entitled to the share for an amount equal to the net proceeds of the sale and the Company shall enter the name of such former member or other Person in the books of the Company as a creditor for that amount. No trust or duty to account shall arise in respect of the net proceeds and no interest shall be payable in respect of the proceeds of sale, which may be employed in the business of the Company or invested in such investments as the Board may think fit.

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15.	ALTERATION OF CAPITAL

15.1	Subject to the Companies Act and the provisions of these Articles, and without prejudice to any relevant special rights attached to any class of shares, the Company may from time to time:

(a)	increase its share capital by allotting new shares;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	sub-divide its shares, or any of them, into shares of smaller amount than its existing shares;

(d)	redeem and/ or cancel any of its shares;

(e)	redenominate its share capital or any class of share capital; and

(f)	determine that, as between the shares resulting from such a sub-division, any of them may have any preference or advantage or different rights as compared with the others,

and where any difficulty arises in regard to any consolidation or division, the Directors may settle such difficulty as they see fit.

15.2	Whenever any fractions arise as a result of a consolidation or sub-division of shares, the Board may on behalf of the members deal with the fractions as it thinks fit. In particular, without limitation, the Board may sell shares, representing fractions to which any members would otherwise become entitled, to any Person (including, subject to the provisions of the Companies Act, the Company) and distribute the net proceeds of sale in due proportion among those members or retain such net proceeds for the benefit of the Company. In the case of shares to be sold being held in certificated form, the Board may authorise some Person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. In the case of shares to be sold in uncertificated form, the Board may, to enable the Company to deal with the share in accordance with the provisions of this Article 15.2, do all acts and things it considers necessary or expedient to effect the transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

15.3	All shares created by an increase of the Company’s share capital (unless otherwise provided by the terms of allotment of the shares of that class), by consolidation, division or sub-division of its share capital or the conversion of stock into paid-up shares shall be subject to all the provisions of these Articles, including without limitation provisions relating to the payment of calls, lien, forfeiture, transfer and transmission.

15.4	The Company shall not consolidate, divide, sub-divide or redenominate any one or more Company Ordinary Shares without consolidating, dividing, sub-dividing or redenominating (as the case may be) all of the Company Ordinary Shares, on an equal per share basis.

16.	GENERAL MEETINGS

16.1	The Board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the Companies Act.

16.2	All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the holders of any class of shares in the capital of the Company, except that:

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(a)	the necessary quorum at any such meeting (or adjournment thereof) shall be members of that class who together represent at least the majority of the voting rights of all members of that class entitled to vote, present in person or by proxy, at the relevant meeting;

(b)	all votes shall be taken on a poll; and

(c)	each holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by him.

For the purposes of this Article 16.2, where a Person is present by proxy or proxies, he is treated only as holding the shares in respect of which those proxies are authorised to exercise voting rights with respect to any matter proposed at the meeting.

16.3	The Board may call general meetings whenever and at such times and places as it shall determine. Subject to the provisions of the Companies Act, the Executive Chairman may also call general meetings on behalf of the Board. On requisition of members pursuant to the provisions of the Companies Act, the Board shall promptly convene a general meeting in accordance with the requirements of the Companies Act.

17.	NOTICE OF GENERAL MEETINGS

17.1	Subject to the provisions of the Companies Act, an annual general meeting and all other general meetings shall be called by at least such minimum period of notice as is prescribed or permitted under the Companies Act.

17.2	Subject to the provisions of the Companies Act and any relevant special rights or restrictions attached to any shares, notices shall be given to every member as of the record date for such meeting and to the Directors. The auditors of the Company are entitled to receive all notices of, and other communications relating to, any general meeting which any member is entitled to receive. The Company shall solicit proxies and provide proxy statements for all meetings of members.

17.3	Subject to the provisions of the Companies Act, the notice shall specify the place (including without limitation any satellite meeting place arranged for the purposes of Article 19.8, which shall be identified as such in the notice), the date and the time of meeting and the general nature of the business to be transacted, and in the case of an annual general meeting shall specify the meeting as such. In the case of a meeting to pass a special resolution, the notice shall specify the intention to propose the resolution as a special resolution.

17.4	Where the Company has given an electronic address in any notice of meeting, any document or information relating to proceedings at the meeting may be sent by electronic means to that address, subject to any conditions or limitations specified in the relevant notice of meeting.

17.5	The accidental omission to send notice of a meeting or resolution, or to send any notification where required by the Companies Act or these Articles in relation to the publication of a notice of meeting on a website, or to send a form of proxy where required by the Companies Act or these Articles, to any Person entitled to receive it, or the non-receipt for any reason of any such notice, resolution or notification or form of proxy by that Person, whether or not the Company is aware of such omission or non-receipt, shall not invalidate the proceedings at that meeting.

18.	LIST OF MEMBERS FOR VOTING AT GENERAL MEETINGS

18.1	At least ten days before every general meeting, the secretary shall prepare a complete list of the members entitled to vote at the meeting. Such list shall:

(a)	be arranged in alphabetical order;

(b)	show the address of each member entitled to vote at the meeting; and

(c)	show the number of shares registered in the name of each member.

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18.2	The list of members prepared in accordance with Article 18.1 shall be available during ordinary business hours for a period of at least ten days before the general meeting for inspection by any member for any purpose relevant to the meeting. If the notice of the meeting does not specify the place where the members may inspect the list of members, the list of members shall be available for inspection (at the discretion of the Board) at either the Office or on a website. The list of members shall be available for inspection by any member who is present at the meeting, at the place and for the duration, of the meeting.

19.	PROCEEDINGS AT GENERAL MEETINGS

19.1	No business shall be transacted at a meeting unless a quorum is present. The absence of a quorum shall not preclude the choice or appointment of a chairman, which shall not be treated as part of the business of the meeting. Except as otherwise provided by these Articles, a quorum is the members who together represent at least the majority of the voting rights of all the members entitled to vote, present in person or by proxy, at the relevant meeting.

19.2	If a quorum is not present within half an hour after the time appointed for holding the meeting (or any longer period not exceeding one hour which the chairman of the meeting can decide), or if during a meeting a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved, and in any other case shall stand adjourned to such date, time and place as the chairman of the meeting may, subject to the provisions of the Companies Act, determine. If at the adjourned meeting a quorum is not present within 15 minutes after the time appointed for holding the meeting, the meeting shall be dissolved.

19.3	The chairman (if any) of the Board, or in his absence the deputy chairman of the Board, shall preside as chairman of the meeting. In the absence of the chairman of the Board or the deputy chairman of the Board, some other Director nominated prior to the meeting by the Board shall preside as chairman of the meeting. If none of the chairman, deputy chairman or such other Director (if any) is present within 15 minutes after the time appointed for holding the meeting or is not willing to act as chairman, the Directors present shall elect one of their number present and willing to act to be chairman of the meeting, and if there is only one Director present, he shall be chairman of the meeting if he agrees. This Article 19.3 is subject to Article 19.4

19.4	If no Director is willing to act as chairman or if no Director is present within 15 minutes after the time appointed for holding the meeting, the members present in person or by proxy and entitled to vote shall choose a member present in person or a proxy of a member or a person authorised to act as a representative of a corporation in relation to the meeting to be chairman of the meeting.

19.5	The Board or the chairman of the meeting may direct that any person wishing to attend any general meeting should submit to such searches or other security arrangements (including without limitation, requiring evidence of identity to be produced before entering the meeting and placing restrictions on the items of personal property which may be taken into the meeting) as they or he consider appropriate under the circumstances. The Directors or the chairman of the meeting may in their or his absolute discretion refuse entry to, or eject from, any general meeting any person who refuses to submit to a search or otherwise comply with such security arrangements.

19.6	The Board or the chairman of the meeting may take such action, give such direction or put in place such arrangements as they or he consider appropriate to secure the safety of the people attending the meeting and to promote the orderly conduct of the business of the meeting. Any decision of the chairman of the meeting on matters of procedure or matters arising incidentally from the business of the meeting, and any determination by the chairman of the meeting as to whether a matter is of such a nature, shall be final.

19.7	Directors may attend and speak at general meetings and at any separate meeting of the holders of any class of shares, whether or not they are members. The chairman of the meeting may permit other Persons who are not members of the Company or otherwise entitled to exercise the rights of members in relation to general meetings to attend and, at the chairman of the meeting’s discretion, speak at a general meeting or at any separate class meeting.

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19.8	In the case of any general meeting, the Board may, notwithstanding the specification in the notice convening the general meeting of the place at which the chairman of the meeting shall preside (the “principal place”), make arrangements for simultaneous attendance and participation at satellite meeting places, or by way of any other electronic means, allowing persons not present together at the same place to attend, speak and vote at the meeting. The arrangements for simultaneous attendance and participation at satellite meeting places, or other places at which persons are participating via electronic means may include arrangements for controlling or regulating the level of attendance at any particular venue provided that such arrangements shall operate so that all members and proxies wishing to attend the meeting are able to attend at one or other of the venues. The members or proxies at the satellite meeting places, or other places at which persons are participating via electronic means, shall be counted in the quorum for, and be entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chairman of the meeting is satisfied that adequate facilities are available throughout the meeting to ensure that the members or proxies attending at the satellite meeting places, or other places at which persons are participating via electronic means, are able to:

(a)	participate in the business for which the meeting has been convened;

(b)	see and hear all persons who speak (whether through the use of microphones, loud speakers, audio-visual communication equipment or otherwise) in the principal place and any other such place; and

(c)	be heard and seen by all other persons so present in the same way.

19.9	The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal place. If it appears to the chairman of the meeting that the facilities at the principal place or any satellite meeting place, have become inadequate for the purposes set out in Article 19.8, then the chairman of the meeting may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at the general meeting up to the point of the adjournment shall be valid. The provisions of Article 19.14 shall apply to that adjournment.

19.10	The Board may make arrangements for persons entitled to attend a general meeting or an adjourned general meeting to be able to view and hear the proceedings of the general meeting or adjourned general meeting and to speak at the meeting (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise) by attending at a venue anywhere in the world not being a satellite meeting place. Those attending at any such venue shall not be regarded as present at the general meeting or adjourned general meeting and shall not be entitled to vote at the meeting at or from that venue. The inability for any reason of any member present in person or by proxy at such a venue to view or hear all or any of the proceedings of the meeting or to speak at the meeting shall not in any way affect the validity of the proceedings of the meeting.

19.11	The Board may from time to time make any arrangements for controlling the level of attendance at any venue for which arrangements have been made pursuant to Article 19.8 (including without limitation the issue of tickets or the imposition of some other means of selection) it in its absolute discretion considers appropriate, and may from time to time change those arrangements. If a member, pursuant to those arrangements, is not entitled to attend in person or by proxy at a particular venue, he shall be entitled to attend in person or by proxy at any other venue for which arrangements have been made pursuant to Article 19.10. The entitlement of any member to be present at such venue in person or by proxy shall be subject to any arrangement then in force and stated by the notice of meeting or adjourned meeting to apply to the meeting.

19.12	If, after the sending of the notice of a general meeting but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the Board decides that it is impracticable or unreasonable, for a reason beyond its control, to hold the meeting at the declared place (or any of the declared places, in the case of a meeting to which Article 19.8 applies) and/or time, it may change the place (or any of the declared places, in the case of a meeting to which Article 19.7 applies) and/or postpone the time at which the meeting is to be held. If such a decision is made, the Board may then change the place (or any of the declared places, in the case of a meeting to which Article 19.8 applies) and/or postpone the time again if it decides that it is reasonable to do so. In either case:

(a)	no new notice of the meeting need be sent, but the Board shall, if practicable, advertise the date, time and place of the meeting by public announcement and in two newspapers with national circulation in the United Kingdom and shall make arrangements for notices of the change of place and/or postponement to appear at the original place and/or at the original time; and

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(b)	a proxy appointment in relation to the meeting may, if by means of a document in hard copy form, be delivered to the Office or such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with paragraph (a) of Article 23.6 or, if in electronic form, be received at the address (if any) specified by or on behalf of the Company in accordance with paragraph (b) of Article 23.6.

19.13	For the purposes of Articles 19.8, 19.9, 19.10, 19.11 and 19.12, the right of a member to participate in the business of any general meeting shall include, without limitation, the right to speak, vote on a poll, be represented by a proxy and have access to all documents which are required by the Companies Act or these Articles to be made available at the meeting.

19.14	Without prejudice to any other power of adjournment he may have under these Articles or at common law:

(a)	the chairman of the meeting may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place; and

(b)	the chairman of the meeting may, without the consent of the meeting, adjourn the meeting before or after it has commenced, to another date, time or place which the chairman of the meeting may decide, if the chairman of the meeting considers that:

(i)	there is not enough room for the number of members and proxies who wish to attend the meeting;

(ii)	the behaviour of anyone present prevents, or is likely to prevent, the orderly conduct of the business of the meeting;

(iii)	an adjournment is necessary to protect the safety of any person attending the meeting; or

(iv)	an adjournment is otherwise necessary in order for the business of the meeting to be properly carried out.

19.15	An adjournment may, subject to the provisions of the Companies Act and these Articles, be for such time and to such other place (or, in the case of a meeting held at a principal place and a satellite meeting place, such other places) as the chairman may, in his absolute discretion determine, notwithstanding that by reason of such adjournment some members may be unable to be present at the adjourned meeting. Any such member may nevertheless appoint a proxy for the adjourned meeting either in accordance with Articles 23.2, 23.3 and 23.6 or by means of a document in hard copy form which, if delivered at the meeting which is adjourned to the chairman or the secretary or any Director, shall be valid even though it is given at less notice than would otherwise be required by paragraph (a) of Article 23.6. Subject to the provisions of the Companies Act, it shall not be necessary to give notice of an adjourned meeting, except that when a meeting is adjourned for 30 days or more, or for an indefinite period, at least seven clear days’ notice shall be given specifying the time and place (or places, in the case of a meeting to which Article 19.8 applies) of the adjourned meeting and the general nature of the business to be transacted. No business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. Members who together represent at least the majority of the voting rights of all the members entitled to vote, present in person or by proxy, at the relevant meeting will constitute a quorum at an adjourned meeting.

19.16	Any resolution put to a vote at a general meeting shall be decided on a poll. This Article 19.16 may only be removed, amended or varied by resolution of the members passed unanimously at a general meeting of the Company.

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19.17	Subject to Article 19.18, a poll shall be taken as the chairman directs and he may, and shall if required by the meeting, appoint scrutineers (who need not be members) and fix a time and a place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

19.18	A poll on the election of a chairman or on a question of adjournment shall be taken immediately. A poll on any other question shall be taken at the meeting or, the chairman may, with the consent of the meeting, determine that the poll shall be taken at such time and place as the chairman directs not being more than 30 days after the meeting.

20.	AMENDMENTS TO RESOLUTIONS

20.1	A special resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

(b)	the amendment does not go beyond what is necessary to correct a clear error in the resolution.

20.2	An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)	written notice of the terms of the proposed amendment and of the intention to move the amendment have been delivered in hard copy to the Company at the Office or to such other place as may be specified by or on behalf of the Company for that purpose, or received in electronic form at such address (if any) for the time being specified by or on behalf of the Company for that purpose, at least 48 hours before the time for holding the meeting or the adjourned meeting at which the ordinary resolution in question is proposed (which, if the Board so specifies, shall be calculated taking no account of any part of a day that is not a working day) and the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the substance of the resolution; or

(b)	the chairman of the meeting, in his absolute discretion, decides that the proposed amendment may be considered or voted on.

20.3	With the consent of the chairman of the meeting, an amendment may be withdrawn by its proposer before it is voted on. If an amendment proposed to any resolution under consideration is ruled out of order by the chairman of the meeting, the proceedings on the resolution shall not be invalidated by any error in the ruling.

21.	PROPOSED MEMBER RESOLUTIONS

21.1	Where a member or members, in accordance with the provisions of the Companies Act, request the Company to (i) call a general meeting for the purposes of bringing a resolution before the meeting, or (ii) give notice of a resolution to be proposed at a general meeting, such request must, in each case and in addition to the requirements of the Companies Act, contain the following (and, to the extent that the request relates to the nomination of a Director, the content requirements of paragraph (b) of Article 25.1 also apply):

(a)	to the extent that the request relates to the nomination of a Director, as to each person whom the member(s) propose(s) to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

(b)	to the extent that that request relates to any business other than the nomination of a Director that the member(s) propose(s) to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such member(s) and any Member Associated Person, individually or in the aggregate, including any anticipated benefit to the member(s) or the Member Associated Person therefrom; and

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(c)	as to the member(s) giving the notice and the Member Associated Person, if any, on whose behalf the nomination or proposal is made:

(i)	the name and address of such member(s), as they appear on the Company’s books, and of such Member Associated Persons, if any;

(ii)	the class and number of shares of the Company which are owned beneficially and of record by such member(s) and such Member Associated Persons, if any;

(iii)	a description of all agreements, arrangements and understandings between such member and such Member Associated Persons, if any, each proposed nominee and any other Person or Persons (including their names) in connection with the nomination of a Director or the proposal of any other business by such member(s) or such Member Associated Person, if any;

(iv)	any other information relating to such member or such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act; and

(v)	to the extent known by the member(s) giving the notice, the name and address of any other member supporting the nominee for election or re-election as a Director or the proposal of other business on the date of such request.

For the purposes of this Article 21.1, a Member Associated Person of any member shall mean:

(A)	any Person controlling, directly or indirectly, or acting in concert with, such member;

(B)	any beneficial owner of shares in the capital of the Company owned of record or beneficially (within the meaning of the Exchange Act) by such member; and

(C)	any Person controlling, controlled by or under common control with such Member Associated Person.

21.2	If a request made in accordance with Article 21.1 does not include the information specified in that Article, or if a request made in accordance with Article 21.1 is not received in the time and manner required by Article 21.3, in respect of such shares which the relevant member(s) hold (the “member default shares”) the relevant member(s) shall not be entitled to vote, either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of shares (or at an adjournment of any such meeting), the member default shares with respect to the matters detailed in the request made in accordance with Article 21.1.

21.3	Without prejudice to the rights of any member under the Companies Act, a member who makes a request to which Article 21.1 relates, must deliver any such request in writing to the secretary at the Office not earlier than the close of business on the one hundred and twentieth (120) calendar day nor later than the close of business on the ninetieth (90) calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting provided, however, that in the event that the date of an annual general meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after the date of the first anniversary of the preceding year’s annual general meeting, notice by the member must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120) calendar day prior to such annual general meeting and not later than the close of business on the later of (i) the ninetieth (90) calendar day prior to such annual general meeting and (ii) the 10 calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of a member’s notice as described in this Article 21.3.

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Notwithstanding anything in the foregoing provisions of this Article 21.3 to the contrary, in the event that the number of Directors to be elected to the Board is increased and there is no public announcement, naming all of the nominees for Director or specifying the size of the increased Board, made by the Company at least one hundred (100) calendar days prior to the date of the first anniversary of the preceding year’s annual general meeting or, a member’s notice required by this Article 21.3 shall also be considered as validly delivered in accordance with this Article 21.3, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the Office not later than 5.00 pm, local time, on the tenth (10) calendar day after the day on which such public announcement is first made by the Company.

Notwithstanding the provisions of Articles 21.1 or 21.2 or the foregoing provisions of this Article 21.3, a member shall also comply with all applicable requirements of the Companies Act and of the Exchange Act with respect to the matters set forth in Articles 21.1 or 21.2 or in this Article 21.3. Nothing in Article 21.1 or 21.2 or in this Article 21.3 shall be deemed to affect any rights of members to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, to the extent applicable to the Company and, in such event, subject in each case to compliance with the Exchange Act.

22.	VOTES OF MEMBERS

22.1	Subject to any relevant special rights or restrictions attached to any shares (including, for the avoidance of doubt, such rights and restrictions set out in Article 4.1 above), on a vote on a resolution on a poll every member present in person or by proxy shall have one vote for every share of which is the holder or in respect of which his appointment of proxy or corporate representative has been made.

22.2	A member, proxy or corporate representative entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses the same way.

22.3	In the case of joint holders the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members.

22.4	A member in respect of whom an order has been made by any court or official having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder may vote by any person authorised in that behalf by that court or official and such person may vote by proxy. Evidence to the satisfaction of the Board of the authority of the person claiming the right to vote shall be delivered to the Office, or such other place as is specified in accordance with these Articles for the delivery or receipt of appointments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised (provided that the Company may specify, in any case, that in calculating the period of 48 hours, no account shall be taken of any part of a day that is not a working day). Failure to satisfy the requirements of this Article 22.4 shall cause the right to vote not to be exercisable.

22.5	No member shall have the right to vote at any general meeting or at any separate meeting of the holders of any class of shares, either in person or by representative or proxy, in respect of any share held by him unless all amounts presently payable by him in respect of that share have been paid.

22.6	If at any time the Board is satisfied that any member, or any other Person appearing to be interested in shares held by such member, has been duly served with a notice under section 793 of the Companies Act (a “section 793 notice”) and is in default for the prescribed period in supplying to the Company the information thereby required, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the Board may, in its absolute discretion at any time by notice (a “direction notice”) to such member direct that:

(a)	in respect of the shares in relation to which the default occurred (the “default shares”, which expression includes any shares issued after the date of the section 793 notice in respect of those shares) the member shall not be entitled to attend or vote either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of shares or on a poll; and

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(b)	in respect of the default shares:

(i)	no payment shall be made by way of dividend and no share shall be allotted or distributed pursuant to Articles 40.1, 41.1, and 41.2; and

(ii)	no transfer of any default share shall be registered unless:

(A)	the member is not himself in default as regards supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the member in such form as the Board may in its absolute discretion require to the effect that after due and careful enquiry the member is satisfied that no Person in default as regards supplying such information is interested in any of the shares the subject of the transfer; or

(B)	the transfer is an approved transfer.

22.7	The Company shall send the direction notice to each other Person appearing to be interested in the default shares, but the failure or omission by the Company to do so shall not invalidate such notice.

22.8	Any direction notice shall cease to have effect not more than seven days after the earlier of receipt by the Company of:

(a)	a notice of an approved transfer, but only in relation to the shares transferred; or

(b)	all the information required by the relevant section 793 notice, in a form satisfactory to the Board.

22.9	The Board may at any time send a notice cancelling a direction notice.

22.10	The Company may exercise any of its powers under Article 4.10 in respect of any default share that is held in uncertificated form.

22.11	For the purposes of this Article 22.11 and Articles 22.6, 22.7, 22.8, 22.9 and 22.10:

(a)	a Person shall be treated as appearing to be interested in any shares if the member holding such shares has sent to the Company a notification under section 793 of the Companies Act which either:

(i)	names such Person as being so interested; or

(ii)	fails to establish the identities of all those interested in the shares, and (after taking into account the said notification and any other relevant section 793 notification) the Company knows or has reasonable cause to believe that the Person in question is or may be interested in the shares;

(b)	the prescribed period is 14 days from the date of service of the section 793 notice; and

(c)	a transfer of shares is an approved transfer if:

(i)	it is a transfer of shares pursuant to an acceptance of a takeover offer (within the meaning of section 794 of the Companies Act);

(ii)	the Board is satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares the subject of the transfer to a party unconnected with the member and with any other Person appearing to be interested in the shares; or

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(iii)	the transfer results from a sale made through a recognised investment exchange as defined in the Financial Services and Markets Act 2000 or any other stock exchange outside the United Kingdom on which the Company’s shares are normally traded.

22.12	Nothing contained in Article 22.6, 22.7, 22.8, 22.9 and 22.10 limits the power of the Company under section 794 of the Companies Act.

22.13	Any objection to the qualification of any Person voting at a general meeting or on a poll or to the counting of, or failure to count, any vote, must be made at the meeting or adjourned meeting or at the time the poll is taken (if not taken at the meeting or adjourned meeting) at which the vote objected to is tendered. Every vote not disallowed at such meeting shall be valid and every vote not counted which ought to have been counted shall be disregarded. Any objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive. If a vote is not disallowed by the chairman of the meeting it is valid for all purposes.

22.14	The Company shall not be bound to enquire whether any proxy or corporate representative votes in accordance with the instructions given to him by the member he represents and if a proxy or corporate representative does not vote in accordance with the instructions of the member he represents the vote or votes cast shall nevertheless be valid for all purposes.

22.15	If any votes are counted which ought not to have been counted, or might have been rejected, the error shall not vitiate the result of the voting unless it is pointed out at the same meeting, or any adjournment of the meeting, and, in the opinion of the chairman, it is of sufficient magnitude to vitiate the result of the voting.

23.	PROXIES AND CORPORATE REPRESENTATIVES

23.1	A member is entitled to appoint another Person as his proxy to exercise all or any of his rights to attend and to speak and vote at a meeting of the Company in respect of the shares to which the proxy appointment relates. The proxy appointment shall, unless it provides to the contrary, be valid for any adjournment of the meeting as well as for the meeting to which it relates. A proxy need not be a member.

23.2	The appointment of a proxy shall be:

(a)	in the case of a proxy relating to shares in the capital of the Company held in the name of a Depositary, in a form or manner of communication approved by the Board, which may include, without limitation, a voter instruction form to be provided to the Company by certain third parties on behalf of the Depositary. Subject thereto, the appointment of a proxy may be:

(i)	in hard copy form; or

(ii)	in electronic form, to the electronic address provided by the Company for this purpose; or

(b)	in the case of a proxy relating to the shares to which paragraph (a) of Article 23.2 does not apply:

(i)	in any usual form or in any other form or manner of communication which the Board may approve. Subject thereto, the appointment of a proxy may be:

(A)	in hard copy form; or

(B)	in electronic form, to the electronic address provided by the Company for this purpose;

23.3	The appointment of a proxy, whether made in hard copy form or in electronic form, shall be executed by or on behalf of the appointor in such manner as the Directors may approve, which in the case of a corporation may be either under its common seal or under the hand of a duly authorised officer or other person duly authorised for that purpose or in any other manner authorised by its constitution.

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23.4	The Board may, if it thinks fit, but subject to the provisions of the Companies Act, at the Company’s expense (with or without provision for their return prepaid) send hard copy forms of proxy for use at the meeting, or at any separate meeting of the holders of any class of shares, and issue invitations in electronic form to appoint a proxy in relation to the meeting in such form as may be approved by the Board. If, for the purpose of any meeting appointments of proxy or invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote at it. The accidental omission or the failure due to circumstances beyond the Company’s control, to send or make available such an appointment of proxy or give such an invitation to, or the non-receipt thereof by, any member entitled to attend and vote, at a meeting shall not invalidate the proceedings at that meeting.

23.5	The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned. A member may appoint more than one proxy to attend on the same occasion, provided that each such proxy is appointed to exercise the rights attached to a different share or shares held by that member. References in these Articles to an appointment of proxy include references to an appointment of multiple proxies.

23.6	Without prejudice to paragraph (b) of Article 19.12 or the second sentence of Article 19.15, the appointment of a proxy shall:

(a)	if in hard copy form, be delivered by hand or by post to the Office or such other place within the United Kingdom as may be specified by or on behalf of the Company for that purpose:

(i)	in the notice convening the meeting; or

(ii)	in any form of proxy sent by or on behalf of the Company in relation to the meeting,

by the time specified by the Board (as the Board may determine, in compliance with the provisions of the Companies Act) in any such notice or form of proxy; and

(b)	if in electronic form, be received at the electronic address to which the appointment of a proxy may be sent by electronic means pursuant to a provision of the Companies Act or to any other address specified by or on behalf of the Company for the purpose of receiving the appointment of a proxy in electronic form:

(i)	in the notice convening the meeting;

(ii)	in any form of proxy sent by or on behalf of the Company in relation to the meeting;

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting; or

(iv)	on a website that is maintained by or on behalf of the Company and identifies the Company,

by the time specified by the Board (as the Board may determine, in compliance with the provisions of the Companies Act) in any such method of notification.

The Board may specify, when determining the dates by which proxies are to be lodged, that no account need be taken of any part of a day that is not a working day.

23.7	Subject to the provisions of the Companies Act, where the appointment of a proxy is expressed to have been or purports to have been sent or supplied by a Person on behalf of a holder:

(a)	the Company may treat the appointment as sufficient evidence of that Person’s authority to execute the appointment of proxy on behalf of that member; and

(b)	the holder shall, if requested by or on behalf of the Company at any time, send or procure the sending of reasonable evidence of the authority under which the appointment of proxy has been made, sent or supplied (which may include, without limitation, a copy of such authority certified notarially or in some other way approved by the Board), to such address and by such time as may be specified in the request and, if the request is not complied with in any respect, the appointment of proxy may be treated as invalid.

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23.8	Subject to Article 23.7, a proxy appointment which is not delivered or received in accordance with Article 23.6 shall be invalid. Where two or more valid appointments of proxy are delivered or received in respect of the same share in relation to the same meeting, the one which was last delivered or received shall, unless otherwise specified in the notice convening the meeting, be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which is last delivered or received, or if the Company determines that it has insufficient evidence to decide whether or not a proxy appointment is in respect of the same share, it shall be entitled determine which proxy appointment (if any) is to be treated as valid. Subject to the Companies Act, the Company may determine at its discretion when a proxy appointment shall be treated as delivered or received for the purposes of these Articles.

23.9	The Company shall not be required to check that a proxy or corporate representative votes in accordance with any instructions given by the member by whom he is appointed. Any failure to vote as instructed shall not invalidate the proceedings on the resolution.

23.10	Any corporation which is a member of the Company (the “grantor”) may, by resolution of its directors or other governing body, authorise such Person or Persons as it thinks fit to act as its representative or representatives at any meeting of the Company or at any separate meeting of the holders of any class of shares. A Director, the secretary or other person authorised for the purpose by the secretary may require all or any of such Persons to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers. Such Person is entitled to exercise (on behalf of the grantor) the same powers as the grantor could exercise if it were an individual member of the Company. Where a grantor authorises more than one Person and more than one authorised Person purports to exercise a power in respect of the same shares:

(a)	if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way; and

(b)	if they do not purport to exercise the power in the same way as each other, the power is treated as not exercised.

23.11	The termination of the authority of a Person to act as a proxy or duly authorised representative of a corporation does not affect:

(a)	whether he counts in deciding whether there is a quorum at a meeting;

(b)	the validity of anything he does as chairman of a meeting;

(c)	the validity of a poll demanded by him at a meeting; or

(d)	the validity of a vote given by that Person,

unless notice of the termination was either delivered or received as mentioned in the following sentence at least 24 hours before the start of the relevant meeting or adjourned meeting or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll. Such notice of termination shall be either by means of a document in hard copy form delivered to the Office or to such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with paragraph (a) of Article 23.6 or in electronic form received at the address specified by or on behalf of the Company in accordance with paragraph (b) of Article 23.6, regardless of whether any relevant proxy appointment was effected in hard copy form or in electronic form.

23.12	A proxy given in the form of a power of attorney or similar authorisation granting power to a Person to vote on behalf of a member at forthcoming meetings in general shall not be treated as valid if it grants authorisation for a period of more than three years, unless a contrary intention is stated in it.

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24.	NUMBER OF DIRECTORS

The Company must have a minimum of two directors and a maximum of nine directors. Except as otherwise determined by a resolution of the Board, the entire Board shall consist of nine directors; provided, however, that prior to the Sunset Date, any such resolutions shall require the vote of two-thirds of the entire Board.

25.	APPOINTMENT OF DIRECTORS

25.1	No person shall be appointed a Director at any annual general meeting unless:

(a)	he is nominated by the Board; or

(b)	notice in respect of that person is given by a member qualified to vote at the meeting has been received by the Company in accordance with Article 21.1 and Article 21.3 or section 338 of the Companies Act of the intention to nominate that person for appointment stating the particulars which would, if he were so appointed, be required to be included in the Company’s register of directors, together with notice by that person of his willingness to be appointed.

25.2	Except as otherwise authorised by the Companies Act, a motion for the appointment of two or more persons as Directors by a single resolution shall not be made unless a resolution that it should be so made has first been agreed to by the meeting without any vote being given against it.

25.3	Prior to the Sunset Date, subject to and in accordance with this Article 25, in connection with any election of Directors, Grupo VM shall have the right to nominate, for election at any meeting of members called for the purpose of electing Directors for, or to appoint persons to fill vacancies in, the Board, a number of Director candidates (each such candidate, a “Grupo VM Nominee”) equal to its Percentage Interest multiplied by the number of Directors constituting the entire Board, rounded up to the nearest whole number, calculated on the date that is ten days prior to the beginning of the period during which members may give notice of a resolution to be proposed at a general meeting pursuant to Article 21; provided, however, that in the event such whole number would cause the Grupo VM Nominees to constitute two-thirds or more of the entire Board, such result shall be rounded down to the nearest whole number. Until the number of Grupo VM Directors is reduced to one, Grupo VM shall at all times nominate at least one Grupo VM Director who shall qualify as an independent director under the Nasdaq Rules (regardless of whether Company Ordinary Shares are listed thereon).

25.4	Prior to the Decrease Date, subject to and in accordance with this Article 25.4, the Independent Directors shall have the exclusive right to nominate persons for election at any meeting of members called for the purpose of electing directors for, or to appoint persons to fill vacancies in, the Board, subject to the right of Grupo VM to designate and nominate Directors under these Articles or any contractual agreement between Grupo VM and the Company and subject to Articles 25.5, 25.6 and 25.7. On and after the Decrease Date, the Board shall have the right to nominate persons for election at any meeting of members called for the purpose of electing directors for, or to fill vacancies in, the Board, subject to the exclusive right of Grupo VM to designate and nominate Directors under these Articles or any contractual agreement between Grupo VM and the Company and subject to Articles 25.5, 25.6 and 25.7. With respect to any meeting of members called for the purpose of electing directors prior to the Decrease Date, the number of nominations by the Independent Directors shall not exceed the number of the entire Board reduced by the number of Grupo VM Directors and by any person entitled to nomination under Articles 25.5, 25.6 and 25.7.

25.5	Subject to these Articles, for so long as AK is serving as the executive chairman of the Company (the “Executive Chairman”), he shall be entitled to nomination for election as a Director at any meeting of members called for the purpose of electing directors.

25.6	Prior to the third anniversary of the date of adoption of these Articles, if AK is not serving as the Executive Chairman, Grupo VM and/or the Independent Directors may submit the names of one or more Person(s) to the Nominating and Corporate Governance Committee for consideration to be appointed as a Director and act as the Executive Chairman. The Nominating and Corporate Governance Committee shall evaluate the qualifications of each such Person to serve as a Director and the Executive Chairman and, following such evaluation, shall make a recommendation to the Board for action by the requisite approval of the entire Board as to such Person under paragraph (b) of Article 34.3 for appointment of a replacement Executive Chairman. In the event the requisite approval of the entire Board is not obtained in accordance with paragraph (b) of Article 34.3, Grupo VM and/or the Independent Directors may, and in any event Grupo VM shall, in good faith and consistent with the requirements of this Article 25, within 30 days of such disapproval, submit the names of one or more additional (but not the same) Person(s) to serve as a Director and act as the Executive Chairman for approval in accordance with the foregoing sentence. Grupo VM shall continue to submit the names of additional (but not the same) Persons in accordance with this Article 25.6 until the earlier of (x) such time as an Executive Chairman is appointed and (y) the third anniversary of the adoption of these Articles. In the event the Executive Chairman is a Grupo VM Director or an Affiliate of Grupo VM, the Executive Chairman shall constitute a Grupo VM Nominee and a Grupo VM Director for all purposes under these Articles.

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25.7	On or after the third anniversary of the adoption of these Articles, if AK is not serving as the Executive Chairman, the Board may determine that the chief executive should serve as a member of the Board; provided, that (A) if the chief executive officer is an Affiliate of Grupo VM, he or she shall be deemed to be a Grupo VM Nominee and a Grupo VM Director, as the case may be, for all purposes under these Articles and (B) if the chief executive officer was a Grupo VM Director prior to such Board determination, he or she shall be deemed to be a Grupo VM Nominee and a Grupo VM Director, as the case may be, for all purposes under these Articles.

25.8

(a)	Each Director shall at all times (A) be qualified to serve as a Director under applicable rules and policies of the Company, the Exchange and applicable Law and (B) have demonstrated good judgment, character and integrity in his or her personal and professional dealings and have relevant financial, management and/or global business experience.

(b)	Each of the Director Nominees nominated as an Independent Director or as a Grupo VM Director who is required to qualify as “independent” under the Nasdaq Rules (any such Director Nominee, a “Qualified Director Nominee”) shall at all times be qualified to serve as a Director under applicable rules and policies of the Company, the Exchange and applicable Law. Such qualification shall be determined with respect to each Qualified Director Nominee by the nominating and corporate governance committee of the Board, or other committee performing the functions of nominating directors for election to the Board (the “Nominating and Corporate Governance Committee”), acting reasonably and in good faith and in a manner consistent with the fiduciary duties applicable to directors and the rules of the Exchange and applicable Law. In addition, in evaluating the Qualified Director Nominees for nomination, the Nominating and Corporate Governance Committee shall consider whether each Qualified Director Nominee (i) has demonstrated good judgement, character and integrity in his or her personal and professional dealings and (ii) has relevant financial, management and/or global business experience, each as determined by the Nominating and Corporate Governance Committee, acting reasonably and in good faith and in a manner consistent with the fiduciary duties applicable to directors and the rules of the Exchange and applicable Law. In the event the Nominating and Corporate Governance Committee determines reasonably and in good faith and in a manner consistent with the fiduciary duties applicable to directors, that a Qualified Director Nominee is ineligible to serve under the applicable rules and policies of the Company, the Exchange and applicable Law, or otherwise does not satisfy the standards for service on the Board specified above, the Nominating and Corporate Governance Committee will inform Grupo VM, the Board and the Qualified Director Nominee of its determination and the basis therefor in writing and in reasonable detail and will allow a reasonable opportunity for Grupo VM, the Board and the Qualified Director Nominee to evaluate the determination, including through meetings and discussions with the Nominating and Corporate Governance Committee regarding the circumstances of his or her eligibility to serve. Following such discussions, if the Nominating and Corporate Governance Committee, acting reasonably and in good faith and in a manner consistent with the fiduciary duties applicable to directors, has not reversed its determination that the Qualified Director Nominee is ineligible to serve, then, in the case of a Qualified Director Nominee who has been submitted for nomination, Grupo VM, the Independent Directors or the Board, as applicable, shall submit in good faith a replacement Qualified Director Nominee for consideration by the Nominating and Corporate Governance Committee as promptly as possible but in all cases within thirty (30) days, in accordance with the requirements of this Article 25, or in the case of a Qualified Director Nominee who is an incumbent director, such Qualified Director Nominee will, if requested by the Nominating and Corporate Governance Committee, promptly tender his or her resignation from the Board or committee of the Board, as applicable, and the resulting vacancy will be filled pursuant to this Article 25.

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25.9	The Company shall, until the Sunset Date, subject to applicable Law and to Article 25.8, include the Director Nominees in the slate of nominees recommended by the Board to the members, and included in the related Company notice of annual or other general meeting, voting ballots, proxy notice, or proxy statement (if applicable) and proposed as a resolution at such annual or general meeting, for election to the Board at any annual or other general meeting of the members of the Company at which Directors are to be elected.

25.10	In the event that at a general meeting it is proposed to vote upon a number of the resolutions for the appointment of a person as a Director (each a “Director Resolution”) that exceeds the total number of Directors that are to be appointed to the Board at that meeting (the “Board Number”), the persons that shall be appointed Directors shall first be the person who receives the greatest number of “for” votes (whether or not a majority of those votes cast in respect of that Director Resolution), and then shall second be the person who receives the second greatest number of “for” votes (whether or not a majority of those votes cast in respect of that Director Resolution), and so on, until the number of Directors so appointed equals the Board Number.

25.11	At every annual general meeting all the Directors shall retire from office and will be eligible, subject to applicable Law, for nomination for re-appointment by the Board in accordance with this Article 25. A Director retiring at a general meeting retires at the end of that meeting or (if earlier) when a resolution is passed to appoint another person in the Director’s place. Where a retiring Director is re-appointed, he continues as a Director without a break.

25.12	Article 25.3 shall not apply to any resolution proposed to be voted on at a general meeting in respect of the proposed removal of an existing Director and appointment of a person instead of the person so removed, which pursuant to the Companies Act shall be proposed as an ordinary resolution. Subject to these Articles and any agreement entered into with a member in writing, in addition to any power to remove Directors conferred by the Law, the Company can pass a special resolution to remove a Director from office even though his time in office has not ended and can (subject to these Articles) appoint a person to replace a Director who has been removed in this way by passing an ordinary resolution.

25.13	Subject to the provisions of these Articles, the Company may by ordinary resolution appoint a person who is willing to act as a Director, and is permitted by Law to do so, to be a Director, either to fill a vacancy or as an additional Director. Any Director elected in accordance with this Article 25.13 shall hold office for the remainder of the full term of the class of Directors in which the vacancy occurred or to which the new Director is appointed, until his successor is appointed or until his earlier resignation or removal in accordance with Article 31.

25.14	Subject to the provisions of these Articles, the Board may appoint a person who is willing to act as a Director and is permitted by Law to do so, either to fill a vacancy or as an additional Director. Any Director elected in accordance with this Article 25.14 shall hold office for the remainder of the full term of the class of Directors in which the vacancy occurred or to which the new Director is appointed, until his successor is appointed or until his earlier resignation or removal in accordance with Article 31.

25.15	A Director shall not be required to hold any shares in the capital of the Company by way of qualification.

26.	DIRECTORS’ FEES AND EXPENSES

26.1	Unless otherwise determined by the Company by ordinary resolution, the remuneration of the Directors (other than the Executive Chairman, any chief executive officer who is serving as a Director, alternate Directors and Directors employed by the Company in an executive capacity, each of whom shall not receive separate remuneration for his services as a Director) for their services in the office of Director shall be as the Board may from time to time determine. The fees of the Directors shall be deemed to accrue from day to day and shall be distinct from and additional to any remuneration or other benefits which may be paid or provided to any Director pursuant to any other provision of these Articles.

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26.2	The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Directors, or of committees of the Board, or general meetings or separate meetings of the holders of any class of shares or debentures of the Company or otherwise in connection with the discharge of their duties as Directors. The Company can also fund a Director’s or former Director’s expenditure and that of a Director or former Director of any holding company of the Company for the purposes permitted by the Law and can do anything to enable a Director or former Director or a Director or former Director of any holding company of the Company to avoid incurring such expenditure all as provided in the Law.

26.3	Any Director who holds any executive office or who serves on any committee of the Board or who performs services which the Board considers go beyond the ordinary duties of a Director may be paid such special remuneration (whether by way of bonus, commission, participation in profits or otherwise) as the Board may determine.

27.	DIRECTORS’ GRATUITIES AND BENEFITS

27.1	The Board may (by the establishment of, or maintenance of, schemes or otherwise) provide benefits, whether by the payment of allowances, gratuities or pensions, or by insurance or death, sickness or disability benefits or otherwise, for any past or present Director or employee of the Company or any past or present Director or employee of any of the Company’s parent or subsidiary undertakings or any undertaking associated with, or any business acquired by, any of them, and for any member of his family (including a spouse or civil partner and a former spouse or former civil partner) or any person who is or was dependent on him and may (before as well as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

27.2	Any past or present Director or employee of the Company or any past or present director or employee of any of the Company’s parent or subsidiary undertakings or any undertaking associated with, or any business acquired by, any of them, and any relations or dependents of such Directors and employees will not be accountable to the Company or the members for any benefit provided pursuant to this Article 27. Anyone receiving such a benefit will not be disqualified from being or becoming a Director of the Company.

28.	ALTERNATE DIRECTORS

28.1	Any Director (other than an alternate Director) may appoint any other Director, or any other person approved by resolution of two-thirds of the entire Board and willing to act and permitted by Law to do so, to be an alternate Director and may remove an alternate Director appointed by him from his appointment as alternate Director. Subject to the foregoing, a Director may appoint more than one alternate and a person may act as alternate for more than one Director. A Director may appoint an alternate director by sending a signed written notice of appointment to the office or to an address specified by the Company or by tabling it at a meeting of the Directors, or in such other way as the Board shall approve.

28.2	An alternate Director shall be entitled to receive notices of meetings of the Directors and of committees of the Directors of which his appointor is a member, to attend and vote at any such meeting at which the Director appointing him is not present but at which meeting such Director would be entitled to vote, and generally to perform all of the functions of his appointor as a Director in his absence, but shall not (unless the Company by ordinary resolution otherwise determines) be entitled to any fees for his services as an alternate Director. If an alternate Director is himself a Director, or he attends any meeting as an alternate Director for more than one Director, he can vote cumulatively for himself and for each other Director he represents but he cannot be counted more than once for the purposes of the quorum.

28.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director. If a Director retires but is reappointed or deemed to have been reappointed at the meeting at which he retires, any appointment of an alternate Director made by him which was in force immediately prior to his retirement shall continue after his reappointment.

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28.4	An alternate Director shall cease to be an alternate Director on the occurrence (in relation to the alternate Director) of any event which, if it occurred in relation to his appointor, would result in the termination of the appointor’s appointment as Director.

28.5	An appointment or removal of an alternate Director shall be by notice in writing to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Board.

28.6	Save as otherwise provided in these Articles, an alternate Director:

(a)	shall be deemed for all purposes to be a Director;

(b)	shall alone be responsible for his own acts and omissions;

(c)	shall, in addition to any restrictions which may apply to him personally, be subject to the same restrictions as his appointor; and

(d)	shall not be deemed to be the agent of the Director appointing him.

29.	POWERS OF THE BOARD

29.1	Subject to the provisions of the Companies Act, these Articles and to any directions given by special resolution to take or refrain from taking, specified action, the business of the Company shall be managed by the Board who may exercise all the powers of the Company, including without limitation the power to dispose of all or any part of the undertaking of the Company. No alteration of these Articles and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article 29.1 shall not be limited by any special power given to the Board by these Articles, and a meeting of the Board at which a quorum is present may exercise all powers exercisable by the Board.

29.2	The Board may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including without limitation the exercise of that power in favour of any resolution appointing its members or any of them as directors of such body corporate, or voting or providing for the payment of remuneration or the provision of indemnification to the directors of such body corporate).

29.3	The Board may decide to make provision for the benefit of persons employed or formerly employed by the Company or any of its Subsidiaries (other than a Director or former Director or shadow Director) in connection with the cessation or transfer to any Person of the whole or part of the undertaking of the Company or that Subsidiary.

30.	DELEGATION OF DIRECTORS’ POWERS

30.1	Subject to the provisions of these Articles, the Directors may delegate any of the powers which are conferred on them under these Articles:

(a)	to a committee consisting of one or more Directors and (if thought fit) one or more other persons, to such an extent and on such terms and conditions as the Board thinks fit (and such ability of the Directors to delegate under this Article applies to all powers and discretions and will not be limited because certain Articles refer to powers and discretions being exercised by committees authorised by Directors while other Articles do not);

(b)	to such person by such means (including by power of attorney), to such an extent, and on such terms and conditions, as they think fit including delegation to any Director holding any executive office, any manager or agent such of its powers as the Board considers desirable to be exercised by him; or

(c)	to any specific Director or Directors (with power to sub-delegate). These powers can be given on terms and conditions decided on by the Directors either in parallel with, or in place of, the powers of the Directors acting jointly.

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Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to one or more Directors (whether or not acting as a committee) or to any employee or agent of the Company all or any of the powers delegated and may be made subject to such conditions as the Board may specify, and may be revoked or altered. References in these Articles to any committee, Director, employee or agent include those acting under a delegation pursuant to this Article 30.1. The Directors can remove any people they have appointed in any of these ways and cancel or change anything that they have delegated, although this will not affect anybody who acts in good faith who has not has any notice of any cancellation or change.

30.2	Prior to the Sunset Date, and subject to applicable Law and the rules of the Exchange, each committee of the Board shall contain a number of Grupo VM Directors equal to the product (rounded up to the nearest whole number) of (a) the total number of members of such committee and (b) Grupo VM’s Percentage Interest, provided, however, that, prior to the Decrease Date, Independent Directors shall constitute a majority of the Nominating and Corporate Governance Committee, and, provided, further, that at all times that the Board has constituted the BCA Special Committee (as defined in the BCA) it shall be a three-member committee composed of two Independent Directors and one Grupo VM Director who qualifies as independent under the Exchange Rules. Subject to this Article 30.2, the appointment of Directors to committees of the Board, including the chairpersons thereof, shall be determined by two-thirds of the entire Board.

30.3	Subject to Article 30.4, the proceedings of any committee appointed under paragraph (a) of Article 30.1 with two or more members shall be governed by such of these Articles as regulate the proceedings of Directors so far as they are capable of applying, and the quorum at a meeting of any such committee shall be two.

30.4	The Directors may make rules regulating the proceedings of such committees, which shall prevail over any rules derived from these Articles pursuant to Article 30.2 if, and to the extent that, they are not consistent with them.

30.5	The Directors may, by power of attorney or otherwise, appoint any person, whether nominated directly or indirectly by the Directors, to be the agent of the Company for such purposes, with such powers, authorities and discretions (not exceeding those vested in the Board) and subject to such conditions as they think fit. The Directors may revoke or vary any such appointment or delegation and may also authorise the agent to sub-delegate all or any of the powers, authorities and discretions vested in him.

30.6	The power to delegate under Article 30.1 includes the power to delegate the determination of any fee, remuneration or other benefit which may be paid or provided to any Director.

30.7	The Board may appoint any person to any office or employment having a designation or title including the word “director” or attach to any existing office or employment with the Company such a designation or title and may terminate any such appointment or the use of any such designation or title. The inclusion of the word “director” in the designation or title of any such office or employment shall not imply that the holder is a Director, and the holder shall not thereby be empowered in any respect to act as, or be deemed to be, a Director for any of the purposes of these Articles.

31.	DISQUALIFICATION AND REMOVAL OF DIRECTORS

A person ceases to be a Director if:

(a)	he ceases to be a Director by virtue of any provision of the Companies Act (including, without limitation, section 168 of the Companies Act) or he becomes prohibited by Law from being a Director;

(b)	he becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a Director and may remain so for more than three months;

(d)	by reason of his mental health a court makes an order which wholly or partly prevents him from personally exercising any powers or rights he would otherwise have;

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(e)	he resigns his office by notice in writing to the Company;

(f)	in the case of a Director who holds any executive office, his appointment as such is terminated or expires and the Board resolves that he should cease to be a Director;

(g)	he is absent for more than six consecutive months without permission of the Board from meetings of the Board held during that period and the Board resolves that he should cease to be a Director; or

(h)	he dies.

32.	EXECUTIVE DIRECTORS

32.1	Subject to the provisions of the Companies Act, the Directors may appoint one or more of their number to the office of Executive Chairman, executive vice-chairman (“Executive Vice-Chairman”), chief executive or to any other executive office of the Company (including, without limitation, to hold the office of president and/or treasurer but excluding that of auditor) and any such appointment may be made for such terms, at such remuneration and on such other conditions as the Directors think fit. The Company may enter into an agreement or arrangement with any such Director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a Director. The Board may revoke or vary any such appointment but without prejudice to any rights or claims which the person whose appointment is revoked or varied may have against the Company because of the revocation or variation.

32.2	Any appointment of a Director to an executive office shall terminate if he ceases to be a Director but without prejudice to any rights or claims which he may have against the Company by reason of that cessation. Except as provided in Article 31, a Director appointed to an executive office shall not cease to be a Director merely because his appointment to such executive office terminates.

32.3	The emoluments of any Directors holding executive office for his services shall be determined by the Board, and may be of any description, including without limitation admission to, or continuance of, membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership of any such scheme or fund.

32.4	AK shall be the initial Executive Chairman. Except as otherwise delegated or agreed from time to time by (a) prior to the third anniversary of the adoption of these Articles, two-thirds of the entire Board or (b) on or after the third anniversary of the adoption of these Articles, the Board, the Executive Chairman shall have the authority and responsibilities set out in the guidelines established by the Board as at the date of adoption of these Articles.

32.5	Except as otherwise delegated or agreed from time to time by (a) prior to the third anniversary of the adoption of these Articles, two-thirds of the entire Board or (b) on or after the third anniversary of the adoption of these Articles, a majority of the entire Board, the Executive Vice-Chairman shall have the authority and responsibilities set out in the guidelines established by the Board as at the date of adoption of these Articles.

33.	DIRECTORS’ INTERESTS

33.1	For the purposes of these Articles (i) a conflict of interest may include (x) a conflict of interest and duty, (y) a conflict of duties, (ii) interest includes both direct and indirect interests and (iii) a Contract includes references to an existing or proposed contract and to an existing or proposed transaction or arrangement whether or not it is or will be a contract.

33.2	For the purposes of section 175 of the Companies Act, the Board may (subject to such terms and conditions, if any, as the Board may think fit to impose from time to time, and always subject to the Board’s right to vary or terminate such authorisation) authorise, to the fullest extent permitted by Law:

(a)	any matter proposed to it in accordance with these Articles which would, if not so authorised, involve a breach of duty by a Director under that section, including, without limitation, any matter which relates to a situation in which a Director has, or can have, an interest which conflicts, or possibly may conflict, with the interests of the Company or which may reasonably be regarded as likely to give rise to a conflict of interest; and

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(b)	a Director to accept or continue in any office, employment or position in addition to his office as a Director and, without prejudice to the generality of paragraph (a) of this Article 33.2, may authorise the manner in which a conflict of interest arising out of such office, employment or position may be dealt with, either before or at the time that such a conflict of interest arises, provided that any such authorisation will be effective only if:

(i)	any requirement as to quorum at the meeting at which the matter is considered is met without counting the Director in question or any other interested Director; and

(ii)	the matter was agreed to without such Director voting or would have been agreed to if such Director’s votes had not been counted.

The Board may (whether at the time of the giving of the authorisation or subsequently) make any such authorisation subject to any limits or conditions it expressly imposes but such authorisation is otherwise given to the fullest extent permitted. The terms of the authority shall be recorded in writing (but the authority shall be effective whether or not the terms are so recorded). The Board may vary or terminate any such authorisation at any time.

33.3	In accordance with Article 33.2, a Director shall be authorised for the purposes of section 175 of the Companies Act to act or continue to act as a Director notwithstanding that at the time of his appointment or subsequently he also:

(a)	holds office as a director of any other member of the Company’s group;

(b)	holds any other office, employment or engagement with any other member of the Company’s group;

(c)	participates in any scheme, transaction or arrangement for the benefit of the employees or former employees of any member of the Company’s group (including any pension fund or retirement, death or disability scheme or other bonus or employee benefit scheme); or

(d)	is interested directly or indirectly in any shares or debentures (or any rights to acquire shares or debentures) in any member of the Company’s group.

33.4	Subject to Article 33.2, and for all purposes pursuant to these Articles or any agreement between the members, each Director with an interest pursuant to Article 33.3 shall be authorised for the purposes of sections 173(2) and 175 of the Companies Act to:

(a)	attend and vote at meetings of the Board (or any committee thereof) at which any relevant matter will or may be discussed, and receive board papers relating thereto; and

(b)	receive confidential information and other documents and information relating to the Company.

33.5	Subject to the provisions of the Companies Act, and provided that he has disclosed to the Board the nature and extent of any material interest of his (unless the circumstances referred to in section 177(5) or section 177(6) of the Companies Act apply, in which case no disclosure is required), a Director notwithstanding his office:

(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)	may (or any firm of which he is a member may) act in a professional capacity for the Company (otherwise than as auditor) or any other body in which the Company is otherwise interested and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; and

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(c)	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any undertaking:

(i)	in which the Company is (directly or indirectly) interested as member, member, partner or otherwise; or

(ii)	with which he has such a relationship at the request or direction of the Company,

and, subject to these Articles, the Directors can exercise or arrange for the exercise of the voting rights attached to any shares in another company held by the Company and the voting rights which they have as directors of that company in any way that they decide. This includes voting in favour of a resolution appointing any of them as directors or officers of that company and deciding their remuneration. Subject to these Articles, they can also vote and be counted in the quorum as Directors of the Company in connection with any of these things.

33.6	A Director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or from any transaction or arrangement or from any interest in any undertaking:

(a)	the acceptance, entry into or existence of which has been authorised by the Board pursuant to Article 33.2 (subject, in any case, to any limits or conditions to which such authorisation was subject); or

(b)	which he is permitted to hold or enter into by virtue of paragraphs (a), (b) or (c) of Article 33.5,

nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Companies Act.

33.7	Any disclosure required by Article 33.5 may be made at a meeting of the Board, by notice in writing or by general notice or otherwise in accordance with section 177 of the Companies Act.

33.8	A Director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a Director and in respect of which he owes a duty of confidentiality to another Person. However, to the extent that his relationship with that other Person gives rise to a conflict of interest or possible conflict of interest, this Article 33.8 applies only if the existence of that relationship has been authorised by the Board pursuant to Article 33.2. In particular, the Director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Companies Act because he fails:

(a)	to disclose any such information to the Board or to any Director or other officer or employees of the Company; and/or

(b)	to use or apply any such information in performing his duties as a Director.

33.9	Where the existence of a Director’s relationship with another Person has been authorised by the Board pursuant to Article 33.2 and his relationship with that Person gives rise to a conflict of interest or possible conflict of interest, the Director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Companies Act because he:

(a)	absents himself from meetings of the Board at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

(b)	makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser, for so long as he reasonably believes such conflict of interest or possible conflict of interest subsists.

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33.10	The provisions of Articles 33.8 and 33.9 are without prejudice to any equitable principle or rule of Law which may excuse the Director from:

(a)	disclosing information, in circumstances where disclosure would otherwise be required under these Articles; or

(b)	attending meetings or discussions or receiving documents and information as referred to in Article 33.9, in circumstances where such attendance or receiving such documents and information would otherwise be required under these Articles.

33.11	For the purposes of Article 33.5:

(a)	a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified Person or class of Persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified;

(b)	an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his; and

(c)	a Director shall be deemed to have disclosed the nature and extent of an interest which consists of him being a Director, officer or employee of any undertaking in which the Company is interested.

33.12	Except as otherwise provided by these Articles, a Director shall not vote at a meeting of the Board or a committee of the Board on any resolution concerning a matter in which he has, directly or indirectly, an interest (other than an interest in shares, debentures or other securities of, or otherwise in or through, the Company) which can reasonably be regarded as likely to give rise to a conflict with the interests of the Company, unless his interest arises only because the resolution falls within one or more of the following matters:

(a)	the giving of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him at the request of, or for the benefit of, the Company or any of its subsidiary undertakings;

(b)	the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the Director has assumed responsibility (in whole or in part and whether alone or jointly with others) under a guarantee or indemnity or by the giving of security;

(c)	the giving to him of any other indemnity which is on substantially the same terms as indemnities given or to be given to all of the other Directors and/or to the funding by the Company of his expenditure on defending proceedings or the doing by the Company of anything to enable him to avoid incurring such expenditure where all other Directors have been given or are to be given substantially the same arrangements;

(d)	a Contract, arrangement, transaction or proposal concerning an offer of shares, debentures or other securities of the Company or any of its subsidiary undertakings for subscription, purchase or exchange, in which offer he is or may be entitled to participate as holder of securities or in the underwriting or sub-underwriting of which he is to participate;

(e)	a Contract, arrangement, transaction or proposal concerning any other undertaking in which he or any Person connected with him is interested, directly or indirectly, and whether as an officer, member, partner, creditor or otherwise if he and any Persons connected with him do not to his knowledge hold an interest (as that term is used in sections 820 to 825 of the Companies Act) representing one per cent or more of either any class of the equity share capital of such undertaking (or any other undertaking through which his interest is derived) or of the voting rights available to shareholders, members, partners or equivalent of the relevant undertaking (or any interest being deemed for the purpose of this Article 33.12 to be likely to give rise to a conflict with the interests of the Company in all circumstances);

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(f)	a Contract, arrangement, transaction or proposal for the benefit of employees and Directors and/or former employees and Directors of the Company or any of its subsidiary undertakings and/or members of their families (including a spouse or civil partner or a former spouse or former civil partner) or any person who is or was dependent on such persons, including but without being limited to a retirement benefits scheme and an employees’ share scheme, which does not accord to any Director any privilege or advantage not generally accorded to the employees and/or former employees to whom such arrangement relates; and

(g)	a Contract, arrangement, transaction or proposal concerning any insurance against any liability which the Company is empowered to purchase or maintain for, or for the benefit of, any Directors or for persons who include Directors.

33.13	Subject to paragraph (c)(iii) of Article 34.3, the Board may suspend or relax to the extent permitted by Law, either generally or in respect of any particular matter, any provision of these Articles prohibiting a Director from voting at a meeting of the Directors or of a committee of the Directors or ratify any transaction not duly authorised by reason of contravention of any such provision.

33.14	Where proposals are under consideration concerning the appointment (including without limitation fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any undertaking in which the Company is interested, the proposals may be divided and considered in relation to each Director separately. In such cases each of the Directors concerned shall be entitled to vote in respect of each resolution except that concerning his own appointment.

33.15	If a question arises at a meeting of the Directors, or a meeting of a committee of the Directors, as to the right of a Director to vote, the question may, before the conclusion of the meeting, be decided by a resolution of a majority of Directors present at the meeting (other than the Director concerned and any other Director having a like interest as such Director) and such resolution shall be final and conclusive.

34.	PROCEEDINGS OF DIRECTORS

34.1	Subject to the provisions of these Articles, the Board may regulate their proceedings as they think fit.

34.2	A Director may, and the secretary at the request of a Director shall, call a meeting of the Board by giving notice to each Director. A notice of a meeting of the Board shall be deemed to be properly given to a Director if given to him personally or by word of mouth, or sent in hard copy to him at his last known address or any other address (if any) as may for the time being be specified by him or on his behalf to the Company for this purpose or sent in electronic form to such address (if any) for the time being specified by him or on his behalf to the Company for this purpose. Any Director may waive the requirement for notice of a meeting and any such waiver may be retrospective. Any notice pursuant to this Article 34.2 need not be in writing if the Board so determines and any such determination may be retrospective.

34.3	The following provisions shall apply to proceedings of the Board:

(a)	Subject to paragraphs (b) and (c) of this Article 34.3, questions arising at a meeting shall be decided by a majority of votes of the Directors present at such meeting who are entitled to vote on such question. If votes are equal, the resolution will not be passed.

(b)	From the date of adoption of these Articles until the Sunset Date, decisions regarding the matters set forth below shall require the vote of two-thirds of the entire Board, including if AK is not serving as Executive Chairman the approval of at least one Independent Director:

(i)	any merger, consolidation, reorganization, recapitalization or other corporate transaction that results in a Change of Control of the Company, or sale of all or substantially all of the Company’s consolidated assets, or the redomiciling of the Company into a different jurisdiction, other than a sale of 100% of the Company Ordinary Shares to a third party in a transaction in which each holder of Company Ordinary Shares receives the same per share consideration, the same form of consideration and otherwise is subject to the same terms and conditions as all other holders of Company Ordinary Shares;

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(ii)	the payment of any special dividend or other distributions outside of the ordinary course of business by the Company;

(iii)	the extraordinary purchase, repurchase or redemption of the Company Ordinary Shares outside customary share buy-back programmes;

(iv)	the appointment or removal of any member of the Board, otherwise than in accordance with these Articles;

(v)	the alteration, amendment or repeal (whether by merger, consolidation, operation of Law, or otherwise) of Articles 5, 19, 24, 25, 30, 32, 33 and 34;

(vi)	any increase or decrease the size of the Board, otherwise than in accordance with these Articles;

(vii)	prior to the third anniversary of the adoption of these Articles and subject to Articles 25.6 and 25.12: (A) the removal without cause of the Executive Chairman and (B) the appointment or election of a replacement Executive Chairman;

(viii)	the alteration, amendment or repeal of any authorisation given by the Board for the purposes of sections 173(2) and 175 of the Companies Act;

(ix)	subject to Article 32.4, the alteration, amendment or repeal of any guidelines established by the Board as at the date of adoption of these Articles regarding the authority and responsibilities of the Executive Chairman;

(x)	subject to Article 32.5, the alteration, amendment or repeal of any guidelines established by the Board as at the date of adoption of these Articles regarding the authority and responsibilities of the Executive Vice-Chairman; and

(xi)	after the first date on which the Company no longer qualifies for the controlled company exemption under the applicable Exchange Rules any application by the Company to further seek a controlled company status under the Exchange Rules.

(c)	From the date of adoption of these Articles until the earlier of (i) the Sunset Date and (ii) the third anniversary of the adoption of these Articles, decisions regarding the matters set forth below shall require the vote of a majority of the entire Board, including the approval of AK to the extent he holds office as Executive Chairman; provided, however, that if AK ceases to hold office as Executive Chairman at any time during such period and the Executive Chairman position remains vacant for 90 consecutive days thereafter, decisions regarding the matters set forth below shall require the vote of two-thirds of the entire Board until the earliest of (i) such time as the Executive Chairman position is filled in accordance with these Articles, (ii) the Sunset Date and (iii) the third anniversary of the adoption of these Articles:

(i)	the incurrence of indebtedness in excess of US$300 million in respect of any single transaction or in a series of related transactions;

(ii)	the issuance of shares or other equity interests in the Company in excess of US$300 million in respect of any single transaction or in a series of related transactions;

(iii)	the entry into any transaction, agreement or arrangement with any Affiliate of the Company or any of its Subsidiaries, including Grupo VM and its Affiliates (except that the approval of any Grupo VM Designee shall not be required for any transaction, agreement or arrangement with Grupo VM or any of its Affiliates and the approval of the Executive Chairman shall not be required for any transaction, agreement or arrangement with the Executive Chairman or any of his Affiliates); and

(iv)	subject to these Articles, the creation of a Board committee or delegation of authority to any committee of the Board.

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(d)	From the date of adoption of these Articles until the Sunset Date, the alteration, amendment, repeal or waiver of any shareholder agreement entered into with Grupo VM on the date of adoption of these Articles shall require the vote of a majority of the Directors who are independent of Grupo VM and otherwise unconflicted with respect to such matter.

34.4	No business shall be transacted at any meeting of the Board unless a quorum is present. The quorum at a meeting of the Board shall be a majority of the Directors then in office. Any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of the Board meeting if no Director objects. A Director shall not be counted in the quorum present in relation to a matter or resolution on which he is not entitled to vote (or when his vote cannot be counted) but shall be counted in the quorum present in relation to all other matters or resolutions considered or voted on at the meeting. An alternate Director, who is not himself a Director shall, if his appointor is not present but is entitled to be counted in the quorum, be counted in the quorum.

34.5	The Directors may at any time elect from their number, and remove, a chairman of the Board and a deputy chairman. Unless he is unwilling to do so, the Director appointed as chairman, or in his stead the Director appointed as deputy chairman, shall preside at all meetings of the Board at which he is present. If there is no Director holding either office, or if neither the chairman nor the deputy chairman is present within five minutes after the time appointed for the meeting, or if the chairman or deputy chairman is not willing to preside, the Directors present may choose one of their number to be chairman of the meeting.

34.6	All acts done by a meeting of the Board, or of a committee of the Board, or by a person acting as a Director, shall, notwithstanding that it may afterwards be discovered that there was a defect in the appointment of any Director, any member of the committee or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, or that the meeting was not quorate (provided that the Directors present at the inquorate meeting believed, in good faith, that the meeting was quorate and made all such enquiries as were reasonable in the circumstances to establish that the meeting was quorate), be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote and that the meeting was quorate.

34.7	A resolution in writing agreed to by all the Directors entitled to receive notice of a meeting of the Board or of a committee of the Board and who would be entitled to vote (and whose vote would have been counted) on the resolution at a meeting of the Board or of a committee of the Board shall (if that number is sufficient to constitute a quorum) be as valid and effectual as if it had been passed at a meeting of the Board or (as the case may be) of that committee, duly convened and held. A resolution in writing is adopted when the Company receives from all such Directors a document indicating their agreement to the proposed resolution either by being signed or otherwise authenticated in the manner permitted by the Companies Act for a document in the relevant form, sent in either hard copy or electronic form (including facsimile transmission) to such address (if any) for the time being specified by the Company for that purpose. A resolution agreed to by an alternate Director need not also be agreed to by his appointor and, if it is agreed to by a Director who has appointed an alternate Director, it need not also be agreed to by the alternate Director in that capacity.

34.8	Without prejudice to Article 34.1, a meeting of the Board or of a committee of the Board may consist of a conference between Directors who are not all in one place, but each of whom is able (whether directly or by conference telephone or by any other form of communication equipment) to hear each of the other participating Directors, and to speak to and be heard by each of the others simultaneously. A Director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote and be counted in the quorum accordingly and the word “meeting” in these Articles shall be construed accordingly. Such meeting shall be deemed to take place where it is convened to be held or (if no Director is present in that place) where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting is located.

35.	MINUTES

35.1	The Directors shall cause minutes to be made in books kept for the purpose:

(a)	of all appointments of officers made by the Directors; and

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(b)	of all proceedings at meetings of the Company, of the holders of any class of shares in the capital of the Company, and of the Board, and of committees of the Board, including the names of the Directors present at each such meeting.

35.2	Any such minutes, if purporting to be signed by the chairman of the meeting to which they relate or of the meeting at which they are read, shall be sufficient evidence without any further proof of the facts therein stated.

36.	SECRETARY

Subject to the provisions of the Companies Act, the secretary shall be appointed by the Board for such term, at such remuneration and on such other conditions as they think fit. Any secretary so appointed may be removed by the Board but without prejudice to any claim for damages for breach of any contract of service between him and the Company.

37.	THE SEAL

37.1	The seal shall be used only by the authority of a resolution of the Board or of a committee of the Board. The Board may determine whether any instrument to which the seal is affixed, shall be signed and, if it is to be signed, who shall sign it. Unless otherwise determined by the Board:

(a)	share certificates and, subject to the provisions of any instrument constituting the same, certificates issued under the seal in respect of any debentures or other securities, need not be signed and any signature may be applied to any such certificate by any mechanical, electronic or other means or may be printed on it; and

(b)	every other instrument to which the seal is affixed shall be signed by two authorised persons or by a Director in the presence of a witness who attests the signature and for this purpose an authorised person is any Director or the secretary of the Company.

37.2	Any document may be executed under the seal by impressing the seal by mechanical means or by printing the seal or a facsimile of it on the document or by applying the seal or a facsimile of it by any other means to the document. A document executed, with the authority of a resolution of the Board, in any manner permitted by section 44(2) of the Companies Act and expressed (in whatever form of words) to be executed by the Company has the same effect as if executed under the seal.

37.3	Subject to the provisions of the Companies Act, the Company may have an official seal for use in any place.

38.	REGISTERS

38.1	Subject to the provisions of the Companies Act, the Company may keep an overseas or local register in any place, and the Board may make, amend and revoke any regulations it thinks fit about the keeping of that register.

38.2	Any Director or the secretary or any other person appointed by the Board for the purpose shall have power to authenticate and certify as true copies of and extracts from:

(a)	any document comprising or affecting the constitution of the Company, whether in hard copy form or electronic form;

(b)	any resolution passed by the Company, the holders of any class of shares in the capital of the Company, the Board or any committee of the Board, whether in hard copy form or electronic form; and

(c)	any book, record and document relating to the business of the Company, whether in hard copy form or electronic form (including without limitation the accounts).

If certified in this way, a document purporting to be a copy of a resolution, or the minutes or an extract from the minutes of a meeting of the Company, the holders of any class of shares in the capital of the Company, the Board or a committee of the Board, whether in hard copy form or electronic form, shall be conclusive evidence in favour of all Persons dealing with the Company in reliance on it or them that the resolution was duly passed or that the minutes are, or the extract from the minutes is, a true and accurate record of any proceedings at a duly constituted meeting.

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39.	DIVIDENDS

39.1	The rights as regarding income attaching to the Company Ordinary Shares shall be as set out in this Article 39.

39.2	Subject to Article 39.3, the Company undertakes, following each occasion on which it receives proceeds under the R&W Policy (after deducting taxes applicable to such proceeds, if any) (“R&W Proceeds”), and without resolution of the Board or the Company in general meeting and before application of any available profits to reserve or for any other purpose (including making any other distribution or paying any other dividend to holders of Company Ordinary Shares), to pay the holders of the Ordinary Shares an aggregate total amount equal to the R&W Proceeds (after deducting taxes applicable to such proceeds, if any) (“Preferred Dividend”), on the twentieth clear business day after receiving the R&W Proceeds.

39.3	If the Company is unable to pay the Preferred Dividend in full on the due date because there are insufficient profits available for distribution, it shall pay the Preferred Dividend on that date to the extent that it is lawfully able to do so and the remaining portion of such Preferred Dividend as soon as it may lawfully do so. Each Ordinary Share shall rank equally with all other Ordinary Shares in the capital of the Company for any Preferred Dividend and the holder of each Ordinary Share shall receive its pro rata portion of the Preferred Dividend rounded down to the nearest cent (such rounding to be in the sole discretion of the Board).

39.4	Subject to Articles 39.2, 39.3, 39.9, 39.10 and 41.2 and provided any outstanding Preferred Dividend has been paid in full, the holder of each Company Ordinary Share shall be entitled to receive all of the distributable profits available and declared by the Directors for distribution by way of a dividend amongst the holders of the Company Ordinary Shares. Each Company Ordinary Share shall rank equally with all other Company Ordinary Shares in the capital of the Company for any dividend and the holder of each Company Ordinary Share shall receive its pro rata portion of any dividend rounded down to the nearest cent (such rounding to be in the sole discretion of the Board).

39.5	Subject to the provisions of the Companies Act, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Directors.

39.6	Subject to the provisions of the Companies Act and to Article 39.10, the Board may pay interim dividends, whether or not satisfied wholly or partly by the distribution of assets including without limitation paid up shares or debentures of another body corporate, of such amounts and on such dates and in respect of such periods as they may think fit if it appears to them that they are justified by the profits of the Company available for distribution. If the share capital is divided into different classes, the Board may:

(a)	pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if at the time of payment, any preferential dividend is in arrears; and

(b)	pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment;

If the Board acts in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights. Where any distribution is satisfied wholly or partly by the distribution of assets, where any difficulty arises in regard to such distribution, the Directors may settle the same as they think fit and in particular (but without limitation) may issue fractional certificates (or ignore fractions) and fix the value for distribution of any assets, and may determine that cash shall be paid to any member on the basis of the value so fixed in order to adjust the rights of members, and may vest any assets in trustees.

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39.7	Dividends may be declared and paid in any currency or currencies that the Board shall determine. The Board may also determine the exchange rate and the relevant date for determining the value of any dividend in any currency.

39.8	Subject to the provisions of the Companies Act and except as otherwise provided by these Articles or the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. If any share is issued on terms that it ranks for dividend as from a particular date, it shall rank for dividend accordingly. In any other case (and except as aforesaid), dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. For the purpose of this Article 39.8, an amount paid up on a share in advance of a call shall be treated, in relation to any dividend declared after the payment but before the call, as not paid up on the share.

39.9	Subject to Article 39.10, a general meeting declaring a dividend may, upon the recommendation of the Board, by ordinary resolution direct that it shall be satisfied wholly or partly by the distribution of assets including without limitation paid up shares or debentures of another body corporate.

39.10	Unless otherwise approved by the vote by two-thirds of the entire Board and approved by an ordinary resolution of the Company, where the securities of another body corporate are distributed, they must only be distributed to holders of Company Ordinary Shares on the basis that the holders of Company Ordinary Shares receive the identical class of securities of that other body corporate on an equal per share basis.

39.11	Any dividend or other money payable in respect of a share may be paid:

(a)	in cash;

(b)	by cheque or warrant made payable to or to the order of the holder or Person entitled to payment;

(c)	by direct debit, bank or other funds transfer system to the holder or Person entitled to payment or, if practicable, to a Person designated by notice to the Company by the holder or Person entitled to payment; or

(d)	by any other method approved by the Board and agreed (in such form as the Company thinks appropriate) by the holder or Person entitled to payment.

39.12	If two or more Persons are registered as joint holders of any share, or are entitled by transmission jointly to a share, the Company may:

(a)	pay any dividend or other moneys payable in respect of the share to any one of them and any one of them may give effectual receipt for the payment; and

(b)	for the purpose of Article 39.11, rely in relation to the share on the written direction, designation or agreement of, or notice to the Company by, any one of them.

39.13	A cheque or warrant may be sent by post:

(a)	where a share is held by a sole holder, to the registered address of the holder of the share;

(b)	if two or more Persons are the holders of the share, to the registered address of the Person who is first named in the register of members;

(c)	if two or more Persons are holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder or otherwise by operation of Law, as if it were a notice to be sent under Article 46.12; or

(d)	in any case to such Person and to such address as the Person entitled to payment may direct by notice to the Company.

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39.14	Every cheque or warrant shall be made payable to the order of or to the Person or Persons entitled or to such other Person as the Person or Persons entitled may by notice direct and payment of the cheque or warrant shall be a good discharge to the Company. Every cheque or warrant sent or transfer of funds made by the relevant bank or system in accordance with these Articles shall be at the risk of the holder or Person entitled. The Company shall have no responsibility for any sums lost or delayed in the course of payment by any method used by the Company in accordance with Article 39.11.

39.15	The Company may cease to send any cheque or warrant (or to use any other method of payment) for any dividend payable in respect of a share if:

(a)	in respect of at least two consecutive dividends payable on that share the cheque or warrant has been returned undelivered or remains uncashed (or that other method of payment has failed); or

(b)	following one such occasion, reasonable enquiries have failed to establish any new address of the holder;

but, subject to the provisions of these Articles, shall recommence sending cheques or warrants (or using another method of payment) for dividends payable on that share if the Person or Persons entitled so request and have supplied in writing a new address or account to be used for that purpose.

39.16	The Board may deduct from any dividend or other moneys payable to any member in respect of a share any moneys presently payable by him to the Company in respect of that share. Where a Person is entitled by transmission to a share, the Board may retain any dividend payable in respect of that share until that Person (or that Person’s transferee) becomes the holder of that share.

39.17	No dividend or other money payable in respect of a share shall bear interest against the Company, unless otherwise provided by the rights attached to the share.

39.18	Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other money payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect of it.

39.19	All amounts payable by the Company pursuant to these Articles, including dividends, shall be paid without any withholding or deduction, save as may be required by applicable Law.

40.	SCRIP DIVIDENDS

40.1	The Board may offer any holder of shares the right to elect to receive shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the Board) of all or any dividend subject to the following terms and conditions:

(a)	Each holder of shares shall be entitled to that number of new shares as are together as nearly as possible equal in value to (but not greater than) the cash amount (disregarding any tax credit) of the dividend that such holder would have received by way of dividend but elects to forego (each a new share). For this purpose, the value of each new share shall be:

(i)	equal to the average quotation for the relevant shares in the capital of the Company, that is, the average of the closing prices for those shares on the Exchange as derived from such source as the Board may deem appropriate, on the day on which such shares are first quoted ex the relevant dividend and the four subsequent business days; or

(ii)	calculated in any other manner the Board considers fit;

but shall never be less than the par value of the new share. A certificate or report by the auditors as to the value of a new share in respect of any dividend shall be conclusive evidence of that value.

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(b)	Each holder of shares shall only be entitled to new Company Ordinary Shares.

(c)	On or as soon as possible after announcing that any dividend is to be declared or recommended, the Board, if it intends to offer an election in respect of that dividend, shall also announce that intention. If, after determining the basis of allotment, the Board decides to proceed with the offer, it shall notify the holders of shares of the terms and conditions of the right of election offered to them, specifying the procedure to be followed and place at which, and the latest time by which, elections or notices amending or terminating existing elections must be delivered in order to be effective.

(d)	The Board shall not proceed with any election unless the Board has sufficient authority to allot shares and sufficient reserves or funds that may be appropriated to give effect to it after the basis of allotment is determined.

(e)	The Board may exclude from any offer any holders of shares where the Board believes the making of the offer to them would or might involve the contravention of the Laws of any territory or that for any other reason the offer should not be made to them.

(f)	The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable in cash on shares in respect of which an election has been made (the “elected ordinary shares”) and instead such number of new shares shall be allotted to each holder of elected ordinary shares as is arrived at on the basis stated in paragraph (a) of this Article 40.1. For that purpose the Board shall appropriate out of any amount for the time being standing to the credit of any reserve or fund (including without limitation the profit and loss account), whether or not it is available for distribution, a sum equal to the aggregate nominal amount of the new shares to be allotted and apply it in paying up in full the appropriate number of new shares for allotment and distribution to each holder of elected shares as is arrived at on the basis stated in paragraph (a) of this Article 40.1.

(g)	The new shares when allotted shall rank pari passu in all respects with the fully paid shares of the same class then in issue except that they shall not be entitled to participate in the relevant dividend in lieu of which they were allotted.

(h)	No fraction of a share shall be allotted. The Board may make such provisions as it thinks fit for any fractional entitlements including without limitation payment in cash to holders in respect of their fractional entitlements, provision for the accrual, retention or accumulation of all or part of the benefit of fractional entitlements to or by the Company or to or by or on behalf of any holder or the application of any accrual, retention or accumulation to the allotment of fully paid shares to any holder.

(i)	The Board may do all acts and things it considers necessary or expedient to give effect to the allotment and issue of any share pursuant to this Article 40.1 or otherwise in connection with any offer made pursuant to this Article 40.1 and may authorise any Person, acting on behalf of the holders concerned, to enter into an agreement with the Company providing for such allotment or issue and incidental matters Any agreement made under such authority shall be effective and binding on all concerned.

(j)	The Board may, at its discretion, amend, suspend or terminate any offer pursuant to the above.

41.	CAPITALISATION OF PROFITS

41.1	The Board may, subject to the provisions of this Article 41.1, Article 41.2 and Article 41.3 inclusive, resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or fund of the Company (including without limitation the Company’s share premium account and capital redemption reserve, if any) and:

(a)	appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant resolution who would have been entitled to it if it were distributed by way of dividend and in proportion to the nominal amounts of the shares (whether or not fully paid) held by them respectively which would entitle them to participate in a distribution of that sum if the shares were fully paid and the sum were then distributable and were distributed by way of dividend;

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(b)	apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal amount equal to that sum but the share premium account, the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this Article 41.1, only be applied in paying up shares to be allotted to members credited as fully paid;

(c)	allot the shares, debentures or other obligations credited as fully paid to those members or as they may direct, in those proportions, or partly in one way and partly in the other;

(d)	resolve that any shares so allotted to any member in respect of a holding by him of any partly paid shares shall so long as such shares remain partly paid rank for dividend only to the extent that the latter shares rank for dividend;

(e)	where shares or debentures become, or would otherwise become, distributable under this Article 41.1 in fractions, make such provision as the Board thinks fit for any fractional entitlements including without limitation authorising their sale and transfer to any Person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

(f)	authorise any Person to enter on behalf of all the members concerned into an agreement with the Company providing for either:

(i)	the allotment to members respectively, credited as fully paid, of any further shares, debentures or other obligations to which they are entitled upon such capitalisation; or

(ii)	the payment up by the Company on behalf of the members of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sums resolved to be capitalised, and any agreement made under such authority being binding on all such members, and

(g)	generally do all acts and things required to give effect to such resolution as aforesaid.

41.2	In exercising its authority under Article 41.1, unless approved by the vote of two-thirds of the entire Board and approved by an ordinary resolution of the Company, the Board may only resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or fund of the Company (including without limitation the Company’s share premium account and capital redemption reserve, if any) and to issue and allot Company Ordinary Shares, as otherwise contemplated by Article 41.1, to holders of Company Ordinary Shares on an equal per share basis.

41.3

(a)	Where, pursuant to an employees’ share scheme (within the meaning of section 1166 of the Companies Act) the Company has granted awards (“awards” being options or other incentive awards, including, without limitation, stock appreciation rights, restricted stock units, performance stock units and restricted stock awards) to subscribe for or with respect to shares on terms which provide (inter aim) for adjustments to the subscription, exercise or base price payable on the exercise of such award or to the number of shares to be allotted upon the exercise, or with respect to, such award, in the event of any increase or reduction in, or other reorganisation of, the Company’s issued share capital and an otherwise appropriate adjustment would result in the subscription, exercise or base price for any share being less than its nominal value, then, subject to the provisions of the Companies Act, the Directors may, on the exercise of any of the awards concerned and payment of the subscription, exercise or base price which would have applied had such adjustment been made, capitalise any such profits or other sum as is mentioned in Article 41.1 above (as if such Article 41.1 did not make reference to Article 41.2) to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the exercise of such awards and apply such amount in paying up such balance and allot shares fully paid accordingly. The provisions of Article 41.1 shall apply mutatis mutandis to this Article 41.3 as if Article 41.1 did not make reference to Article 41.2.

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(b)	Where, pursuant to an employees’ share scheme (within the meaning of section 1166 of the Companies Act) the Company has granted awards (“awards” being options or other incentive awards, including, without limitation, stock appreciation rights, restricted stock units, performance stock units and restricted stock awards) to subscribe for or with respect to shares, then, subject to the provisions of the Companies Act, the Directors may, on the grant, exercise or vesting of any of the awards concerned, capitalise any such profits or other sum as is mentioned in Article 41.1 above (as if such Article 41.1 did not make reference to Article 41.2) to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the grant, exercise or vesting of such awards and apply such amount in paying up such balance and allot shares fully paid accordingly. The provisions of Article 41.1 shall apply mutatis mutandis to this paragraph (b) as if Article 41.1 did not make reference to Article 41.2.

42.	RETURN OF CAPITAL

42.1	The rights as regards return of capital attaching to the Company Ordinary Shares shall be as set out in this Article.

42.2	On a return of capital on a liquidation, reduction of capital or otherwise, the surplus assets of the Company available for distribution among the members shall be applied in the same order of priority as applies in respect of dividends and distributions set out in Article 39 (or as close thereto as is possible).

43.	CHANGE OF THE COMPANY’S NAME

The Company’s name may be changed by resolution approved by the vote of a majority of the Board.

44.	RECORD DATES

44.1	Notwithstanding any other provision of these Articles, and subject to the Companies Act, but without prejudice to any special rights attached to any shares, the Company or the Directors may:

(a)	fix any date as the record date for any dividend, distribution, allotment or issue, which shall not be more than 60 days prior to such action;

(b)	for the purpose of determining which Persons are entitled to attend and vote at a general meeting of the Company, or a separate general meeting of the holders of any class of shares in the capital of the Company, and how many votes such Persons may cast, specify in the notice of meeting a time by which a Person must be entered on the register in order to have the right to attend or vote at the meeting provided that such time shall not be more than 60 days nor less than 10 days before the date of such meeting and changes to the register after the time specified by virtue of this Article 44.1 shall be disregarded in determining the rights of any Person to attend or vote at the meeting; and

(c)	for the purposes of sending notices to any one or more members (including, without limitation, notices of general meetings, or separate general meetings of the holders of any class of shares in the capital of the Company), give such notices by reference to the register of members as it stands at the close of business on a day determined by the Company or the Board, which day may not be more than 60 days before the day that such notices are sent.

44.2	In the case of determination of members entitled to vote at any general meeting or adjournment thereof, or a separate general meeting of the holders of any class of shares in the capital of the Company, the record date shall, unless otherwise required by the Companies Act, not be more than 60 days nor less than 10 days before the date of such meeting.

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44.3	In the case of any other lawful action, and save as otherwise provided by these Articles, the record date shall not be more than 60 days prior to such other action.

45.	ACCOUNTS

45.1	No member (as such, other than a Director) shall have any right to inspect any accounting record or other document of the Company, unless he is authorised to do so by statute, by order of the court, by the Board or by ordinary resolution of the Company.

45.2	Subject to the Companies Act, a copy of the Company’s annual accounts and reports for that financial year shall, at least 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the provisions of the Companies Act, be sent to every member and to every holder of the Company’s debentures, and to every Person who is entitled to receive notice of meetings from the Company under the provisions of the Companies Act or of these Articles or, in the case of joint holders of any share or debenture, to one of the joint holders. A copy need not be sent to a Person for whom the Company does not have a current address.

45.3	Subject to the Companies Act, the requirements of Article 45.2 shall be deemed satisfied in relation to any Person by sending to the Person, instead of such copies, a summary financial statement derived from the Company’s annual accounts and directors’ report, which shall be in the form and containing the information prescribed by the Companies Act and any regulations made under the Companies Act.

46.	NOTICES AND OTHER COMMUNICATIONS

46.1	Any notice to be given to or by any Person pursuant to these Articles shall be in writing other than a notice calling a meeting of the Directors which need not be in writing.

46.2	Any notice, document or information may (without prejudice to Articles 46.9 and 46.10) be given, sent or supplied by the Company to any member either:

(a)	personally;

(b)	by sending it by post in a prepaid envelope addressed to the member at his registered address or postal address given to the Company for that purpose, or by leaving it at that address;

(c)	subject to Article 46.3, by sending it in electronic form to a Person who has agreed (generally or specifically) that the notice, document or information may be sent or supplied in that form (and has not revoked that agreement); or

(d)	subject to the provisions of the Companies Act, by making it available on a website, provided that the requirements in (i) to (iv) below are satisfied.

The requirements referred to in paragraph (d) are that:

(i)	the member has agreed (generally or specifically) that the notice, document or information may be sent or supplied to him by being made available on a website (and has not revoked that agreement), or the member has been asked by the Company to agree that the Company may send or supply notices, documents and information generally, or the notice, document or information in question, to him by making it available on a website and the Company has not received a response within the period of 28 days beginning on the date on which the Company’s request was sent and the member is therefore taken to have so agreed (and has not revoked that agreement);

(ii)	the member is sent a notification of the presence of the notice, document or information on a website, the address of that website, the place on that website where it may be accessed, and how it may be accessed (notification of availability); and

(iii)	in the case of a notice of meeting, the notification of availability states that it concerns a notice of a Company meeting, specifies the place, time and date of the meeting, and states whether it will be an annual general meeting, and

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(iv)	the notice, document or information continues to be published on that website, in the case of a notice of meeting, throughout the period beginning with the date of the notification of availability and ending with the conclusion of the meeting and in all other cases throughout the period specified by any applicable provision of the Companies Act, or, if no such period is specified, throughout the period of 28 days beginning with the date on which the notification of availability is sent to the member, save that if the notice, document or information is made available for part only of that period then failure to make it available throughout that period shall be disregarded where such failure is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

46.3	The Board may from time to time issue, endorse or adopt terms and conditions relating to the use of electronic means for the sending of notices, other documents and proxy appointments by the Company to members or Persons entitled by transmission and by members or Persons entitled by transmission to the Company.

46.4	In the case of joint holders of a share:

(a)	it shall be sufficient for all notices, documents and other information to be given, sent or supplied to the joint holder whose name stands first in the register of members in respect of the joint holding (first named holder) only and any notice, document or other information so sent shall be deemed for all purposes sent to all the joint holders; and

(b)	the agreement of the first named holder that notices, documents and information may be given, sent or supplied in electronic form or by being made available on a website shall be binding on all the joint holders.

46.5	The Company may at any time and at its sole discretion choose to give, send or supply notices, documents and information only in hard copy form to some or all members.

46.6	For the avoidance of doubt, the provisions of Articles 46.1 to 46.5 are subject to Article 17.5.

46.7	A member present either in person or by proxy, or in the case of a corporate member by a duly authorised representative, at any meeting of the Company or of the holders of any class of shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

46.8	Every Person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register of members, has been given to the Person from whom he derives his title, but this Article 46.8 does not apply to a notice given under section 793 of the Companies Act.

46.9	Subject to the Companies Act, where by reason of the suspension or curtailment of postal services, the Company is unable effectively to give notice of a general meeting, the general meeting may be convened by public announcement. The Company shall send a copy of the notice to members in the same manner as it sends notices under Articles 46.1 to 46.5 inclusive if at least seven clear days before the meeting the posting of notices again becomes practicable.

46.10	Subject to the Companies Act, any notice, document or information to be given, sent or supplied by the Company to the members or any of them, not being a notice to which Article 46.9 applies, shall be sufficiently given, sent or supplied if given by public announcement.

46.11	Any notice, document or information given, sent or supplied by the Company to the members or any of them:

(a)	by hand shall be deemed to have been received by the member when it is handed to the member or left at his registered address;

(b)	by post, shall be deemed to have been received 24 hours after the time at which the envelope containing the notice, document or information was posted unless it was sent by second class post or there is only one class of post, or it was sent by air mail to an address outside the United Kingdom, in which case it shall be deemed to have been received 48 hours after it was posted Proof that the envelope was properly addressed, prepaid and posted shall be conclusive evidence that the notice, document or information was sent or supplied;

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(c)	by advertisement, shall be deemed to have been received on the day on which the advertisement appears;

(d)	by electronic means, shall be deemed to have been received by the member on the day following that on which it was sent or supplied Proof that a notice, document or information in electronic form was addressed to the electronic address provided by the member for the purpose of receiving communications from the Company shall be conclusive evidence that the notice, document or information was sent or supplied and such notice, document or information shall be deemed received by the member at that time notwithstanding that the Company becomes aware that the member has filed to receive the relevant notice, document or information for any reason and notwithstanding that the Company subsequently sends or supplies a hard copy of such document or information by post to the member;

(e)	by making it available on a website, shall be deemed to have been received on the date on which the notice, document or information was first made available on the website or, if later, when the member is deemed to have been received notification of the fact that the notice, document or information was available on the website in accordance with this Article 46.11 and such notice, document or information shall be deemed received by the member on that day notwithstanding that the Company becomes aware that the member has filed to receive the relevant document or information for any reason and notwithstanding that the Company subsequently sends a hard copy of such notice, document or information by post to the member, or

(f)	by means of a Depositary, shall be deemed to have been received 24 hours after the Company, or Person acting on the Company’s behalf, gives the notice, document or information to the Depositary.

46.12	Any notice, document or information may be given, sent or supplied by the Company to the Person entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of Law by sending or delivering it in any manner that the Company may choose authorised by these Articles for the sending of notice, document or information to a member addressed to that Person by name, or by the title of representative of the deceased or trustee of the bankrupt or by any similar description, at the address, if any, as may be supplied for that purpose by the Person claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy or other event giving rise to the transmission had not occurred.

46.13	If on three consecutive occasions, or on one occasion and reasonable enquiries have failed to establish the member’s address, notices, documents or information sent or supplied to a member by post have been returned undelivered, the member shall not be entitled to receive any subsequent notice, document or information until he has supplied to the Company (or its agent) a new registered address or a postal address, or shall have informed the Company, in such a manner as may be specified by the Company, of an electronic address. For the purposes of this Article 46.13, references to notices, documents or information include references to a cheque or other instrument of payment, but nothing in this Article 46.13 entitles the Company to cease sending any cheque or other instrument of payment for any dividend, unless it is otherwise so entitled under these Articles. Without prejudice to the generality of the foregoing, any notice of a general meeting of the Company which is in fact sent or purports to be sent to such member shall be ignored for the purpose of determining the validity of the proceedings at such general meeting.

46.14	Where a document is required under these Articles to be signed by a member or any other Person, if the document is in electronic form, then in order to be valid the document must either:

(a)	incorporate the electronic signature, or personal identification details (which may be details previously allocated by the Company), of that member or other Person, in such form as the Directors may approve; or

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(b)	be accompanied by such other evidence as the Directors may require in order to be satisfied that the document is genuine.

The Company may designate mechanisms for validating any such document and a document not validated by the user of any such mechanisms shall be deemed as having not been received by the Company. In the case of any document or information relating to a meeting, an instrument of proxy or invitation to appoint a proxy, any validation requirements shall be specified in the relevant notice of meeting in accordance with Article 17.4 and paragraph (b) of Article 23.6.

47.	DESTRUCTION OF DOCUMENTS

47.1	The Company shall be entitled to destroy:

(a)	any instrument of transfer of shares which have been registered, and all other documents on the basis of which any entry is made in the register, at any time after the expiration of six years from the date of registration;

(b)	any dividend mandate, variation or cancellation of dividend mandates, and notification of change of name or address, at any time after two years from the date on which it is recorded;

(c)	any share certificate which has been cancelled at any time after the expiration of one year from the date on which it is cancelled;

(d)	all paid dividend warrants and cheques at any time after the expiration of one year from the date of actual payment;

(e)	all proxy appointments which have been used for the purpose of a poll at any time after the expiration of one year from the date of use;

(f)	all proxy appointments which have not been used for the purpose of a poll at any time after one month from the end of the meeting to which the proxy appointment relates and at which no poll was demanded; and

(g)	any other document on the basis of which an entry in the register of members is made, after six years from the date on which it is made.

Any document referred to in this Article 47.1 may be destroyed earlier than the relevant date authorised, provided that a permanent record of the document is made which is not destroyed before that date.

47.2	It shall be conclusively presumed in favour of the Company that:

(a)	every entry in the register of members purporting to have been made on the basis of an instrument of transfer or other document destroyed in accordance with Article 47.1 was duly and properly made;

(b)	that every instrument of transfer destroyed in accordance with Article 47.1 was a valid and effective instrument duly and properly registered;

(c)	that every share certificate destroyed in accordance with Article 47.1 was a valid and effective certificate duly and properly cancelled; and

(d)	that every other document destroyed in accordance with Article 47.1 was a valid and effective document in accordance with the particulars in the records of the Company.

provided that

(i)	Article 47.1 shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties to it) to which the document might be relevant;

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(ii)	nothing in Article 47.1 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document otherwise than in accordance with Article 47.1 which would not attach to the Company in the absence of Article 47.1; and

(iii)	references in Article 47.1 to the destruction of any document include references to the disposal of it in any manner.

48.	WINDING UP

48.1	If the Company commences liquidation, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by Law, subject to the provisions of the Companies Act:

(a)	divide among the members in specie the whole or any part of the assets, whether they shall consist of property of the same kind or not, of the Company and may, for that purpose, value any assets as he deems fair and determine how the division shall be carried out as between the members or different classes of members; and

(b)	vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he may with the like sanction determine;

but no member shall be compelled to accept any assets upon which there is a liability.

48.2	The power of sale of a liquidator shall include a power to sell wholly or partially for shares or debentures or other obligations of another body corporate, either then already constituted or about to be constituted for the purpose of carrying out the sale.

49.	INDEMNITY AND INSURANCE

49.1	Subject to the provisions of the Companies Act and applicable Law, the Company shall exercise all the powers of the Company to:

(a)	indemnify to any extent any person who is or was a Director, or a Director of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company; and/or

(b)	indemnify to any extent any person who is or was a Director of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the Company’s activities as trustee of an occupational pension scheme;

including without limitation insurance against any loss or liability or any expenditure he may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to this duties, power or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund.

49.2	Subject to the provisions of the Companies Act, the Company may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

(a)	a Director, officer or employee of the Company, or any body corporate which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

(b)	a trustee of any pension fund in which employees of the Company or any other body referred to in paragraph (a) of this Article 49.2 are or have been interested;

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including without limitation insurance against any loss or liability or any expenditure he may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to this duties, power or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund

49.3	No Director of former Director shall be accountable to the Company or the members for any benefit provided pursuant to these Articles. The receipt of any such benefit shall not disqualify any person from being or becoming a Director.

50.	DISPUTE RESOLUTION

50.1	The courts of England and Wales shall have exclusive jurisdiction to determine any and all disputes brought by a member in that member’s capacity (whether in its own name or in the name of the Company) as such against the Company and/or the Board and/or any of the Directors individually or collectively, arising out of or in connection with these Articles or any non-contractual obligations arising out of or in connection with these Articles.

50.2	The governing Law of these Articles is the Law of England and Wales and these Articles shall be interpreted in accordance with the Laws of England and Wales.

50.3	For the purposes of Article 50.1, Director shall be read so as to include each and any Director of the Company from time to time in his capacity as such or as an employee of the Company and shall include any former Director of the Company.

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